UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ENTRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Amount Previously Paid:

$6,379.81

(2)	Form, Schedule or Registration Statement No.:

PREM14A

(3)	Filing Party:

Entrust, Inc.

(4)	Date Filed:

April 27, 2009

Entrust, Inc.

One Lincoln Centre

5400 LBJ Freeway, Suite 1340

Dallas, Texas 75240

May 12, 2009

Dear Stockholder:

The board of directors of Entrust, Inc., a Maryland corporation, has approved a merger agreement providing for the acquisition of Entrust by HAC Holdings, Inc., an entity controlled by a private equity fund associated with Thoma Bravo, LLC. If the merger contemplated by the merger agreement is completed, you will be entitled to receive $1.85 in cash, without interest and less any applicable withholding tax, for each share of Entrust Common Stock owned by you.

At a special meeting of our stockholders, you will be asked to vote on a proposal to approve the merger. The special meeting will be held on Monday, June 8, 2009 at 10:00 a.m. local time, at the Hilton Dallas Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas 75240. Notice of the special meeting and the related proxy statement are enclosed.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and the merger agreement carefully. You may also obtain more information about Entrust from documents we have filed with the Securities and Exchange Commission.

Our board of directors has determined that the merger is fair to and in the best interests of Entrust and its stockholders and recommends that you vote “FOR” the approval of the merger.

Your vote is very important. We cannot complete the merger unless the approval of the merger is approved by the affirmative vote of two-thirds of the votes entitled to be cast by the holders of the outstanding shares of Entrust Common Stock. The failure of any stockholder to vote on the proposal to approve the merger will have the same effect as a vote against the approval of the merger.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Thank you in advance for your cooperation and continued support.

Sincerely,

Michael E. McGrath

Chairman of the Board of Directors

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated May 12, 2009, and is first being mailed to stockholders on or about Thursday, May 14, 2009.

Entrust, Inc.

One Lincoln Centre

5400 LBJ Freeway, Suite 1340

Dallas, Texas 75240

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On Monday, June 8, 2009

Dear Stockholder:

A special meeting of stockholders of Entrust, Inc., a Maryland corporation (the “Company”), will be held on Monday, June 8, 2009, at 10:00 a.m. local time, at the Hilton Dallas Lincoln Centre, 5410 LBJ Freeway Dallas, Texas 75240 for the following purposes:

1.	To consider and vote on a proposal to approve the merger of the Company substantially as set forth in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 12, 2009, by and among HAC Holdings, Inc., a Delaware corporation (“Newco”), HAC Acquisition Corporation, a Maryland corporation and a wholly owned subsidiary of Newco (“Merger Sub”), and the Company. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) and each outstanding share of the Company’s Common Stock, par value $0.01 per share (other than shares owned by the Company, Newco or Merger Sub), will be cancelled and extinguished and converted into the right to receive $1.85 in cash, without interest and less any applicable withholding tax.

2.	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the Merger.

Only stockholders of record as of the close of business on Monday, May 11, 2009 are entitled to notice of and to vote at the special meeting or at any adjournment or postponement of the special meeting. All shareholders of record are cordially invited to attend the special meeting in person.

The approval of the Merger requires the affirmative vote of two-thirds of the votes entitled to be cast by the holders of the outstanding shares of the Company’s Common Stock. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy prior to the special meeting to ensure that your shares will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the meeting and will have the same effect as a vote against the approval of the Merger, but will not affect the outcome of the vote regarding the adjournment proposal, if necessary. If you are a stockholder of record, voting in person at the meeting will revoke any proxy previously submitted.

Attendance at the special meeting is limited to stockholders. If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the special meeting, you will need to bring an account statement or other acceptable evidence of ownership of the Company’s Common Stock as of the close of business on Monday, May 11, 2009, the Record Date. In addition, if you would like to attend the special meeting and vote in person, in order to vote, you must contact the person in whose name your shares are registered, obtain a proxy from that person and bring it to the special meeting. The use of cell phones, PDAs, pagers, recording and photographic equipment, camera phones and/or computers is not permitted in the meeting rooms at the special meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

By Order of the Board of Directors,

Michael E. McGrath

Chairman of the Board of Directors

Dallas, Texas

May 12, 2009

i

References to “Entrust,” the “Company,” “we,” “our” or “us” in this proxy statement refer to Entrust, Inc. and its subsidiaries unless otherwise indicated by context.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 81.

The Parties to the Merger (Page 17)

Entrust

Entrust, Inc.

One Lincoln Centre

5400 LBJ Freeway, Suite 1340

Dallas, Texas 75240

(972) 728-0401

Entrust is a Maryland corporation. It was founded in 1994 and is headquartered in Dallas, Texas. Entrust, develops, markets, and sells solutions for securing digital identities and information worldwide. Its software and associated services enable businesses and governments to conduct transactions over wired and wireless networks, including the Internet. Its solutions include public key infrastructure, fraud detection, multifactor authentication, SSL digital certificates, and e-mail security. The company provides Entrust IdentityGuard 9.1, an open versatile authentication platform that enables organizations to layer security; Entrust TransactionGuard that monitors transactions, seeks fraudulent behavior, and accesses patterns amid the massive volumes of data generated by transactional Web sites; and Entrust GetAccess, a single sign-on solution, which delivers a single entry and access point to Web portal information and applications. It also offers Entrust SSL digital certificates, which provide a line of defense against information theft, phishing, and man-in-the-middle by confirming identities on the Web; Entrust Entelligence Group Share for shared network folder encryption; and Entrust Entelligence Messaging Server, an e-mail security solution that enables users to communicate with external business partners and customers. Entrust’s public key infrastructure solutions provide authentication, encryption, and digital certificate capabilities to the enterprise and government marketplace. In addition, it provides professional services, which comprise information security services and cryptographic solutions, Internet security consulting, deployment, systems integration, managed, and training services. Entrust offers its services to financial, healthcare, telecommunications, and manufacturing organizations, as well as domestic and foreign government agencies.

For more information about Entrust, please visit our website at www.entrust.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. See also “Where You Can Find More Information” beginning on page 81. The Company’s Common Stock, par value $0.01 per share, or Common Stock, is publicly traded on the NASDAQ under the symbol “ENTU”.

Newco

HAC Holdings Inc.

c/o Thoma Bravo, LLC

600 Montgomery Street, 32nd Floor

San Francisco, CA 94111

(415) 263-3660

HAC Holdings, Inc., which we refer to as Newco, is a Delaware corporation that was formed solely for the purpose of acquiring Entrust and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement.

Upon the consummation of the Merger, Newco will be owned by a private equity fund associated with Thoma Bravo, LLC.

Merger Sub

HAC Acquisition Corporation

c/o Thoma Bravo, LLC

600 Montgomery Street, 32nd Floor

San Francisco, CA 94111

(415) 263-3660

HAC Acquisition Corporation, which we refer to as Merger Sub, is a Maryland corporation that was organized solely for the purpose of completing the proposed Merger. Merger Sub is a wholly owned subsidiary of Newco and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Upon the consummation of the proposed Merger, Merger Sub will cease to exist and Entrust will continue as the Surviving Corporation.

The Merger (Page 22)

The Agreement and Plan of Merger by and among NewCo, Merger Sub and the Company (the “Merger Agreement”) provides that Merger Sub will merge with and into the Company (the “Merger”). The Company will be the surviving corporation in the Merger (the “Surviving Corporation”) and will continue to do business as “Entrust, Inc.” following the Merger. In the Merger, each outstanding share of the Company’s Common Stock (other than shares owned by the Company, Newco or Merger Sub), will be cancelled and extinguished and converted into the right to receive $1.85 in cash, without interest and less any applicable withholding tax, which amount we refer to in this proxy statement as the merger consideration.

Effects of the Merger

If the Merger is completed, you will be entitled to receive $1.85 in cash, without interest and less any applicable withholding taxes, for each share of the Company’s Common Stock owned by you. As a result of the Merger, Entrust will cease to be an independent, publicly traded company. You will not own any shares of the Surviving Corporation.

The Special Meeting (Page 19)

Time, Place and Date (Page 19)

The special meeting will be held on Monday, June 8, 2009, starting at 10:00 a.m. local time, at the Hilton Dallas Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas 75240.

Purpose

You will be asked to consider and vote upon the approval of the Merger, pursuant to which Merger Sub will merge with and into the Company.

Record Date and Quorum (Page 19)

You are entitled to vote at the special meeting if you owned shares of the Company’s Common Stock at the close of business on Monday, May 11, 2009, the record date for the special meeting. You will have one vote for each share of the Company’s Common Stock that you owned on the record date. As of the record date there were

61,505,038 shares of the Company’s Common Stock outstanding and entitled to vote. The presence in person or by proxy of stockholders entitled to cast a majority of all votes entitled to be cast at the special meeting shall constitute a quorum for the purpose of considering the proposals.

Vote Required

The approval of the Merger requires the affirmative vote of two-thirds of the votes entitled to be cast by the holders of the outstanding shares of the Company’s Common Stock. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast on the matter at the special meeting.

Common Stock Ownership of Directors and Executive Officers

As of the record date, the directors and executive officers of the Company held in the aggregate 478,139 shares of the Company’s Common Stock entitled to vote at the special meeting. In the aggregate, these shares represent approximately 0.7774% of the voting power necessary to approve the Merger at the special meeting.

Voting and Proxies

Any stockholder of record entitled to vote at the special meeting may authorize a proxy by telephone, the Internet, by returning the enclosed proxy card by mail, or by voting in person by appearing at the special meeting. If your shares of the Company’s Common Stock are held in “street name” by your broker, you should instruct your broker on how to vote your shares of the Company’s Common Stock using the instructions provided by your broker. If you do not provide your broker with instructions, your shares of the Company’s Common Stock will not be voted and that will have the same effect as a vote “AGAINST” the approval of the Merger. The persons named in the accompanying proxy will also have discretionary authority to vote on any adjournments or postponements of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies.

Revocability of Proxy

Any stockholder of record who executes and returns a proxy card (or authorizes a proxy via telephone or the Internet) may revoke the proxy at any time before it is voted at the special meeting in any one of the following ways:

•	if you hold your shares in your name as a stockholder of record, by notifying our Secretary, James D. Kendry, One Lincoln Centre, Suite 1340, 5400 LBJ Freeway, Dallas, Texas 75240;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	if you authorized a proxy to vote by telephone or the Internet, by authorizing a proxy to vote a second time by telephone or Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Treatment of Stock Options and Company Stock-Based Awards (Page 58)

Stock Options

Upon the consummation of the Merger, each then outstanding Company option, including unvested Company options, shall be cancelled, and exchanged (A) in the case of any Company option that is vested in accordance with the terms of the applicable Company Stock Plan and has a per share exercise price less than $1.85, for the right to receive from the Surviving Corporation for each share of the Company’s Common Stock subject to such Company option immediately prior to the consummation of the Merger, an amount (subject to any applicable withholding tax) in cash equal to the product of (x) the number of shares of the Company’s Common Stock subject to such Company option immediately prior to the consummation of the Merger and (y) the amount by which $1.85 exceeds the per share exercise price of such Company option, or (B) in the case of any Company option having a per share exercise price equal to or greater than $1.85 or any unvested Company option, without the payment of cash or issuance of other securities in respect thereof. Newco shall, or shall cause the Company to, pay to holders of eligible Company options the option consideration, without interest thereon, less applicable taxes required to be withheld with respect to these payments.

Company Stock-Based Awards

Upon the consummation of the Merger, each right of any kind to receive shares of the Company’s Common Stock or benefits measured by the value of a number of shares of the Company’s Common Stock, and each award of any kind consisting of shares of the Company’s Common Stock, in each case, granted under the Company Stock Plans (including restricted stock units, stock appreciation rights and performance stock units) other than Company Options (each of these awards is sometimes referred to in this proxy statement as a Company stock-based award), whether or not then vested, shall become fully vested and shall be converted automatically into the right to receive upon the consummation of the Merger an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of the Company’s Common Stock subject to such Company stock-based award and (y) $1.85 (reduced, if applicable, by any exercise or base price applicable to such Company stock-based award) and each Company stock-based award shall be cancelled and shall only entitle the holder thereof to the payment described above.

Recommendation of Our Board of Directors (Page 36)

Our board of directors, at the meeting held on April 11, 2009, (i) determined that the Merger is in the best interests of the Company and its stockholders, and declared it advisable to enter into the Merger Agreement and effect the Merger, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (iii) resolved to recommend that the stockholders approve the adoption of the Merger Agreement and directed that the matter be submitted for consideration by the stockholders of the Company at the stockholders meeting and (iv) took all necessary actions so that, to the extent permitted by law, the provisions of Section 3-601 et. seq. of the Maryland General Corporation Law any other similar applicable “anti-takeover” law will not be applicable to the Merger. The board of directors recommends that our stockholders vote “FOR” the approval of the Merger and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. For a discussion of the material factors considered by the board of directors in reaching its conclusions, see “The Merger—Reasons for the Merger; Special Committee, Recommendation of Our Board of Directors” beginning on page 36.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 48)

In considering the recommendation of the board of directors, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder, and that may present actual or potential conflicts of interest.

Opinion of Financial Advisor (Page 40)

Barclays Capital Inc. (“Barclays Capital”) delivered a written opinion to our board of directors that, as of April 12, 2009, and based upon and subject to the qualifications, limitations and assumptions set forth therein, from a financial point of view, the merger consideration to be offered to the stockholders of the Company in the Merger was fair to such stockholders.

The full text of the written opinion of Barclays Capital, dated April 12, 2009, is attached as Annex B to this proxy statement. Barclays Capital’s written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Barclays Capital in rendering its opinion. Barclays Capital provided its opinion for the information and assistance of our board of directors in connection in its consideration of the transaction. The Barclays Capital opinion is not a recommendation as to how any holder of our shares of the Company’s Common Stock should vote with respect to the Merger.

Financing

Newco and Merger Sub estimate that the total amount of funds necessary to consummate the Merger and related transactions will be approximately $114,428,820.77, which Newco and Merger Sub expect will be funded by equity and debt financings, and to the extent available, cash of the Company. Notwithstanding the financing arrangements that Newco has in place, the consummation of the Merger is not subject to any financing conditions (although funding of the equity and debt financings is subject to the satisfaction of the conditions set forth in the commitment letters under which the financings will be provided). See “The Merger Agreement—Financing” beginning page 65. The following arrangements are in place for the financing of the Merger, including the payment of related transaction costs, charges, fees and expenses:

Equity Financing. Newco and Merger Sub have received an equity commitment letter from Thoma Bravo Fund IX, L.P. (referred to in this proxy statement as the Investor) to provide equity financing in an aggregate amount sufficient to fully finance the Merger and other transactions contemplated by the Merger Agreement.

Debt Financing. Newco has received a debt commitment letter from Wells Fargo Foothill, LLC and Bank of Montreal (jointly referred to in this proxy statement as the Lenders), pursuant to which, and subject to the conditions of that letter, the Lenders have agreed to provide to the Company a $52 million senior secured credit facility.

Regulatory Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder by the Federal Trade Commission (“FTC”), the Merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice (“DOJ”), and the applicable waiting period has expired or been terminated. Entrust and Newco filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on April 22, 2009.

Material United States Federal Income Tax Consequences (Page 55)

The conversion of shares of the Company’s Common Stock into the right to receive cash pursuant to the Merger Agreement generally will be a taxable transaction for U.S. federal income tax purposes. Stockholders who exchange their shares of the Company’s Common Stock in the Merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash received in the Merger and their adjusted tax basis in their shares of the Company’s Common Stock. You should consult your tax advisor for a complete analysis of the effect of the Merger on your federal, state and local and/or foreign taxes.

Conditions to the Merger (Page 67)

Conditions to Each Party’s Obligations. Each party’s obligation to complete the Merger is subject to the satisfaction or waiver prior to the consummation of the Merger of the following conditions:

•

the Merger must have been approved by the affirmative vote of two-thirds of the votes entitled to be cast by the holders of the outstanding shares of the Company’s Common Stock (sometimes referred to in this proxy statement as the requisite stockholder approval);

•	any applicable waiting period (and any extension of the waiting period, if any) under the HSR Act shall have expired or been terminated; and

•

no law will have been enacted by a governmental authority of competent jurisdiction that would render the Merger illegal in the United States or any State thereof and no governmental authority will have formally issued an injunction that would prohibit the Merger in the United States or any State thereof.

Conditions to Newco’s and Merger Sub’s Obligations. The obligation of Newco and Merger Sub to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•

our representations and warranties with respect to the Company’s board recommendation, the non-applicability of anti-takeover laws, and our capitalization must each be true and correct in all material respects as of the date of the Merger Agreement and as of the closing date;

•

our representations and warranties that are qualified as to “Company Material Adverse Effect” will be true and correct in all respects on and as of the closing date with the same force and effect as if made on and as of such date, except for changes contemplated by the Merger Agreement, and for those representations and warranties that are qualified as to “Company Material Adverse Effect” that address matters only as of a particular date, which representations and warranties shall have been true and correct as of date made;

•

all other representations and warranties made by us in the Merger Agreement, with the exception of those listed above, must be true and correct on and as of the closing date with the same force and effect as if made on and as of such date, except for:

•	changes contemplated by the Merger Agreement,

•	those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date,

•	any failure to be so true and correct as of such particular date which has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect;

•	we must have performed in all material respects all obligations, that are to be performed under the Merger Agreement prior to the consummation of the Merger;

•

we must have delivered to Newco and Merger Sub at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements;

•	no Company Material Adverse Effect must have arisen or occurred following the execution, delivery and effectiveness of the Merger Agreement that is continuing;

•

we must have delivered to Newco evidence, that immediately after the consummation of the Merger, the Company will have a minimum cash balance of not less than $21.5 million (or $23 million if the closing occurs before July 15, 2009 or after September 15, 2009), excluding certain specified transaction expenses and taxes;

•	we must have delivered to Newco a certificate from the Company to the effect that the Company is not a U.S. real property holding company;

•	we must have filed all periodic reports on Form 10-K or form 10-Q that are required to be filed with the SEC prior to the consummation of the Merger; and

•

we must have delivered to Newco payoff letters with respect to all indebtedness of the Company and its subsidiaries outstanding as of the Closing under the credit facility, dated October 21, 2005, between Entrust Limited and Royal Bank of Canada and releases of all liens securing such indebtedness, conditioned only on the payment of the amounts described in such payoff letters.

Conditions to the Company’s Obligations. Our obligation to complete the Merger is subject to the satisfaction or waiver of the following further conditions, which may be waived exclusively by us:

•

the representations and warranties made by Newco and Merger Sub in the Merger Agreement must be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except:

•	for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement,

•	for changes contemplated by the Merger Agreement, and

•

for those representations and warranties that address matters only as of a particular date, which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such particular date that would not, individually or in the aggregate, prevent the Merger or prevent or impair the ability of Newco and Merger Sub to fully comply with and perform their respective covenants and obligations under the Merger Agreement;

•	Newco and Merger Sub must have performed in all material respects all obligations that are to be performed by them under the Merger Agreement prior to the consummation of the Merger; and

•

Newco and Merger Sub must have delivered to us a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements.

Solicitations of Other Offers and Restrictions on Solicitations of Other Offers (Page 68)

The Merger Agreement provides that, until 11:59 p.m., Eastern time, on May 13, 2009, we are permitted to:

•

initiate, solicit or encourage any takeover proposal, including by providing non-public information relating to the Company pursuant to an “Acceptable Confidentiality Agreement” (as more fully described below under “Solicitations of Other Offers and Restrictions on Solicitations of Other Offers” beginning on Page 68), provided that we must promptly make available to Newco and Merger Sub any material non-public information that we provided to another person that was not previously delivered to Newco and Merger Sub;

•

continue, enter into, participate in or engage in any discussions or negotiations with one or more persons with respect to any takeover proposal or any other proposals that could reasonably be expected to lead to any takeover proposal; and

•	otherwise cooperate with, assist or take any action to facilitate any takeover proposal or any other proposals that could reasonably be expected to lead to any takeover proposal.

From and after 11:59 p.m., Eastern time, on May 13, 2009, we have agreed not to:

•	solicit, initiate, propose or induce the making, submission or announcement of, or take actions that could reasonably be expected to encourage, facilitate or assist, any takeover proposal;

•

furnish to any person (other than Newco, Merger Sub or any designees of Newco or Merger Sub) any non-public information relating to the Company, or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company, in any such case with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist any takeover proposal;

•	participate or engage in discussions or negotiations with any person with respect to any takeover proposal or which may reasonably be expected to lead to any takeover proposal;

•	approve, endorse or recommend any takeover proposal; or

•	enter into any letter of intent, memorandum of understanding or other Contract contemplating a takeover of the Company.

Notwithstanding these restrictions, at all times during the period commencing as of 11:59 p.m., Eastern time, on May 13, 2009 and continuing until the approval of the Merger by our stockholders, we may participate or engage in discussions or negotiations with, furnish non-public information to, or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company or any of its subsidiaries pursuant to an Acceptable Confidentiality Agreement to:

•	any person that has made a takeover proposal that either constitutes a superior proposal or would be reasonably likely to lead to a superior proposal; and/or

•

any person (and/or such persons’ affiliates, directors, officers, employees, consultants, agents, representatives and advisors) that has made or delivered to the Company a written takeover proposal after May 13, 2009 that was not initiated or solicited in breach of the no solicitation provisions, provided that we have determined in good faith (after consultation with its financial advisor and outside legal counsel) that the takeover proposal is either a superior proposal or is reasonably likely to lead to a superior proposal.

Termination of the Merger Agreement (Page 70)

The Merger Agreement may be terminated only as follows:

•	by mutual written consent of the Company and Newco, at any time prior to the consummation of the Merger even if we have already received the requisite stockholder approval;

•	by either the Company or Newco, at any time prior to the consummation of the Merger even if we have already received requisite stockholder approval, in the event that:

•

any governmental authority of competent jurisdiction has enacted a law that renders the Merger illegal, or formally issues a permanent, final and non-appealable injunction, ruling, decree or order that prohibits the Merger,

•

the consummation of the Merger has not occurred by 5:00 p.m. (Dallas time) on August 10, 2009 (this termination date will automatically be extended by thirty (30) calendar days if the SEC has not confirmed within thirty (30) calendar days of the initial filing by the Company of the proxy statement that it will not comment on, or that it has no additional comments on, the proxy statement and any other required filing), provided that this right to terminate will not be available at any time during which any legal proceeding is pending between the Company and Newco in connection with the Merger Agreement, and this right to terminate will not be available to any party whose actions or omissions have been the cause of, or resulted in, either the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger prior to the termination date, or the failure of the Merger to be completed prior to the termination date, or

•	the Company has failed to obtain the requisite stockholder approval at the meeting of Company stockholders;

•	by the Company, in the event that:

•	at any time prior to the consummation of the Merger even if we have already received the requisite stockholder approval:

•	the Company is not in material breach of its covenants under the Merger Agreement, and

•

Newco and/or Merger Sub have materially breached or failed to perform any of their respective covenants in the Merger Agreement and have failed to cure such material breach or failed to perform within thirty (30) calendar days after Newco and Merger Sub have received written notice of such breach from the Company (it being understood that the Company shall not be permitted to terminate the Merger Agreement in respect of the breach set forth in any written notice at any time during such thirty (30) calendar day period, and at any time after such thirty (30) calendar day period if Newco and/or Merger Sub have cured such breach during such thirty (30) calendar day period);

•	at any time prior to receiving the requisite stockholder approval:

•

the Company has received a superior proposal and entry into a definitive agreement to consummate the transaction contemplated by that superior proposal has been authorized by the board of directors, and concurrently with the termination of the Merger Agreement, the Company has paid Newco the Company termination fee and has entered into the definitive agreement to consummate the transaction contemplated by the superior proposal, or

•	the board of directors or any committee of the board of directors has effected a change in the board recommendation;

•	by Newco:

•	at any time prior to the consummation of the Merger even if we have already received the requisite stockholder approval:

•	Newco and Merger Sub are not in material breach of their respective covenants under the Merger Agreement, and

•

the Company has materially breached or failed to perform any of its covenants in the Merger Agreement and has failed to cure the material breach within thirty (30) calendar days after the receipt of a written notice of the breach or failure to perform from Newco (it being understood that Newco shall not be permitted to terminate the Merger Agreement in respect of the breach if the Company has cured the breach during the thirty (30) calendar day period); or

•	if any of the following “Trigger Events” has occurred:

•

at any time prior to receipt of the requisite stockholder approval and within ten (10) business days after the Company board of directors or a committee of the board of directors has effected a change in the recommendation of the board of directors;

•

a tender or exchange offer for the Company’s Common Stock that would, if consummated in accordance with its terms, constitute a competing acquisition transaction has been commenced by a person unaffiliated with Newco and, within ten (10) business days after the public announcement of the commencement of any takeover proposal, and the Company has not issued a public statement reaffirming the Company board recommendation nor recommended that the Company stockholders reject that takeover proposal and not tender any shares of the Company’s Common Stock into such tender or exchange offer;

•

the Company board of directors or any committee of the board of directors approves, endorses or recommends, or authorizes the Company or any of its subsidiaries to enter into, a merger agreement, letter of intent, acquisition agreement, purchase agreement or other similar agreement with respect to any takeover proposal (other than a confidentiality agreement); or

•	the Company has materially breached the Company’s obligations arising under the no solicitation covenant.

Termination Fees (Page 72)

Except as set forth below, all fees and expenses incurred in connection with the Merger Agreement will be paid by the party or parties incurring the expenses whether or not the Merger is consummated.

If we terminate the Merger Agreement, or the Merger Agreement is terminated by Newco or Merger Sub under the conditions described in further detail below, we must pay a termination fee at the direction of Newco. The termination fee is $4,577,200 unless:

•

the Merger Agreement is terminated by us prior to May 13, 2009 to enter into a definitive agreement for a superior proposal, or the Company board of directors changes its recommendation in order to comply with its duties as directors, or

•

the Merger Agreement is terminated at any time on or after May 13, 2009 by us in order to enter into a definitive agreement for a superior proposal with a person that was an excluded party as May 13, 2009 or by Newco because of a “Trigger Event” if the circumstances in which either the board recommendation change or the tender or exchange offer giving rise to Newco’s termination right occurred prior to May 13, 2009, in which cases the termination fee payable by us is $2,288,600.

We must pay the full $4,577,200 termination fee if:

•

the Merger Agreement is terminated by us or Newco because a competing acquisition transaction is publicly announced following the execution of the Merger Agreement and not withdrawn or abandoned, and within one year following the termination of the Merger Agreement:

•	we consummate the competing acquisition transaction, or

•	the Company enters into a definitive agreement providing for the competing acquisition transaction, whether or not the competing acquisition transaction is subsequently terminated.

•	Newco terminates the Merger Agreement because any of the Trigger Events described above under “Termination of the Merger Agreement” has occurred.

•	the Company terminates the Merger Agreement, at any time prior to receiving the requisite stockholder approval, because:

•

the Company has received a superior proposal and our board of directors has authorized the Company to enter into a definitive agreement to consummate the transaction contemplated by that superior proposal, or

•

our board of directors or any committee of our board of directors withdraws, amends or modifies in a manner adverse to Newco in any material respect, or publicly proposes to withhold, withdraw, amend or modify in a manner adverse to Newco in any material respect, the board recommendation.

If Newco terminates the Merger Agreement, at any time prior to the consummation of the Merger, because we failed to obtain the requisite stockholder approval at the meeting of the Company stockholders at which a vote is taken on the Merger, then we must pay to Newco an amount equal to the costs and expenses incurred by Newco and Merger Sub in connection with the negotiation of the Merger Agreement, up to a maximum amount of $1,000,000.

Specific Performance (Page 75)

The Company is entitled to seek an injunction to prevent or restrain breaches or threatened breaches of the Merger Agreement, the equity commitment letter or the guarantee, and to enforce specifically the terms of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Newco and Merger Sub under the Merger Agreement, the equity commitment letter and the guarantee. The Company also has the right to cause Newco and Merger Sub to fully enforce the terms of the equity commitment letter against the investor to the fullest extent permissible under the equity commitment letter and applicable laws and to cause the Merger to be consummated.

Guarantee

In connection with the Merger Agreement, Thoma Bravo Fund IX, L.P. and the Company entered into a guarantee with respect to the obligations and liabilities of Newco and Merger Sub arising under, or in connection with the Merger Agreement. This guarantee does not limit the Company’s rights described herein under “The Merger Agreement—Specific Performance” beginning on page 75.

Dissenters Rights of Appraisal Rights (Page 80)

In accordance with Section 3-202(c)(1) of the Maryland General Corporation Law, no statutory appraisal, dissenters or other similar rights shall be available to holders of the Company’s Common Stock in connection with the Merger.

Market Price of the Company’s Common Stock (Page 76)

The closing sale price of the Company’s Common Stock on the NASDAQ on April 9, 2009, the last trading day prior to the public announcement of the proposed Merger, was $1.67 per share. The $1.85 per share price represents a premium of approximately 22.5% over the Company’s average closing share price of $1.51 during the 30 trading days ending on April 9, 2009 and 25.8% over the Company’s average closing share price of $1.47 during the 90 trading days ending on April 9, 2009 as well as a 88.8% premium over an intraday low of $0.98 per share during the period in which the original Thomas Bravo offer of $1.75 per share had been outstanding. On Monday, May 11, 2009, the most recent practicable date before this proxy statement was printed, the closing price for the Company’s Common Stock on the NASDAQ was $1.91 per share. You are encouraged to obtain current market quotations for the Company’s Common Stock in connection with voting your shares.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the special meeting. These questions and answers may not address all questions that may be important to you as an Entrust stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. See “Where You Can Find More Information” beginning on page 81.

Q.	What is the proposed transaction?

A.	The proposed transaction is the acquisition of the Company pursuant to the Merger Agreement by Newco, an entity controlled by a fund affiliated with Thoma Bravo. Once the Merger has been approved by the stockholders and other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub, a wholly owned subsidiary of Newco, will merge with and into Entrust. Entrust will be the Surviving Corporation and a wholly owned subsidiary of Newco.

Q.	What will I receive in the Merger?

A.	Upon completion of the Merger, you will be entitled to receive $1.85 in cash, without interest and less any applicable withholding tax, for each share of the Company’s Common Stock that you own. For example, if you own 100 shares of the Company’s Common Stock, you will receive $185 in cash in exchange for your shares of the Company’s Common Stock, less any applicable withholding tax. You will not own any shares in the Surviving Corporation.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of Entrust will be held on Monday, June 8, 2009, starting at 10:00 a.m., local time, at the Hilton Dallas Lincoln Centre, 5410 LBJ Freeway Dallas, Texas 75240.

Q.	What vote is required for Entrust’s stockholders to approve the Merger?

A.	The affirmative vote of the holders of two-thirds the outstanding shares of the Company’s Common Stock is required to approve the Merger.

Q:	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	The approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast on the matter.

Q.	How does Entrust’s board of directors recommend that I vote?

A.	Our board of directors recommends that you vote “FOR” the proposal to approve the Merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger. You should read “The Merger—Reasons for the Merger; Recommendation of our Board of Directors” for a discussion of the factors that our board of directors considered in deciding to recommend the approval of the Merger.

Q.	What effects will the proposed Merger have on Entrust?

A.

As a result of the proposed Merger, Entrust will cease to be a publicly-traded company and will be wholly owned by Newco. You will no longer have any interest in the future earnings or growth of Entrust.

Following consummation of the Merger, the registration of the Company’s Common Stock and our reporting obligations with respect to our Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated upon application to the Securities and Exchange Commission (the “SEC”). In addition, upon completion of the proposed Merger, shares of our Common Stock will no longer be listed on any stock exchange or quotation system, including the NASDAQ.

Q.	What happens if the Merger is not consummated?

A.	If the Merger is not approved by the requisite vote of our stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, Entrust will remain an independent public company and our Common Stock will continue to be listed and traded on the NASDAQ. Under specified circumstances, Entrust may be required to pay Newco a termination fee or reimburse Newco for its expenses as described under the caption “The Merger Agreement—Termination Fees and Expenses.”

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please authorize a proxy to vote your shares by completing, signing, dating and returning the enclosed proxy card; using the telephone number printed on your proxy card; or using the Internet voting instructions printed on your proxy card. If you have Internet access, we encourage you to authorize your vote via the Internet. You can also attend the special meeting and vote. Do NOT return your stock certificate(s) with your proxy.

Q.	How do I authorize a proxy to vote?

A:	You may authorize a proxy to vote by:

•	signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;

•	using the telephone number printed on your proxy card;

•	using the Internet voting instructions printed on your proxy card; or

•	if you hold your shares in “street name,” follow the procedures provided by your broker, bank or other nominee.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to approve the Merger and “FOR” the adjournment proposal.

Q.	How can I change or revoke my vote?

A.	You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a stockholder of record, by notifying our Secretary, James D. Kendry, One Lincoln Centre, Suite 1340, 5400 LBJ Freeway, Dallas, Texas 75240;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	if you authorized a proxy to vote by telephone or the Internet, by authorizing a proxy to vote a second time by telephone or Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Q.	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.	Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote “AGAINST” the approval of the Merger, but will not have an effect on the proposal to adjourn the special meeting.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you also hold shares in “street name,” directly as a record holder or otherwise through the Company’s stock purchase plans, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be authorized and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q.	What happens if I sell my shares before the special meeting?

A.	The record date of the special meeting is earlier than the special meeting and the date that the Merger is expected to be completed. If you transfer your shares of the Company’s Common Stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $1.85 per share in cash to be received by our stockholders in the Merger. In order to receive the $1.85 per share, you must hold your shares through completion of the Merger.

Q.	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A.	No. In accordance with Section 3-202(c)(1) of the Maryland General Corporation Law, no statutory appraisal, dissenters or other similar rights shall be available to holders of the Company’s Common Stock in connection with the Merger.

Q.	When is the Merger expected to be completed?

A.	We are working toward completing the Merger as quickly as possible, and we anticipate that it will be completed by the third calendar quarter of 2009. However, the exact timing of the completion of the Merger cannot be predicted. In order to complete the Merger, we must obtain the requisite stockholder approval and the other closing conditions under the Merger Agreement must be satisfied or waived (as permitted by law). See “The Merger Agreement—Consummation of the Merger” and “The Merger Agreement—Conditions to the Merger” beginning on pages 58 and 67, respectively.

Q.	Will a proxy solicitor be used?

A.	Yes. The Company has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the special meeting and the Company estimates it will pay Innisfree M&A Incorporated a fee of approximately $10,000. The Company has also agreed to reimburse Innisfree M&A Incorporated for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify Innisfree M&A Incorporated against certain losses, costs and expenses.

Q.	Should I send in my stock certificates now?

A.	No. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your Company Common Stock certificates for the merger consideration. If your shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. Please do not send your certificates in now.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares of Company Common Stock, or need additional copies of the proxy statement or the enclosed proxy card, please call Entrust Investor Relations at (972) 728-0401 or Innisfree M&A Incorporated, our proxy solicitor, at:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call Toll-Free: (877) 825-8772

Banks and Brokers May Call Collect: (212) 750-5833

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary,” “Questions and Answers about the Special Meeting and the Merger,” “The Merger,” “Opinion of Financial Advisor,” “Regulatory Approvals,” and “Litigation Related to the Merger,” and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should” or “would” or other similar words or phrases. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. These forward-looking statements speak only as of the date on which the statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement or elsewhere. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties, and other factors, including, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that have been or may be instituted against Entrust and others relating to the Merger Agreement;

•	the inability to complete the Merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the Merger;

•	the inability to complete the Merger due to the failure to satisfy the minimum cash condition;

•	the failure of the Merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger;

•	the effect of the announcement of the Merger on our customer relationships, operating results and business generally;

•	the ability to recognize the benefits of the Merger;

•	the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of certain financings that will be obtained for the Merger;

and other risks detailed in our current filings with the SEC, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find More Information” beginning on page 81. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER

Entrust

Entrust, Inc.

One Lincoln Centre

5400 LBJ Freeway, Suite 1340

Dallas, Texas 75240

(972) 728-0401

Entrust is a Maryland corporation. Entrust began as a business unit within Nortel in 1994 and was incorporated and spun out in December 1996. Entrust is headquartered in Dallas, Texas. Entrust, develops, markets, and sells solutions for securing digital identities and information worldwide. Its software and associated services enable businesses and governments to conduct transactions over wired and wireless networks, including the Internet. Its solutions include public key infrastructure, fraud detection, multifactor authentication, SSL digital certificates, and e-mail security. The Company provides Entrust IdentityGuard 9.1, an open versatile authentication platform that enables organizations to layer security; Entrust TransactionGuard that monitors transactions, seeks fraudulent behavior, and accesses patterns amid the massive volumes of data generated by transactional Web sites; and Entrust GetAccess, a single sign-on solution, which delivers a single entry and access point to Web portal information and applications. It also offers Entrust SSL digital certificates, which provide a line of defense against information theft, phishing, and man-in-the-middle by confirming identities on the Web; Entrust Entelligence Group Share for shared network folder encryption; and Entrust Entelligence Messaging Server, an e-mail security solution that enables users to communicate with external business partners and customers. Entrust’s public key infrastructure solutions provide authentication, encryption, and digital certificate capabilities to the enterprise and government marketplace. In addition, it provides professional services, which comprise information security services and cryptographic solutions, Internet security consulting, deployment, systems integration, managed, and training services. Entrust offers its services to financial, healthcare, telecommunications, and manufacturing organizations, as well as domestic and foreign government agencies.

For more information about Entrust, please visit our website at www.entrust.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. See also “Where You Can Find More Information” beginning on page 81. The Company’s Common Stock is publicly traded on the NASDAQ under the symbol “ENTU”.

Newco

HAC Holdings Inc.

c/o Thoma Bravo, LLC

600 Montgomery Street, 32nd Floor

San Francisco, CA 94111

(415) 263-3660

HAC Holdings, Inc., which we refer to as Newco, is a Delaware corporation that was formed solely for the purpose of acquiring Entrust and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement.

Upon the consummation of the Merger, Newco will be owned by a private equity fund associated with Thoma Bravo, LLC.

Merger Sub

HAC Acquisition Corporation

c/o Thoma Bravo, LLC

600 Montgomery Street, 32nd Floor

San Francisco, CA 94111

(415) 263-3660

HAC Acquisition Corporation, which we refer to as Merger Sub, is a Maryland corporation that was organized solely for the purpose of completing the proposed Merger. Merger Sub is a wholly owned subsidiary of Newco and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Upon the consummation of the proposed Merger, Merger Sub will cease to exist and Entrust will continue as the Surviving Corporation.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on Monday, June 8, 2009, starting at 10:00 a.m. local time, at the Hilton Dallas Lincoln Centre, 5410 LBJ Freeway Dallas, Texas 75240, or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon approval of the Merger of the Company substantially as set forth in the Merger Agreement (and to approve the adjournment of the special meeting, if necessary or appropriate to solicit additional proxies). Our stockholders must approve the Merger in order for the Merger to occur. If we do not receive the requisite vote of our stockholders to approve the Merger, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on Thursday, May 14, 2009.

Record Date and Quorum

We have fixed the close of business on Monday, May 11, 2009 as the record date for the special meeting, and only holders of record of the Company’s Common Stock on the record date are entitled to vote at the special meeting. On the record date, there were 61,505,038 shares of the Company’s Common Stock outstanding and entitled to vote. Each share of the Company’s Common Stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the total voting power of the Company’s Common Stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. Shares of the Company’s Common Stock represented at the special meeting but not voted, including shares of the Company’s Common Stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

Approval of the Merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of the Company’s Common Stock. For the proposal to approve the Merger, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to approve the Merger, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as a vote “AGAINST” the approval of the Merger.

Under the rules of the NASDAQ, brokers who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the approval of the Merger and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” These “broker non-votes” will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the approval of the Merger.

On April 12, 2009, the Company and certain directors and officers, in their individual capacities, along with selected stockholders (including Empire Capital, Arcadia Opportunity Master Fund, Ltd. and certain affiliated entities), (referred to in this proxy statement as the selected stockholders), entered into voting agreements pursuant to which the selected stockholders agreed to vote in favor of the adoption and approval of the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement. In addition, the selected stockholders agreed not to directly or indirectly transfer their respective shares of the Company’s Common Stock during the term of their respective voting agreement. As of Monday, May 11, 2009, the record date, the selected stockholders held and are entitled to vote, in the aggregate, 12,279,373 shares of the Company’s Common Stock, representing approximately 19.96% of the outstanding Company’s Common Stock. The selected stockholders include all directors and executive officers of the Company with the exception of director Douglas Schloss.

Proxies and Revocation

If you submit a proxy by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the Merger Agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

If your shares of the Company’s Common Stock are held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker to vote your shares, it has the same effect as a vote against adoption of the Merger Agreement.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a stockholder of record, by notifying our Secretary, James D. Kendry at One Lincoln Centre, Suite 1340, 5400 LBJ Freeway, Dallas, Texas 75240;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your proxy card. When the Merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration in exchange for your stock certificates.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than 20 days after the record date), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of the combined voting power of the Company’s Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any signed proxies received by Entrust in which no voting instructions are provided on such matter will be voted “FOR” an adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Entrust’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Entrust on behalf of its board of directors. In addition, we have retained Innisfree M&A Incorporated to assist in the solicitation. We will pay Innisfree M&A Incorporated $10,000 plus reasonable out-of-pocket expenses for their assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of the Company’s Common Stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify Innisfree M&A Incorporated against any losses arising out of that firm’s proxy soliciting services on our behalf.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Entrust Investor Relations at (972) 728-0424.

Availability of Documents

The reports, opinions or appraisals referenced in this proxy statement will be made available for inspection and copying by any interested holder of the Company’s Common Stock through the investor relations section of the Company’s website at http://www.entrust.com and at http://materials.proxyvote.com and at the principal executive offices of the Company during its regular business hours.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Background of the Merger

Our board of directors and management team have been regularly evaluating our business and operations, our long-term strategic goals and alternatives, and our prospects as an independent company since our initial public offering in August 1998. Our board of directors and management team recognize that we operate in an industry that is highly competitive and subject to constant and rapid technological change, product obsolescence, price erosion, evolving standards and short life-cycles for certain products. Throughout the history of our Company, our board of directors and management team have regularly reviewed and assessed trends and conditions impacting the Company and the information security industry, changes in the marketplace and applicable law, the competitive environment and the future prospects of the Company.

As the information security industry has matured, the manner in which organizations view security and how it applies to their business has changed. Today, the information security industry is characterized by rapidly changing customer requirements and continual technological evolution. Many of the Company’s competitors are significantly larger than the Company and have greater market capitalizations and resources to develop new technologies and stay abreast of technological innovations in the marketplace. Recently, large information technology, or “IT,” vendors have become more focused on information security, and are beginning to offer free or discounted security solutions as part of a broader platform. Additionally, software security solutions are now being “bundled” by certain larger providers with other software and hardware solutions, which forces the Company to compete at a disadvantage against these types of “packaged bundles” of software solutions. Because the information security industry is still relatively young and has been subject to rapid change, it has historically been very difficult for participants in this industry, including the Company, to achieve and maintain profitability and revenue growth. For example, the Company was cash flow positive in fiscal year 2005, but operated at a net loss for fiscal years 2006, 2007 and 2008.

As part of its ongoing review of the Company and its position in the information security industry, our board of directors also regularly reviews the strategic alternatives available to the Company, including, among things, possible strategic combinations, acquisitions and divestitures. In the fall of 2005, as part of this ongoing review process, our board of directors and management team determined to pursue a strategy of growth pursuant to which the Company would seek to complete strategic acquisitions to expand its business. Thereafter, the Company successfully completed several acquisitions, which contributed to the Company’s increase in revenues for 2007 over the prior year.

Although the Company was able to increase its revenues in 2007, at the same time the information security industry continued to evolve rapidly. As large IT vendors and other competitors of the Company react to their customers’ desire for new security solutions, these companies have actively sought to provide security solutions by leveraging their existing product portfolios and customer base. Additionally, consolidation has continued to occur rapidly within the industry. In light of these market dynamics and pressures, our board of directors and management team has been actively evaluating ways for the Company to remain competitive and to continue to increase its revenues and financial performance. This evaluation is one of several factors considered by our board of directors as part of its ongoing review of strategic alternatives available to the Company.

As part of its ongoing review process, on July 27, 2007, our board of directors met and directed our management team to screen potential financial advisors to assist our board of directors with its evaluation of various strategic alternatives for the Company. Acting on this direction, our management team interviewed several financial advisors, narrowed the group of potential financial advisors down to two candidates, provided the candidates with information about the Company so that each could submit proposals regarding the strategic direction of the Company to our board of directors and set up preliminary meetings between the two candidates and our board of directors.

On September 14, 2007, our board of directors met with the two potential financial advisors to evaluate strategic alternatives available to the Company. Our board of directors discussed, among other things, the Company’s current market position, the competitive landscape of the information security industry, the challenges currently facing the Company and challenges expected to arise in the future, and a preliminary framework for valuing the Company. As part of this discussion, our board of directors discussed various strategic alternatives available to the Company and the potential benefits and challenges associated with each, including the following: a strategic sale of the Company, a merger of equals, acquiring additional products, continuing to operate as a stand-alone entity, restructuring the Company’s business (including the possible divestiture of non-core assets) and a leveraged buyout transaction. Our board of directors instructed our management team to continue evaluating potential strategic alternatives available to the Company and assessing financial advisors.

On September 27, 2007, Robert Sayle of Thoma Bravo, a private equity firm, contacted F. William Conner, our Chief Executive Officer, expressing Thoma Bravo’s interest in exploring an acquisition of the Company and using the Company as a platform to make further strategic acquisitions. Mr. Conner, in turn, forwarded the email to David Rockvam, our Vice President Corporate Business Development. No other action was taken by Mr. Rockvam.

Between late September and late November 2007, members of our management team engaged in discussions with a financial advisor regarding a potential strategic transaction or other business combination, but these discussions did not result in an indication of interest or offer from the interested party.

On October 15, 2007, our board of directors convened a special meeting to review and discuss the strategic alternatives available to the Company with representatives of management and representatives of Lehman Brothers Inc. (“Lehman Brothers”). During this meeting, our board of directors approved the engagement of Lehman Brothers as the Company’s financial advisor to assist the Company in exploring various strategic alternatives available to the Company, including a sale of the Company (regardless of the identity of the buyer), a strategic merger or other business combination transaction, and continuing to execute on the Company’s existing business plan. Subsequently, on October 19, 2007, the Company executed a written engagement letter with Lehman Brothers.

Beginning on October 29, 2007 and in the weeks that followed, representatives from Lehman Brothers and our management team met several times to discuss strategic alternatives available for the Company and the likely universe of third parties who might be interested in a strategic merger or other business combination transaction involving the Company. Representatives of Lehman Brothers approached these third parties to gauge their interest in a possible strategic transaction involving the Company.

On November 29, 2007, our board of directors held a regularly scheduled meeting. Also present were members of the Company’s management team, representatives from Lehman Brothers and a representative of Sullivan & Cromwell. The representatives of Lehman Brothers noted that the Company had received a verbal indication of interest from a potential strategic partner. Our board of directors discussed, among other things, the Company’s stock price and trading performance, the Company’s historical operating and financial results, economic and industry conditions generally, including industry consolidation, the significant challenges facing the Company in continuing to increase revenue and scale its business, the Company’s prospects as a stand-alone entity and other potential strategic alternatives available to the Company. After discussion, our board of directors instructed representatives of Lehman Brothers and the Company’s management team to consider in more depth the strategic alternatives available to the Company in comparison to the Company’s existing business plans and prospects and to continue discussions with third parties potentially interested in a strategic transaction with the Company. Our board of directors also instructed management to work with Lehman Brothers to prepare an analysis of the strategic alternatives available to the Company, including a sale of the Company (regardless of the identity of the buyer), a strategic merger or other business combination transaction and continuing to execute on the Company’s existing business plans.

Earlier that same day, on November 29, 2007, Mr. Conner had discussions with a potential strategic partner regarding a possible strategic merger or other business combination and, after the board meeting, received a letter of interest from the potential strategic partner.

Following the November 29, 2007 meeting of our board of directors, our management team and representatives of Lehman Brothers had additional meetings to discuss the strategic alternatives available to the Company. Lehman Brothers continued to identify potential purchasers and, on behalf of the Company, coordinated efforts to negotiate confidentiality and standstill agreements with a number of parties.

Over the course of December 2007, management held meetings with and made presentations to the potentially interested parties identified by Lehman Brothers.

On or about January 5, 2008, as directed by our board of directors, Lehman Brothers contacted the potentially interested parties and requested that each provide a preliminary indication of interest by no later than January 23, 2008. During the period leading up to January 23, 2008, our management team continued to conduct management presentations for these potentially interested parties.

Pursuant to Lehman Brothers request, on January 23, 2008, certain of the interested parties delivered preliminary non-binding indications of interest for the acquisition of the Company and on January 24, 2008, our board of directors held a regularly scheduled meeting during which it reviewed the bids. Also present were members of the Company’s management team, representatives from Lehman Brothers and a representative of the Company’s outside legal counsel. The representatives of Lehman Brothers provided an update on discussions with third parties regarding a possible strategic transaction with the Company, reviewed the preliminary non-binding indications of interest that had been submitted by potentially interested parties and discussed possible next steps in the process. A representative of the Company’s outside legal counsel provided an overview of the duties applicable to the board of directors in the context of considering a proposed business combination transaction and also discussed potentially applicable regulatory matters. Our board of directors discussed, among other things, the Company’s stock price and trading performance, the Company’s historical operating and financial results, economic and industry conditions generally, including industry consolidation, the significant challenges facing the Company in continuing to increase revenue and scale its business, the Company’s prospects as a stand-alone entity and other potential strategic alternatives available to the Company. Our board of directors then instructed Lehman Brothers to continue the ongoing discussions with interested parties, with the goal of soliciting more favorable terms for, and more concrete indications of interest in, a business combination transaction with the Company.

At this meeting our board of directors also discussed the formal engagement of legal counsel in connection with the evaluation of a proposed business combination transaction and determined that both of the firms the Company significantly relied on for corporate matters were familiar with the Company, reputable, and highly qualified to advise them in this context, and instructed the Company’s management team to negotiate for competitive fee arrangements with the firms. Thereafter, our management team, at the direction of our board of directors, formally retained Wilson Sonsini Goodrich & Rosati, Professional Corporation, to assist the board of directors with its evaluation of various strategic alternatives available to the Company in February 2008.

Subsequent to the January 24 meeting of our board of directors, our management team and Lehman Brothers continued to conduct discussions with existing bidders and those potentially interested parties that had already been identified as well as other potentially interested parties, entered into additional confidentiality agreements and were successful in obtaining an additional indication of interest letter from an interested party and oral indications of interest from two other interested parties. Over the next several weeks, certain of these parties conducted due diligence on the Company.

On March 3, 2008, our board of directors held a regularly scheduled meeting. Also present were members of the Company’s management team, representatives from Lehman Brothers and representatives of Wilson Sonsini Goodrich & Rosati. The representatives of Lehman Brothers provided an update on discussions with third parties regarding a possible strategic transaction with the Company and indicated that there were four parties who continued to actively participate in the process. Lehman Brothers also provided the board of directors with a summary of data room activity levels. A representative of Wilson Sonsini Goodrich & Rosati reviewed with the board of directors certain potentially applicable regulatory laws and requirements. Representatives of Wilson Sonsini Goodrich & Rosati also reviewed the terms and conditions of a proposed merger agreement that would be sent to the potentially interested parties. A representative of Lehman Brothers reviewed with the board of directors a proposed bid letter that contained guidelines for submitting a proposal. After discussion, our board of directors authorized the representatives of Lehman Brothers to distribute the bid package, which indicated that proposals were due back on March 25, 2008, to the four active potentially interested parties.

Pursuant to the directive of our board of directors, on March 4, 2008, Lehman Brothers distributed the bid package to the four active potentially interested parties.

In the following weeks, certain of the potentially interested parties and their representatives continued to conduct due diligence on the Company and engage in discussions surrounding a possible business combination transaction involving the Company. Representatives of the Company and Lehman Brothers were actively involved in this process.

On March 25, 2008, the Company received a non-binding proposal from one of the four previously potentially interested parties.

On March 26, 2008, the Executive Committee of our board of directors convened a special meeting to review the non-binding proposal. Also present were representatives of the Company’s management, representatives of Lehman Brothers and Wilson Sonsini Goodrich & Rosati.

On March 30, 2008, our board of directors convened a special meeting to discuss the non-binding proposal through which a strategic buyer would purchase all of the Company’s capital stock in an all-cash transaction at a price of $3.00 per share. Also present at the March 30th meeting were representatives of Lehman Brothers and Wilson Sonsini Goodrich & Rosati. Lehman Brothers reviewed the process to date, the preliminary indications of interest that had been submitted and the final round bid. The meeting participants then discussed the transaction economics and related matters, the relative stock performance of the Company and the proposed buyer, and our management team’s financial projections for the Company. Wilson Sonsini Goodrich & Rosati summarized the non-price terms of the draft definitive agreement delivered by the proposed buyer, including the expanded closing conditions, expanded representations and warranties, modifications to the definition of “material adverse effect” and the voting agreements. Our board of directors asked questions of Lehman Brothers and of Wilson Sonsini Goodrich & Rosati and, after discussion, determined to reject the proposal, to continue to pursue a stand-alone strategy and, to re-examine the possibility of a possible business combination transaction after a period of at least six months. Notwithstanding this determination, however, the board of directors continued to remain open to the prospect of a business combination transaction because of its concerns regarding the size of the Company and its ability to compete in its markets. Accordingly, the management team was instructed by the board of directors to remain open to overtures from third parties regarding potential strategic transactions.

During the period of time from April to September 2008, our management had informal discussions with several potential strategic partners, but without any resulting proposals for a strategic transaction or business combination.

In August 2008, director Jim Dennedy received a telephone call from a representative of a private equity party regarding a potential acquisition of the Company. Mr. Dennedy subsequently passed the information along to Mr. Conner.

On September 2, 2008, Mr. Conner received a follow-up communication from Robert Sayle of Thoma Bravo to the communication from Mr. Sayle of September 27, 2007 seeking to explore an acquisition of the Company.

On September 11, 2008, the independent members of our board of directors discussed the possibility of exploring a sale of the Company to a private equity firm and, on September 12, 2008, our lead independent director, Mr. Doug Schloss, instructed Mr. Conner to explore a potential sale to a private equity firm, including Thoma Bravo and the other party that had originally communicated with Mr. Dennedy in August 2008.

On September 15, 2008, Lehman Brothers publicly announced that it intended to file a petition under Chapter 11 of the United States Bankruptcy Code. On September 22, 2008, certain assets of Lehman Brothers, including its North American investment banking franchise, were acquired by Barclays Capital Inc. (“Barclays Capital”). As a result, the individuals who had been advising the Company were subsequently hired by Barclays Capital.

On September 17, 2008, members of our management team engaged in communications with a potential strategic buyer regarding a possible strategic transaction or other business combination, but these communications did not result in an indication of interest or offer from the interested party.

During September and October 2008, our management team had initial communications with Thoma Bravo and the additional private equity party regarding a potential acquisition of the Company.

On November 4, 2008, Mr. Sayle of Thoma Bravo delivered a preliminary non-binding indication of interest to acquire the Company in an all cash transaction for $1.75 per share of fully diluted Common Stock of the Company subject to the Company satisfying a minimum cash condition at closing. The proposal indicated that Thoma Bravo intended to finance the acquisition with a combination of equity and debt, with Thoma Bravo funding a significant portion of the equity and no financing contingencies. The proposal further required the Company to agree to a 25 business day exclusivity period from the date of execution of the letter of intent and indicated that the definitive agreement would contain a so-called “go shop” provision allowing the Company to solicit superior proposals for a specified period following the execution of the definitive agreement. In a subsequent communication between Mr. Rockvam of the Company and Mr. Sayles of Thoma Bravo, Mr. Sayles clarified that the definitive agreement would not have a financing contingency, that Thoma Bravo would deliver equity and debt commitment letters at the end of the exclusivity period demonstrating that it has the funds necessary to finance the acquisition and that its lenders could move quickly.

On November 5, 2008, members of the Executive Committee of the board of directors (consisting of directors F. William Conner, Douglas Schloss, Butler Derrick and Jerry Jones) convened a special meeting of the committee to discuss the status of the recent management meetings with Thoma Bravo and the other party. Also present at the meeting were representatives of Barclays Capital and Wilson Sonsini Goodrich & Rosati. The Executive Committee discussed the current business environment, the likelihood of private equity buyers to rely on leverage to finance deals and the attendant risks of debt financing to deal certainty, the status of the two private equity firms, the $1.75 per share valuation provided by Thoma Bravo, the likelihood of an emerging strategic buyer and revenue forecasts for the Company. A representative of Wilson Sonsini Goodrich & Rosati advised the Executive Committee regarding its role and that of the board of directors as a whole in evaluating the Company’s prospects as a stand-alone entity as opposed to pursuing a sale strategy. The Executive Committee determined to have a representative of Barclays Capital contact Thoma Bravo in order to seek additional time to respond to Thoma Bravo’s November 4th letter to provide the Company’s board of directors with adequate time to properly review the proposal, to clarify that Thoma Bravo would be able to fully fund the proposed transaction in the event no debt financing is available and to inquire whether Thoma Bravo would remove the exclusivity requirement from the letter of intent.

On November 6, 2008, Mr. Conner communicated with the other party and inquired whether that entity was still planning on providing an indication of interest. The other party replied that it has prepared an informal email, which it subsequently provided to Mr. Conner. The informal email indicated that the other party would be interested in acquiring the Company and its preliminary view that it would pay a premium to the Company’s current stock trading price of $1.50. Later that day, James D. Kendry, the Vice President and Chief Governance Officer of the Company, sent an email to the board of directors summarizing the two indications of interest.

On November 7, 2008, director Jim Dennedy (who had been designated to the board of directors as the nominee of Empire Capital Partners, L.P.) communicated his desire to be included in any sub-committee evaluating and making decisions regarding a potential transaction.

Based on discussions between representatives of Barclays Capital and Thoma Bravo in which the Barclay’s representative expressed the Company’s desire to have more time to respond to the Thoma Bravo letter of intent, on November 10, 2008, Thoma Bravo provided an updated letter of intent that revised the expiration date of the letter from November 11, 2008 to November 24, 2008.

Pursuant to further discussions between representatives of Barclays Capital and Thoma Bravo, on November 11, 2008, Thoma Bravo provided another update letter of intent clarifying that even though Thoma Bravo anticipates that it will finance a portion of the cash consideration with some level of debt capital, it is willing and prepared to finance the total consideration with equity capital if necessary.

On November 12, 2008, the Company received a written indication of interest from the other party.

On November 18, 2008, Empire Capital Partners, L.P. (“Empire”) filed an amendment to its Schedule 13D with the U.S. Securities and Exchange Commission, pursuant to which it announced that it and certain other investment funds, including Arcadia Capital Advisors, LLC, intended to “maximize the value of their investment” through various means more fully set forth in the Schedule 13D.

On November 19 and 20, 2008, our board of directors held a regularly scheduled meeting at which it discussed, among other matters, next steps with respect to the two preliminary indications of interest. Also attending the meeting were members of the Company management team and representatives of Barclays Capital. Barclays Capital discussed the two preliminary indications of interest with the board of directors. The Thoma Bravo written proposal consisted of all cash consideration of $1.75 per fully diluted share of Common Stock and the competing oral proposal from the other party was reported to be in the range of $1.70 to $1.80 per fully diluted share of Common Stock. The Thoma Bravo proposal indicated that the total consideration could be financed with equity and would not be subject to any financing contingencies. The competing proposal indicated that the equity capital would be funded from current funds under management. The meeting participants then discussed the transaction economics and related matters. The board of directors asked questions and then discussed advantages and disadvantages of the proposed transactions and whether to further explore the transactions. The board of directors further discussed its alternatives, including continuing to operate the business as a stand-alone public entity, a possible combination with other companies, a possible sale to a private company, timing, overall economic conditions, economic outlook for various time periods, the views of large stockholders, various strategies for possible transactions and potential transaction structures and other matters. The board of directors considered whether to contact any other potential bidders, whether private equity firms or other parties, at that time but determined not to do so because it believed that the private equity bidders would exhibit a lower level of commitment if they believed the deal was being further shopped, and also because of the increased possibility of a leak (and potential detrimental effects of a leak) by seeking and holding discussions with multiple third parties, the distraction to management (and the possible negative impact on the Company’s business and operations) by maintaining discussions with multiple third parties, and the expectation that any definitive agreement with Thoma Bravo would contain a “go shop” provision that would enable the Company to solicit alternative acquisition proposals after the definitive agreement was signed and announced. The board of directors also discussed the necessity of deal certainty, acknowledging that the Company could be severely harmed if a deal were announced but not closed and, further to this point, the board of directors discussed several recent failed deals for other corporations and the negative impact that those announced but failed deals had on stockholder value. The board of directors also determined that it should create a special committee to review strategic alternatives available to the Company, including mergers and acquisitions, and, accordingly, created the “Strategic Planning Committee,” or the Committee, and appointed Jim Dennedy and Jerry Jones as members.

On November 21, 2008, Mr. Conner, the Strategic Planning Committee and representatives of Barclays Capital held a telephone conference to discuss the current proposals. The Committee discussed the timeline for the process and instructed management to direct all further communications with the bidders be channeled through Barclays Capital and Wilson Sonsini Goodrich & Rosati. Following this meeting, Barclays Capital contacted the two bidders and scheduled due diligence sessions and the parties began negotiating confidentiality agreements in order to provide access to the on-line data room with the goal of receiving hard offers on or before December 19, 2008.

On November 24, 2008, pursuant to the direction of our board of directors, the Company entered into an agreement with Empire pursuant to which the Company granted Empire certain board observer rights and additional time for Empire to include a stockholder proposal, under Rule 14a-8 promulgated under the Exchange Act of 1934, as amended, in the Company’s 2009 proxy, Mr. Conner agreed to resign as the chairperson of our board of directors and the Company agreed to take all actions necessary to appoint Michael McGrath as the new chairperson of our board of directors.

On November 25, 2008, at a meeting of our board of directors, the board of directors formally accepted the resignation of Mr. Conner as the chairperson of the board of directors and elected Mr. McGrath as chairperson. Additionally, the board of directors was updated as to the go-forward process adopted by the Strategic Planning Committee.

In response to Thoma Bravo’s indication of interest and in anticipation of future discussions, representatives of Wilson Sonsini Goodrich & Rosati and Barclays Capital, in consultation with the Strategic Planning Committee via email and via telephone conference on November 28, 2008, negotiated a confidentiality agreement with Thoma Bravo, and on November 30, 2008, the Company entered into a confidentiality agreement with Thoma Bravo to enable the parties to share information regarding a potential transaction. The confidentiality agreement expressly prohibits Thoma Bravo from contacting any actual or potential partners or other third parties who would or might provide equity, debt or other financing for a transaction without the Company’s consent except for those entities already agreed to by the Company and listed on an annex to the agreement. The confidentiality agreement also contained an 18-month “standstill” provision which, among other things, prevents Thoma Bravo and its representatives from acquiring the Company’s stock or participating in a proxy solicitation regarding the Company’s stock without the Company’s prior written consent. Barclays Capital then provided Thoma Bravo and its authorized representatives with access to the on-line data room. A similar confidentiality agreement was negotiated with and executed by the other bidder.

During November of 2008, the Company assembled additional non-public information in response to and in anticipation of requests from Thoma Bravo and made this information available to Thoma Bravo through an on-line data room. Throughout the remainder of 2008 and into 2009, the Company continued to supplement this on-line data room with additional non-public information, while also making available to Thoma Bravo certain non-public financial information regarding the Company’s financial condition and results of operations, as well as the Company’s financial budgets, plans and forecasts for future periods, to enable Thoma Bravo to refine its valuation analysis of the Company.

During this same period of time, our management team met with representatives of Thoma Bravo on several occasions to discuss the Company’s business, operations, plans, budgets and forecasts, and to answer questions posed by Thoma Bravo and its advisors regarding these matters, including a meeting on December 2, 2008 with two of Thoma Bravo’s potential financiers, Wells Fargo and Bank of Montreal, a meeting on December 8, 2008 to discuss competitive landscape and market size, and a meeting on December 9, 2008 to discuss specifics concerning the Company’s sales, marketing, services, research and development and financial operations. The Strategic Planning Committee, however, instructed management to refrain from engaging in any discussions with

Thoma Bravo regarding their personal role or involvement in a potential transaction or the surviving company following a transaction until such time as the Strategic Planning Committee authorized them to do so, and management complied with these instructions.

Similarly, during this same period of time, our management team met with representatives of the other bidder to discuss the Company’s business, operations, plans, budgets and forecasts, and to answer questions posed by it and its advisors regarding these matters, including a meeting on December 10, 2008 to provide details regarding the Company’s revenue sources, competitive landscape, cost of revenues, gross margins, operating costs and sales force overview.

As of December 2, 2008 and following his appointment as chairman of our board of directors, Mr. McGrath began to attend meetings and calls of the Strategic Planning Committee, beginning with a Strategic Planning Committee call on December 2, 2008 to discuss the due diligence process, confidentiality agreements and updates on discussions with Thoma Bravo and the other bidder.

On December 5, 2008, the Strategic Planning Committee held a telephone conference in advance of meeting of the board of directors of the same day to discuss the status of the sale process. Later that same day, our board of directors convened a telephonic meeting to discuss the status of the sale process. Also attending were members of our management team, a representative of Wilson Sonsini Goodrich & Rosati and Peter Richards, the board observer appointed by Empire. Mr. Jones, as one of the members of the Strategic Planning Committee, described the status of due diligence and the substance of the proposed draft definitive agreement. The representative from Wilson Sonsini Goodrich & Rosati outlined the directors’ fiduciary duties in connection with their consideration of the preliminary acquisition proposals. The representative from Wilson Sonsini Goodrich & Rosati then described the structure and material terms of the draft definitive agreement to the board of directors, including the scope of the guarantee to provide the Company with a broader right of action in case of default by the acquisition subsidiary, the inclusion of a right to sue for specific performance, the inclusion of a right to seek recovery of any lost premium in the event the transaction does not close, the requirement of the purchaser to provide an equity commitment letter for the entire purchase price, and the inclusion of a “go-shop” provision to allow the Company to seek superior acquisition proposals after signing the definitive agreement. The board of directors approved the draft definitive agreement for distribution to the two bidders and confirmed the authority of the Strategic Planning Committee to negotiate further changes.

Shortly after the December 5th meeting, Barclays Capital distributed the approved draft of the definitive agreement to the two private equity bidders. During the same time period, our management team continued to meet with representatives of Thoma Bravo to discuss the Company’s business, operations, plans, budgets and forecasts, and to answer questions posed by Thoma Bravo and its advisors regarding these matters. However, at the direction of the Strategic Planning Committee, management continued to refrain from engaging in any discussions with Thoma Bravo regarding their personal role or involvement in a potential transaction or the surviving company.

On December 9, 2008 and December 12, 2008, the Strategic Planning Committee held telephone conferences to discuss the status of the sale process, including updates on the progress of the initial due diligence by Thoma Bravo and the other bidder.

Throughout 2008, the Company has been implementing cost reduction plans, the beneficial financial effects of which had become more evident by the end of 2008. In discussions with management, the Strategic Planning Committee concluded on December 16, 2008 that the cost cutting measures that had commenced in 2008 should be included in the Company’s 2009 financial plan. Accordingly, management updated the 2009 financial plan to reflect the Company’s budgetary modifications and, between December 16, 2008 and December 19, 2008, members of the Strategic Planning Committee, Barclays Capital and our management team communicated with Thoma Bravo regarding the Company’s revised 2009 financial plan.

On December 23, 2008, Thoma Bravo delivered its bid package, including a non-binding letter of intent to acquire Entrust in an all cash transaction for $1.75 per share of Common Stock, together with a draft debt commitment letter on behalf of Wells Fargo Foothill, LLC and Bank of Montreal, who agreed to fund the entire debt financing in order to remove any syndication risk. The proposal indicated that Thoma Bravo intended to finance the acquisition with a combination of equity and debt but would not require a financing contingency in the definitive agreement. The proposal further indicated that there would be a minimum cash amount and required the Company to agree to a ten business day exclusivity period with Thoma Bravo, subject to automatic one week extensions. As part of its bid package, Thoma Bravo included a mark-up of the definitive agreement that Barclays Capital had provided on behalf of the Company. The definitive agreement delivered by Thoma Bravo included a number of changes, including additional closing conditions providing Thoma Bravo with the ability to not close the transaction in the event of a “material adverse effect” upon the Company or failure to obtain certain third party consent, additional termination rights for a Company “material adverse effect” or breach of the “no shop” provision, the elimination of the Company right to seek specific performance, limitations on the Company’s remedies (i.e., $5 million reverse break up fee as sole remedy) in the event of a breach by Merger Sub and its failure to close the proposed transaction, limitations on Thoma Bravo guarantee and no Company rights to enforce the equity or debt commitment letters.

On or about December 24, 2008, the other bidder with whom the Company had been having preliminary discussions contacted the Company to convey that it was no longer interested in exploring a transaction with the Company.

On December 26, 2008, the Strategic Planning Committee discussed the Thoma Bravo bid package with representatives of Barclays Capital and Wilson Sonsini Goodrich & Rosati. Wilson Sonsini Goodrich & Rosati discussed Thoma Bravo’s proposed terms for a transaction and expressed the need to seek significant improvements in certain terms relating to transaction certainty including the Company’s ability to specifically enforce the agreement, the scope of upstream guarantees to be provided by Thoma Bravo, the elimination of or change to the proposed reverse break-up fee, elimination of the additional closing conditions regarding Thoma Bravo’s right to not close the transaction in the event of a “material adverse effect” upon the Company or failure to obtain certain third party consent and Company rights to enforce the equity or debt commitment letters. The meeting participants then discussed the transaction economics and related matters and the Strategic Planning Committee asked questions regarding various matters of Barclays Capital and Wilson Sonsini Goodrich & Rosati. After discussion, the Strategic Planning Committee expressed concern regarding the $1.75 price per share, but determined that the terms of Thoma Bravo’s proposal were sufficient to warrant further discussion in light of the Company’s business and operational challenges, the Company’s long-term strategic goals and alternatives, the Company’s prospects as an independent company and the possibility that the Thoma Bravo proposal could result in a transaction that represented a premium to the Company’s current stock price. On that basis, the Strategic Planning Committee determined to continue negotiations with Thoma Bravo with the goals of seeking a higher price for the Company than that reflected in Thoma Bravo’s preliminary proposal and obtaining deal terms that would provide a high level of certainty of consummating the proposed acquisition. Following the meeting, Mr. Jones provided an email to the complete board of directors to keep it apprised of the latest developments and determinations by the Strategic Planning Committee.

On December 28, 2008, Barclays Capital distributed a list of open material issues from the bid letter and the draft definitive agreement to Thoma Bravo highlighting the Strategic Planning Committee’s continued focus on deal certainty, including the Company’s ability to enforce the financing commitments.

Following the December 26, 2008 Strategic Planning Committee discussion, the Strategic Planning Committee, together with Barclays Capital and Wilson Sonsini Goodrich & Rosati worked to refine the Company’s response to Thoma Bravo’s proposed terms for a transaction and on December 29, 2008, Wilson Sonsini Goodrich & Rosati delivered a written response to Thoma Bravo’s proposed terms for a transaction that, among other things, set forth the material provisions of the definitive agreement that would need to be amended in order to improve transaction certainty, and over the next week Wilson Sonsini Goodrich & Rosati and Kirkland & Ellis LLP discussed the proposed terms for a transaction.

On January 5, 2009, members of our management team held a call to review the Company’s preliminary financial results for the fourth quarter of 2008.

On January 6, 2009, Thoma Bravo provided Barclays Capital with a response to the material issues list and provided an updated letter of intent which would expire if not accepted by January 12, 2009. Thoma Bravo’s written response indicated some flexibility on the deal certainty issues that has been identified as critical by the Company’s board of directors, including providing the Company with the ability to seek specific performance as a remedy.

On January 7, 2009, our board of directors held a special meeting to discuss, among other things, the status of due diligence and to summarize the bid package presented by Thoma Bravo. Also attending the meeting were representatives of Barclays Capital and Wilson Sonsini Goodrich & Rosati. Barclays Capital summarized the status of the sales process. Barclays Capital then summarized its recent negotiations with Thoma Bravo and the terms of the Thoma Bravo bid, including the $1.75 per share all cash consideration, proposed equity commitment to fund the entire consideration and ten day exclusivity period. The meeting participants then discussed the transaction economics and related matters. Mr. Jones then updated the board of directors regarding the discussions that he and other members of the Special Committee have had with Barclays Capital, legal counsel and Thoma Bravo. The board of directors discussed whether Thoma Bravo was likely to increase its price in light of the increase in the price per share of the Company Common Stock, which had closed at $1.70 on the immediately preceding trading day. The representative from Wilson Sonsini Goodrich & Rosati outlined the directors’ duties in connection with their consideration of the preliminary acquisition proposals and then discussed the improvements made by Thoma Bravo to the draft agreement. The board of directors then discussed a number of factors relating to the proposal, including the fact that the current stock price may not be indicative due to its recent volatility, the cash position of the Company, the concerns expressed by large stockholders about operating plan risk, challenges, risks and opportunities attendant to the Company’s stand-alone operating plan, as well as the current state of the markets. After discussion, upon a motion duly made and seconded, the board of directors resolved to reject the price of $1.75 per share and instructed representatives of Barclays Capital to inform Thoma Bravo that $1.75 per share was insufficient consideration and also that the board of directors would only approve a definitive agreement with terms that provided for a high degree of deal certainty.

Between January 7, 2009 and the next meeting of the full board of directors on January 22, 2009, the Strategic Planning Committee had several calls to discuss the process and potential next steps with Thoma Bravo, including calls on January 9, January 10, January 13 and January 21, 2009. Additionally, during January 2009, Mr. Conner contacted a potential strategic partner to discuss its interest, if any, in a possible strategic merger or other business combination transaction with the Company. No proposal resulted from these discussions.

On January 9, 2009, Mr. McGrath communicated with representatives of Thoma Bravo who indicated that the $1.75 price per share was firm and also questioned the Company’s request for greater deal certainty. Mr. McGrath reiterated the Company’s desire for greater deal certainty and a higher price per share.

On January 23, 2009, our board of directors held a regularly scheduled meeting at which it discussed, among other matters, strategic alternatives for the Company. Also attending were representatives of Barclays Capital and Wilson Sonsini Goodrich & Rosati and, for a portion of the meeting, board observer, Peter Richards, appointed on behalf of Empire. The meeting participants then discussed the transaction economics and related matters. Mr. Jones noted that Thoma Bravo had been informed that its bid was rejected and the board of directors discussed various approaches and strategies to encourage Thoma Bravo to raise its bid, including informing it that the process may be opened up to additional parties after announcement of earnings. The board of directors instructed representatives of Barclays Capital to continue discussions with Thoma Bravo and seek to have the price per share in its proposal increased.

On February 2, 2009, the Strategic Planning Committee held a telephone conference to discuss the status of the sale process and emphasized the need of Thoma Bravo to improve its offer.

On February 4, 2009, following earlier discussions between Thoma Bravo and representatives of Barclays Capital, Thoma Bravo delivered an updated draft letter of intent in which it increased the price per share from $1.75 to $1.85 and a letter expiration date of February 6, 2009. Later that day, the Strategic Planning Committee held a telephone conference to discuss the updated offer, which was followed by a special meeting of our board of directors to discuss the status of negotiations with Thoma Bravo and the updated price per share. Representatives of our management team, Barclays Capital and Wilson Sonsini Goodrich & Rosati also attended this meeting. Barclays Capital began the meeting by relaying the message from Thoma Bravo that $1.85 was the highest price per share Thoma Bravo would be willing to pay. Barclays Capital then reviewed the latest Thoma Bravo bid received on February 4, 2009. The meeting participants then discussed the transaction economics and related matters, the board of directors asked questions of Barclays Capital and Wilson Sonsini Goodrich & Rosati, discussed the increased price per share and resolved to move forward with further negotiations at the $1.85 per share price.

On February 6, 2009, the Strategic Planning Committee, representatives of Barclays Capital and our management team discussed the Company’s updated operating plan that reflected the various cost restructuring measures that had been implemented and expected to be implemented, as well as the latest relevant economic, business and financial information concerning the Company and the industry in which it operates.

On February 16, 2009, our board of directors convened a special meeting to review the updated 2009 operating plan for the Company. Mr. Conner explained the framework for the plan and Mr. David Wagner reviewed the content of the plan with the board of directors. After discussion, the board of directors resolved to approve the 2009 operating plan and authorized Company management to provide the plan to Thoma Bravo.

On February 18, 2009, pursuant to the ongoing discussions between representatives of Barclays Capital and Thoma Bravo, Thoma Bravo delivered an updated draft letter of intent reiterating the price per share of $1.85, clarifying that Thoma Bravo was willing to offer specific performance as a remedy, but requiring that the Company reimburse Thoma Bravo in cash for the lesser of half its out of pocket expenses or $250,000 in the event the Company elects not to consummate a transaction with Thoma Bravo. Later that same day and the next day, the Strategic Planning Committee held telephone conference calls to discuss the negotiations with Thoma Bravo regarding the draft letter of intent.

In response to further discussions, Thoma Bravo again updated the draft letter of intent on February 19, 2009 to provide assurances that based on discussions to date, it was confident that the parties could reach final agreement on the terms of a definitive written agreement in a timely fashion. Later that day, our board of directors convened a meeting to discuss the status of negotiations with Thoma Bravo. Representatives of our management team, Barclays Capital and Wilson Sonsini Goodrich & Rosati also attended this meeting. Strategic Planning Committee member Jerry Jones updated the board of directors regarding the status of discussions with Thoma Bravo and summarized the open items on the draft letter of intent, including the minimum cash condition, expense reimbursement terms and restrictions on management employment discussions. The board of directors reviewed these and other matters relating to the letter of intent, including the timing of a possible transaction and the potential impact of announcing a deal on the Company’s customer relationships and forecasted revenues. Barclays Capital then reviewed with the board of directors the latest Thoma Bravo bid received on February 4, 2009. A representative from Wilson Sonsini Goodrich & Rosati next summarized the duties and standards applicable to the board of directors in the context of considering the proposed transaction with Thoma Bravo and also reviewed the process undertaken by the Company to date in evaluating strategic alternatives available to the Company. Mr. Conner then summarized for the board of directors the risks of continuing as a public stand-alone entity, including the competitive risks and costs and the risk associated with the two largest vertical markets of financial services and government. The meeting participants then discussed the transaction economics and related matters and the board of directors asked questions regarding various matters of Barclays Capital and Wilson

Sonsini Goodrich & Rosati. The board of directors then discussed a variety of factors relating to the proposed transaction including:

•	the increasing costs of operating as a small public company;

•	the current volatile state of the economy, including uncertainty as to the near-term and long-term economic forecast;

•	the increased competition from large-scale competitors;

•	challenges, risks and opportunities attendant to the Company’s stand-alone operating plan, particularly in light of current economic conditions;

•	challenges and opportunities associated with the Company’s ability to grow its business and maintain profitability in the future;

•	the significant number of parties contacted by the Company throughout the course of its evaluation of its strategic alternatives and the results of those discussions;

•	the price being offered by Thoma Bravo;

•	the cost of capital in the current marketplace;

•	the Company’s historical performance relative to its operating plan and strategic goals;

•	whether the Company would be able to obtain the required two-thirds stockholder vote;

•	the potential impact on the Company’s customer, employee and other relationships, and on its business generally, if an announced deal was not completed; and

•	the Company’s current stock price.

After discussion, our board of directors approved the draft letter of intent with Thoma Bravo, added director Michael McGrath to the Strategic Planning Committee and authorized the Strategic Planning Committee to execute the draft letter of intent with Thoma Bravo and to negotiate the definitive agreement.

On February 20, 2009, Strategic Planning Committee member Jerry Jones executed the letter of intent on behalf of the Company. The terms of the executed letter of intent included an exclusivity period of 10 business days, consideration of $1.85 per share of fully diluted Company Common Stock, a minimum cash condition and a maximum of $100,000 expense reimbursement provision.

During the following weeks, members of the Strategic Planning Committee met with management on numerous occasions, including on February 26, February 27, March 2, March 4 and March 6 to receive updates on the due diligence process and coordinated with legal counsel and Thoma Bravo to coordinate progress on the draft definitive agreement. Additionally, Kirkland & Ellis provided additional requests for due diligence and the Company continued to add material to the on-line data room.

On February 26, 2009, representatives of Kirkland & Ellis delivered a revised draft of the definitive agreement to Wilson Sonsini Goodrich & Rosati. The definitive agreement delivered by Kirkland & Ellis included a number of changes from the original draft circulated on behalf of the Company, including additional closing conditions providing Thoma Bravo with the ability to not close the transaction in the event of a “material adverse effect” upon the Company or failure to obtain certain third party consent, additional termination rights for a Company “material adverse effect” or breach of the “no shop” provision, limitations on the Company’s remedies (i.e., $5 million reverse break up fee as sole remedy) in the event of a breach by Merger Sub and its failure to close the proposed transaction, limitations on the Thoma Bravo guarantee and no Company rights to enforce the equity or debt commitment letters.

Over the next several weeks, Thoma Bravo continued its due diligence and legal counsel continued to address outstanding legal issues in the draft definitive agreement. Company management continued to meet with Thoma Bravo and its advisors to discuss due diligence issues but continued, at the direction of the Strategic Planning Committee, to refrain from any discussions regarding management compensation. However, in early March 2009, Thoma Bravo communicated to the Strategic Planning Committee that it viewed the risks associated with buying a company without management in place to be unacceptable, and therefore it would not move forward with a definitive agreement unless it had the opportunity to assure itself that Company management were committed to remaining with the Company after the closing of the proposed transaction. Accordingly, on March 2, 2009, the Strategic Planning Committee held a call with representatives of Barclays Capital and Wilson Sonsini Goodrich & Rosati to discuss both the latest draft of the definitive agreement and the scope of permissible communications between Thoma Bravo and Company management regarding management compensation.

On March 3, 2009, Thoma Bravo provided a summary of its general compensation philosophy to the Strategic Planning Committee, which the Strategic Planning Committee discussed with Wilson Sonsini Goodrich & Rosati and Barclays Capital. The Strategic Planning Committee then authorized Mr. Conner and Mr. Kendry to have a call with Thoma Bravo regarding its general compensation philosophy, provided that a representative of Wilson Sonsini Goodrich & Rosati would be present and that Thoma Bravo would not engage in discussions regarding specific terms of employment for Company management. Following the conference call between Thoma Bravo and Mesrrs. Conner and Kendry, Thoma Bravo advised the Strategic Planning Committee that it desired to provide written term sheets setting forth specific compensation information for members of the management team.

In early March 2009, Thoma Bravo continued its due diligence sessions with Company management and Kirkland & Ellis continued its legal due diligence review of the Company. On March 6, 2009, the Strategic Planning Committee determined to grant Thoma Bravo an extension of the exclusivity period by an additional 10 business days through March 20, 2009.

Over the course of the next 10 business days, the Strategic Planning Committee held several calls, including calls on March 10, March 11 and March 19, 2009, to discuss the status of the definitive agreement and Thoma Bravo’s request that it would not move ahead with the proposed transaction unless it were permitted to put in place more formal arrangements with Company management, including signed term sheets. With the exclusivity period expiring again on March 20, 2009, the Strategic Planning Committee held a call on March 19, 2009 and determined that Jerry Jones should act as the Company’s representative to directly engage with Thoma Bravo in order to negotiate open issues in the definitive agreement. Furthermore, in light of Thoma Bravo’s expressly stated reluctance to move forward with the proposed transaction without further direct communications with Company management regarding specific employment terms, the Strategic Planning Committee determined that Thoma Bravo could speak directly with Company management regarding specific future employment terms, but must provide any term sheets in advance to the Strategic Planning Committee and must conclude its discussions with Company management expeditiously.

On March 25, 2009, the Strategic Planning Committee determined that it would deliver a message to Thoma Bravo that Thoma Bravo had until 5p.m. PT on Friday, March 27, 2009 to make significant progress with Company management and to resolve certain material issues in the definitive agreement in order to continue further discussions. The Strategic Planning Committee then communicated to the board of directors the status of negotiations and the message intended to be communicated to Thoma Bravo, to which message the Committee received general supportive feedback from various members of our board of directors.

On March 26, 2009, on behalf of Thoma Bravo, Kirkland & Ellis delivered a revised draft of the definitive agreement to Wilson Sonsini Goodrich & Rosati. The draft agreement deleted certain carve outs regarding adverse effects caused by the announcement and pendency of the proposed transaction from the definition of Material Adverse Effect, made significant limiting revisions to the definition of “Minimum Closing Cash,” and limited the Company’s proposals regarding deal certainty including its rights to seek specific enforcement. Thoma Bravo also delivered a letter requesting an additional period of exclusivity, but the letter was not executed.

On March 27, 2009, the Strategic Planning Committee received feedback of significant progress (from both Company management and legal counsel) on both discussions with management and on the draft definitive agreement with Thoma Bravo.

Between March 29, 2009 and April 12, 2009, Wilson Sonsini Goodrich & Rosati and Kirkland & Ellis exchanged drafts of the definitive agreement and the equity commitment letter, with significant progress beginning to be made during the week of April 3, 2009 in terms of narrowing the open issues.

On April 2, 2009, the Company and Thoma Bravo agreed to amend the confidentiality agreement in order to make the agreement mutual and allow the Company to conduct due diligence on the Thoma Bravo funds.

Throughout the weekend of April 4 and April 5 and over the week beginning on April 6, 2009, Barclays Capital and Wilson Sonsini Goodrich & Rosati, in frequent consultation with Mr. Jones of the Strategic Planning Committee, engaged in discussions with Thoma Bravo and Kirkland & Ellis in an effort to improve the non-price terms of the proposed transaction with Thoma Bravo. Drafts of the definitive transaction documents were circulated back and forth and on April 9, 2009, the Strategic Planning Committee convened a meeting to receive an update on the progress that had been made. Representatives from Barclays Capital and Wilson Sonsini Goodrich & Rosati attended the meeting. Wilson Sonsini Goodrich & Rosati began with an update regarding the proposed non-price terms of a transaction, and reported that Thoma Bravo’s legal advisors had tentatively agreed upon the material non-price terms of the proposed transaction, subject to the Strategic Planning Committee’s approval, other than certain representations and warranties in the Agreement. Barclays Capital then reported that it expected to be in a position to deliver a fairness opinion at the meeting of the board of directors to be convened later that afternoon. The Strategic Planning Committee members and a representative of Wilson Sonsini Goodrich & Rosati then summarized the material terms and conditions relating to the definitive agreement, including deal certainty terms, timing and the required stockholder vote. After discussion, the Strategic Planning Committee unanimously determined to recommend to the board of directors the terms and conditions of the definitive agreement, subject to the board of directors’ determination to approve the proposed merger.

Later that same day, our board of directors convened a meeting to consider the proposed transaction. Representatives from Barclays Capital and Wilson Sonsini Goodrich & Rosati attended the meeting, as well as Mr. Richards, the board observer from Empire Capital. After some administrative matters, Mr. Jones summarized the process and actions undertaken by the Strategic Planning Committee in its evaluation and negotiation of the proposed transaction. Thereafter, representatives from Barclays Capital reviewed Barclays Capital’s financial analysis of the proposed transaction and the go-shop process, and reported on the diligence review it had conducted on Newco. After discussion, a representative from Barclays Capital rendered Barclays Capital’s oral opinion (which was subsequently confirmed in writing) that, as of April 9, 2009 and based upon and subject to the qualifications, limitations and assumptions stated in its written opinion, from a financial point of view, the consideration to be offered to the stockholders of the Company in the proposed merger was fair to the stockholders. The observer from Empire Capital stated Empire’s support for the proposed merger and then he and the representatives from Barclays Capital left the meeting. Next, a representative of Wilson Sonsini Goodrich & Rosati reviewed the duties applicable to the board of directors in the context of the proposed transaction. After discussion of a variety of factors relating to the proposed merger, including the Company’s prospects, the terms of the definitive agreement, regulatory matters relating to the proposed merger and the impact of having less than unanimous board approval, the board of directors directed the Strategic Planning Committee and Wilson Sonsini Goodrich & Rosati to finalize any remaining open issues in the definitive agreement or otherwise relating to the proposed merger.

Following the April 9, 2009 meeting of the Special Committee, Wilson Sonsini Goodrich & Rosati continued discussions with Kirkland & Ellis to resolve the remaining issues that had not been agreed upon, including certain representations and warranties in the agreement and the requisite board vote required by Thoma Bravo.

On April 10, 2009, Mr. Jones of the Strategic Planning Committee communicated with Thoma Bravo and confirmed that Thoma Bravo would be willing to proceed with the transaction if approved by a majority of the Company’s board of directors.

Further to Mr. Jones’ discussion with Thoma Bravo, on April 11, 2009, Wilson Sonsini Goodrich & Rosati distributed a revised draft of the definitive agreement to Kirkland & Ellis.

On April 11, 2009, our board of directors convened a meeting to consider the proposed transaction. Representatives from Wilson Sonsini Goodrich & Rosati attended the meeting. Mr. Ringler reported that the respective legal advisors had closed all of the remaining material issues and that the definitive agreements for a transaction with Thoma Bravo had been fully negotiated and were ready for execution if and when the board of directors chose to proceed, subject to finalizing certain disclosure schedules and representations and warranties. Wilson Sonsini Goodrich & Rosati then described the terms and conditions of the definitive agreements for the proposed transaction with Thoma Bravo, including the equity commitment letters and guarantees from the equity participants and the debt commitment letters for the debt financing sources. After discussion of a variety of factors relating to the Merger, the board of directors approved the execution, delivery and performance of the Merger Agreement and the consummation of the Merger, with F. William Conner abstaining (in order to avoid any appearance of a conflict of interest resulting from his employment arrangements with Thoma Bravo) and Douglas Schloss voting against the Merger.

On April 12, 2009, on behalf of Thoma Bravo, Kirkland & Ellis delivered a revised draft of the definitive agreement for the proposed transaction to Wilson Sonsini Goodrich & Rosati, which reflected the material terms upon which the parties had earlier reached tentative agreement. Accordingly, representatives of Wilson Sonsini Goodrich & Rosati confirmed this draft of the definitive agreement as acceptable to the Company. Later that same day, the Company and Thoma Bravo executed the final merger agreement. Also on that day, Messrs. Conner, Kendry and Wagner each entered into letter agreements with Thoma Bravo regarding the terms of their respective employment following completion of the proposed transaction.

On April 13, 2009, the parties issued a press release announcing execution of the definitive merger agreement.

Reasons for the Merger; Strategic Planning Committee; Recommendation of Our Board of Directors

Strategic Planning Committee

The Strategic Planning Committee, consisting solely of independent directors, and, acting with the advice and assistance of the Company’s independent legal and financial advisors, evaluated and actively participated in the negotiation of the Merger, including the terms and conditions of the Merger Agreement with Newco and Merger Sub. At the meeting held on April 9, 2009 described above, the Strategic Planning Committee unanimously recommended the terms of the Merger Agreement to the board of directors.

Board of Directors

Our board of directors, at the meeting held on April 11, 2009 described above, (i) determined that the Merger is in the best interests of the Company and its stockholders, and declared it advisable to enter into the Merger Agreement and effect the Merger, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (iii) resolved to recommend that the stockholders approve the adoption of the Merger Agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the stockholders meeting and (iv) took all necessary actions so that, to the extent permitted by law, the provisions of Section 3-601 et. Seq. of the MGCL and any other similar applicable “anti-takeover” law will not be applicable to the Merger.

In the course of reaching its determination, our board of directors considered the following factors and potential benefits of the Merger:

•

the current and historical market prices of the Company’s Common Stock and the fact that the price of $1.85 per share represented a premium to those historical prices, a premium of approximately 22.5% to the average closing share price of the Company’s Common Stock for the thirty days prior to April 9, 2009, and a premium of approximately 25.8% to the average closing price for the ninety trading days prior to April 9, 2009;

•

the current volatile state of the economy and general uncertainty surrounding forecasted economic conditions in both the near-term and the long-term, globally as well as within the information security industry;

•	the increasing costs of operating as a small public company;

•	the increased competition from large-scale competitors;

•	the results of the process conducted by the Company and its financial advisors to evaluate strategic alternatives available to the Company;

•

the certainty of stockholders realizing in cash a fair value for their investment provided by the Merger, compared to the possible alternatives to the sale of Entrust, including continuing to operate Entrust on a stand-alone basis, and the risks and uncertainties associated with the Company’s stand-alone operating plan, such as

•

the historical and projected challenges associated with growing the Company’s business and maintaining profitability, including but not limited to the decline in the Company’s revenue in the first quarter of 2009 of 12% from the Company’s revenue in the first quarter of 2008;

•	changes that would be required to the Company’s stand-alone operating plan on a going forward basis and the related cost, distraction and effort involved in implementing such changes; and

•	the cost of capital in the current marketplace;

•	the Company’s historical performance relative to its operating plan and strategic goals;

•	the Company’s historical share price relative to that of market indices and the Company’s peers;

•	the terms of the Merger Agreement and the related agreements, including:

•	the limited number and nature of the conditions to Newco’s obligation to consummate the Merger;

•

the fact that the terms of the Merger Agreement provide for a 30-day post-signing “go-shop” period during which the Company may solicit additional interest in transactions involving the Company, and, after such 30-day period, continue discussions with certain persons or respond to unsolicited proposals under certain circumstances;

•	our ability, under certain limited circumstances, to furnish information to and conduct negotiations with third parties regarding other proposals;

•

our ability to terminate the Merger Agreement in order to accept a financially superior proposal, subject to paying Newco a termination fee of either $2,288,600 or $4,577,200, depending on the timing and circumstances of such termination;

•

that the equity commitment provided in favor of Newco was for an amount sufficient to cover the aggregate Merger consideration, and that the Company is a named third party beneficiary of the equity commitment letter;

•	that a fund affiliated with Thoma Bravo guaranteed Newco’s obligations under the equity commitment letter and the Merger Agreement;

•

our ability to enforce specifically the terms and provisions of the Merger Agreement to prevent certain breaches of the Merger Agreement, and Newco’s affirmative obligation to cooperate with any such efforts;

•

the fact that the merger consideration is all cash, allowing the Company’s stockholders to immediately realize a fair value for their investment, while also providing such stockholders certainty of value for their shares;

•

the financial presentation of Barclays Capital, including the opinion of Barclays Capital that, as of April 9, 2009 and based upon and subject to the qualifications, limitations and assumptions stated in its written opinion, from a financial point of view, the consideration to be offered to the stockholders of the Company in the proposed merger was fair to the stockholders;

•	the unanimous recommendation by the Strategic Planning Committee of the terms and conditions of the Merger Agreement;

•	the view expressed by several of the Company’s significant stockholders, including Empire Capital, that such stockholders were generally supportive of a merger transaction at the current time; and

•

the fact that, for six months from the effective date of the Merger, (i) the Surviving Corporation will maintain for the benefit of each continuing employee the benefit plans (other than equity-based and certain other benefits) at benefit levels that are no less than the levels in effect on the date of the Merger Agreement, (ii) provide compensation and benefits (other than equity-based and certain other benefits) to each continuing employee that, taken as a whole, are no less favorable in the aggregate than the compensation and benefits provided to such employee immediately prior to the consummation of the Merger or (iii) provide some combination of (i) and (ii) that, taken as a whole, are no less favorable in the aggregate than the compensation and benefits provided to such employee immediately prior to the consummation of the Merger.

Our board of directors also considered a variety of risks and other potentially negative factors concerning the Merger Agreement and the Merger, including the following:

•

the risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on the Company’s business and its relationships with customers and suppliers;

•

the fact that the Company’s stockholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company, including any appreciation in value that could be realized as a result of improvements to the Company’s operations;

•

the current volatile state of the economy and general uncertainty surrounding forecasted economic conditions, both globally and also within the information security industry, and the related impact on the Company’s current share price and overall valuation;

•	the vote of the Company’s stockholders required to approve the Merger is two-thirds of the total outstanding shares;

•

the requirement that we pay Newco a termination fee of either $2,288,600 or $4,577,200, depending on the timing and circumstances surrounding our termination of the Merger Agreement, if our board of directors accepts a superior proposal;

•

the restrictions on the conduct of the Company’s business prior to the completion of the Merger, requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Merger; and

•	the fact that an all cash transaction would be taxable to the Company’s stockholders that are U.S. persons for U.S. federal income tax purposes.

The foregoing discussion summarizes the material factors considered by the board of directors in its consideration of the Merger. After considering these factors, the board of directors concluded that the positive factors relating to the Merger Agreement and the Merger outweighed the potential negative factors. In view of the wide variety of factors considered by the board of directors, and the complexity of these matters, the board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the board of directors may have assigned different weights to various factors. The board of directors approved and recommends the Merger Agreement and the Merger based upon the totality of the information presented to and considered by it.

Our board of directors recommends that you vote “FOR” the approval of the Merger and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Views of the Dissenting Director

Mr. Schloss has provided the Company with a statement with respect to some of the reasons he voted against the approval of the Merger Agreement: The reasons included in Ms. Schloss’s statements are included in the column on the left of the table set forth below; the Company’s response to each of these reasons is included in the column on the right. Mr. Schloss’s statements only represent the views of Mr. Schloss and do not represent the views of the Company or the other members of the Company’s board of directors.

Paragraph from Mr. Schloss’ Letter	Company Response
Based on all of the information presented to the Board of Directors, I do not believe that the acquisition price of $1.85 per share is fair to the shareholders. (Assuming the merger closes either before July 15th or after September 15th and assuming the purchaser utilizes the $23 million of cash that is required to be on hand at closing as part of the acquisition consideration, the purchaser is only paying approximately $1.45 per share to the Company’s shareholders.)

The board of directors concluded that the merger consideration is fair to the Company’s stockholders based on all of the information provided to it. Mr. Schloss’s point about the Company’s cash position was fully considered by the board of directors as part of its determination.

Mr. Schloss’s analysis fails to account for approximately $15 million in lease liability, which many analysts and all potential buyers viewed as a balance sheet liability offsetting some portion of the cash available to the business. In any event, the consideration to be received by the Company stockholders is $1.85 per share.

Given current general economic conditions, it does not seem to be the right time to sell the Company. The equity value of “small cap” companies like the Company is generally depressed by the dramatic lack of liquidity in the market. The Company bookings have grown in each of the past five years, the Company is cash flow positive and has substantial cash balances on hand. There is no necessary reason for the Company to be sold at a low valuation at this time, especially in light of the fact that the Company received written indications of interest from two large strategic buyers at significantly higher prices per share than offered by Thoma Bravo.	The board of directors disagrees with Mr. Schloss’s personal opinion on whether this is right time to sell the Company, for all of the reasons described in this proxy statement. The two written indications of interest Mr. Schloss references were made over a year ago and prior to a dramatic freefall in the global economy and a significant decrease in the Company’s stock price, and these indications of interest did not result in any binding proposals or offers to acquire the Company. Moreover, to the extent the strategic buyers that Mr. Schloss refers to (or anyone else for that matter) are willing and able to offer a better price than Newco, they are free to do so as set forth in the merger agreement.

Mr. Conner, the Company’s CEO, is scheduled to receive a “success fee” of $2.5 million, plus a 5.7%	Messrs. Conner, Wagner and Kendry have had severance agreements in place for many years, as is equity interest in the acquiring corporation, upon closing the merger. In addition, Mr. Wagner, the Company’s CFO and Mr. Kendry, the Company’s Chief Governance Officer, are scheduled to receive aggregate “success fees” totaling $1,402.022 and, collectively, a 2.1% equity interest in the acquiring corporation, upon closing of the merger. Though each of these gentlemen would be entitled to receive similar cash payments under their “change-in-control agreements”, such payments would only be made if they lost their jobs. In my view, each of Mr. Conner, Mr. Wagner and Mr. Kendry is an “interested party” and should have had no involvement at all in the sale process following the negotiation of such success fees with the acquirer. Mr. Conner and other members of management are totally conflicted with respect to the “go shop” period. In my view, the amount of consideration to be received by Mr. Conner, Mr. Wagner and Mr. Kendry in relation to the value to be received by the shareholders is completely unjustified.

customary for management of public companies, and these agreements have been disclosed in the Company’s periodic filings with the SEC. These original agreements were approved by the board of directors.

As described above under “Background of the Merger,” several weeks after the board of directors (including Mr. Schloss) determined to enter into a letter of intent with Thoma Bravo at a per share price of $1.85 and granting certain rights of exclusivity, Messrs. Conner, Wagner and Kendry agreed to enter into new change in control arrangements with Thoma Bravo that would actually reduce the liability of the Company under these individuals’ existing agreements. The potential payments under these new agreements are not “success fees”; rather, the executives agreed to forego their respective current change of control benefits in exchange for the lower-valued benefits to be provided by the new agreements.

Mr. Schloss’s statement regarding the payments under the existing agreements only being triggered in the event the individuals lost their jobs is inaccurate. Under the current agreements, each of Messrs. Conner, Wagner and Kendry would have been entitled to cash payments in connection with a voluntary termination of employment within one year after the merger.

As to the involvement of Messrs. Conner, Wagner and Kendry in the go-shop process, management has not been involved in the process except to extent necessary to facilitate due diligence. The Strategic Planning Committee of the board of directors is leading the go-shop process with active involvement of the Company’s legal and financial advisors. The board of directors strongly believes that Messrs. Conner, Wagner and Kendry have at all times acted appropriately and consistent with their fiduciary duties to the Company, and more specifically, have taken all actions requested of them to facilitate a thorough go-shop process.

Messrs. Conner, Wagner and Kendry have also been offered initial equity grants by Thoma Bravo, which is customary in these circumstances. It is somewhat misleading to state the fixed fully diluted equity ownership percentages to be received by Messrs. Conner, Wagner and Kendry because the post-closing capitalization of the surviving corporation has not yet been finalized. However, the equity to be received by these members of management is comprised principally of common stock that is junior to, and subject to the liquidation and other preferences of, Newco preferred stock. In addition, all of the equity to be received by Messrs. Conner, Wagner and Kendry is subject to a four-year vesting period based on a combination of continued employment and performance.

The Company’s largest shareholder, Empire Capital, has a designated representative on the Board of Directors who had strongly requested to serve on the Strategic Planning Committee, which was initially a two-person “special committee” created to review strategic alternatives available to the Company. In my view, rather than representing the interests of all shareholders, Empire’s representative continued to push for a transaction at this point in time given Empire’s previously disclosed intention to maximize the value of its investment.	The Company’s largest stockholder, Empire Capital, nominated a board candidate who was unanimously appointed to the board of directors in June 2008. In November 2008, the Empire Capital-nominated director requested to be a part any board committee tasked with evaluating and making decisions regarding strategic alternatives available to the Company. Later in November 2008, the board of directors established the Strategic Planning Committee for convenience in connection with, and to help facilitate review of, the Company’s strategic alternatives (including having the committee members to act as an interface between the Company and its financial advisors and counsel, versus tasking management with this responsibility). The board of directors unanimously appointed the Empire Capital designee and one other independent director to the committee, and the Chairman of the board of directors subsequently joined the committee in early January 2009. Although the committee ultimately took an active role in negotiating the terms of the merger agreement on the Company’s behalf, the merger agreement was approved by the full board of directors.

The board of directors believes that each member has fulfilled its fiduciary obligations to all stockholders regardless of their relationship with a particular stockholder. There is no more reason to believe the Empire Capital designee’s relationship with Empire has colored his judgment in that regard than to believe that Mr. Schloss’s relationship with Marcus Schloss & Co., Inc. (which owns approximately 1% of the Company’s outstanding common stock and with respect to which Mr. Schloss shares voting and investment power) has colored his judgment.

Wilson Sonsini Goodrich & Rosati, counsel to the Strategic Planning Committee, is not an “independent” legal counsel as such concept is generally construed in transactions of this nature. Wilson Sonsini Goodrich & Rosati regularly performed legal services for the Company and its management, thus it was not in a position to provide “independent” legal advice to the Strategic Planning Committee (which was functioning as a “special committee” with respect to the merger process) or other independent members of the Board of Directors. In addition, Wilson Sonsini Goodrich & Rosati has an agreement whereby its compensation is tied to the completion of a successful transaction which additionally jaundices its independence.	The Strategic Planning Committee was not a special committee as the term is customarily used in these types of transactions; it was assembled for the sake of convenience and not because there were conflicted directors or for other common reasons. The scope and terms of the Wilson Sonsini Goodrich & Rosati engagement was approved by the board of directors. Wilson Sonsini Goodrich & Rosati was engaged to provide legal services only to the Company, not management. It is quite common for a company’s regular outside counsel to represent it in a business combination transaction and success-based fee arrangements are customary in transactions of this nature.

Opinion of Financial Advisor

The Company engaged Barclays Capital to act as its financial advisor with respect to pursuing strategic alternatives for the Company, including a possible sale of the Company. On April 9, 2009, Barclays Capital rendered its oral opinion (which was subsequently confirmed in writing on April 12, 2009) to the Company’s board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, from a financial point of view, the Merger Consideration of $1.85 per share to be offered to the stockholders of the Company in the Merger was fair to such stockholders. April 9, 2009 was the last trading day before Barclays Capital delivered its written opinion.

The full text of Barclays Capital’s written opinion, dated as of April 12, 2009, is attached as Annex B to this Proxy Statement. Barclays Capital’s written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays Capital in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays Capital’s opinion and the methodology that Barclays Capital used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays Capital’s opinion, the issuance of which was approved by Barclays Capital’s Fairness Opinion Committee, is addressed to the board of directors of the Company, addresses only the fairness, from a financial point of view, of the consideration to be offered to the stockholders of the Company in the Merger and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger or any other matter. The terms of the Merger were determined through arm’s-length negotiations between the Company and HAC Holdings, Inc. and were approved by the Company’s board of directors. Barclays Capital did not recommend any specific form of consideration to the Company or that any specific form of consideration constituted the only appropriate consideration for the Merger. Barclays Capital was not requested to opine as to, and its opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the proposed transaction. In addition, Barclays Capital expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the proposed transaction, or any class of such persons, relative to the consideration to be offered to the stockholders of the Company in the Merger. No limitations were imposed by the Company’s board of directors upon Barclays Capital with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays Capital, among other things:

•	reviewed and analyzed the merger agreement and the specific terms of the proposed transaction;

•

reviewed and analyzed publicly available information concerning the Company that Barclays Capital believed to be relevant to its analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•

reviewed and analyzed financial and operating information with respect to the business, operations and prospects of the Company furnished to Barclays Capital by the Company, including financial projections of the Company prepared by management of the Company (the “Management Projections”);

•

reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance of the Company for calendar years 2009 and 2010, and extrapolations of such estimates for calendar years 2011 through 2014 prepared by management of the Company (collectively, the “Street Estimates”) and price targets of the Company published by such independent research analysts;

•

reviewed and analyzed a trading history of the Company Common Stock from April 6, 2007 through April 6, 2009 and a comparison of that trading history with those of other companies that Barclays Capital deemed relevant;

•	reviewed and analyzed a comparison of the historical financial results and present financial condition of the Company with those of other companies that Barclays Capital deemed relevant;

•	reviewed and analyzed a comparison of the financial terms of the proposed transaction with the financial terms of certain other transactions that Barclays Capital deemed relevant;

•	had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects; and

•	undertook such other studies, analyses and investigations as Barclays Capital deemed appropriate.

In arriving at its opinion, Barclays Capital assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays Capital without any independent verification of such information and further relied upon the assurances of management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Management Projections, upon the advice of the Company, Barclays Capital assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company would perform substantially in accordance with such projections. In addition, for the purposes of Barclays Capital’s analysis and with the Company’s consent, Barclays Capital also relied on the Street Estimates. The Company agreed with the appropriateness of the use of, and Barclays Capital’s reliance upon, such Street Estimates in performing its analysis. Barclays Capital assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays Capital did not conduct a physical inspection of the properties and facilities of the Company and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Company. In addition, prior to delivery of its written opinion Barclays Capital was not authorized by the Company to solicit, and did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. Barclays Capital’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, April 12, 2009. Barclays Capital assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after, April 12, 2009.

Barclays Capital assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Barclays Capital also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the proposed transaction would be obtained within the constraints contemplated by the merger agreement and that the proposed transaction would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or agreement thereof that would be material to Barclays Capital’s analyses. Barclays Capital did not express any opinion as to any tax or other consequences that might result from the proposed transaction, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Barclays Capital understood that the Company obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays Capital performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays Capital did not ascribe a specific range of values to the shares of the Company Common Stock but rather made its determination as to fairness, from a financial point of view, to the Company’s stockholders of the consideration to be offered to such stockholders in the Merger on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays Capital did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays Capital believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by Barclays Capital in preparing its opinion to the Company’s board of directors. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays Capital, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or any other parties to the Merger. None of the Company, HAC Holdings, Inc., HAC Acquisition Corporation, Barclays Capital, their respective affiliates or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Barclays Capital reviewed and compared specific financial and operating data relating to the Company with selected companies that Barclays Capital, based on its experience in the security software industry, deemed comparable to the Company. The selected comparable companies were:

•	ActiveIdentity Corporation;

•	CA, Inc.;

•	Check Point Software Technologies Ltd.;

•	Guidance Software, Inc.;

•	McAfee, Inc.;

•	SonicWALL, Inc.;

•	Sourcefire, Inc.;

•	Symantec Corporation;

•	VASCO Data Security International Inc.;

•	VeriSign, Inc.; and

•	Websense, Inc.

Barclays Capital calculated and compared various financial multiples and ratios of the Company and the selected comparable companies. As part of its selected comparable company analysis, Barclays Capital calculated and analyzed each company’s ratio of:

•	its current stock price to its estimated cash earnings per share, or EPS, for the 2009 and 2010 calendar years, and

•	its enterprise value to estimated revenue for the 2009 and 2010 calendar years.

The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its common equity, the value of any preferred stock (at liquidation value) and the book value of any minority interest, and subtracting its cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data (including Wall Street research) and closing prices, as of April 6, 2009. The results of this selected comparable company analysis are summarized below:

	Stock Price as a Multiple of Cash EPS		Enterprise Value as a Multiple of Revenue
	CY2009E	CY2010E	CY2009E	CY2010E
ActiveIdentity Corporation	Not Meaningful	Not Meaningful	0.02x	0.02x
CA, Inc.	11.1x	10.4x	2.06x	2.00x
Check Point Software Technologies Ltd.	12.5x	11.7x	4.12x	3.88x
Guidance Software, Inc.*	Not Meaningful	34.6x	0.59x	0.52x
McAfee, Inc.	15.6x	13.9x	2.63x	2.42x
SonicWALL, Inc.	17.3x	15.9x	0.49x	0.47x
Sourcefire, Inc.*	Not Meaningful	50.8x	1.43x	1.27x
Symantec Corporation	10.5x	10.2x	2.20x	2.14x
VASCO Data Security International Inc.	17.8x	12.9x	1.56x	1.40x
VeriSign, Inc.	16.2x	13.2x	3.96x	3.59x
Websense, Inc.	10.6x	9.1x	1.90x	1.78x

*	Received an unsolicited offer in the past 12 months.

Barclays Capital selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of the Company. However, because of the inherent differences between the business, operations and prospects of the Company and those of the selected comparable companies, Barclays Capital believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays Capital also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the Company and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between the Company and the companies included in the selected company analysis. Based upon these judgments, Barclays Capital selected a range of stock price/CY2009E cash EPS multiples of 10.0x to 13.0x and a range of stock price/CY2010E cash EPS multiples of 9.0x to 13.0x. Barclays Capital then applied such multiple ranges to the

Company’s calendar year 2009 and calendar year 2010 estimated cash EPS, respectively, based on both Management Projections and Street Estimates to calculate ranges of implied prices per share of the Company. The following summarizes the results of these calculations:

Implied Price Per Share
Management Projections
Stock Price as a Multiple of CY2009E Cash EPS	$1.98-$2.58
Stock Price as a Multiple of CY2010E Cash EPS	$1.83-$2.64
Street Estimates
Stock Price as a Multiple of CY2009E Cash EPS	$1.45-$1.89
Stock Price as a Multiple of CY2010E Cash EPS	$1.70-$2.45

Barclays Capital noted that the Merger Consideration of $1.85 per share was within each range of implied values per share calculated using both Management Projections and Street Estimates, except that the Merger Consideration of $1.85 per share was below the range calculated using 2009 calendar year estimated cash EPS based on Management Projections.

Additionally, based upon the same qualitative judgments described above, Barclays Capital selected a range of enterprise value/CY2009E revenue multiples of 0.60x to 1.50x and a range of enterprise values/CY2010E revenue multiples of 0.50x to 1.40x. Barclays Capital then applied such multiple ranges to the Company’s calendar year 2009 and calendar year 2010 estimated revenue, respectively, based on both Management Projections and Street Estimates to calculate ranges of implied prices per share of the Company. The following summarizes the results of these calculations:

Implied Price Per Share
Management Projections
Enterprise Value as a Multiple of CY2009E Revenue	$1.03-$2.39
Enterprise Value as a Multiple of CY2010E Revenue	$0.91-$2.30
Street Estimates
Enterprise Value as a Multiple of CY2009E Revenue	$1.05-$2.43
Enterprise Value as a Multiple of CY2010E Revenue	$0.95-$2.42

Barclays Capital noted that the Merger Consideration of $1.85 per share was within each range of implied values per share calculated using both Management Projections and Street Estimates.

Discounted Cash Flow Analysis

In order to estimate the present value of the Company Common Stock, Barclays Capital performed a discounted cash flow analysis of the Company. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated enterprise value of the Company using the discounted cash flow method, Barclays Capital added (1) the Company’s projected after-tax unlevered free cash flows for fiscal years 2009 through 2013 based on both Management Projections and Street Estimates to (2) the “terminal value” of the Company as of December 31, 2013 based on both Management Projections and Street Estimates, and discounted such amount to its present value (as of April 6, 2009) using a range of selected discount rates. The after-tax unlevered free cash flows based on each of the Management Projections and Street Estimates were calculated by taking the tax-affected earnings before interest and tax expense (excluding amortization of purchased intangibles and including stock based compensation), adding depreciation and amortization and subtracting capital expenditures, and a restructuring charge related to a $16.4 million outstanding lease obligation (excluding any potential sublet recoveries per management) and adjusting for changes in working capital. The residual value of the Company at the end of the forecast period, or “terminal value,” was estimated by selecting a range of terminal value multiples based on forward 12-month EBITDA of 5.0x to 8.0x and applying such range to EBITDA projections for the fiscal year ending 2014 based on both the Management Projections and Street Estimates. The range of discount rates of 13.0% to 17.0% was selected based on an analysis of the weighted average cost of capital of the Company. Barclays Capital then calculated a range of implied prices per share of the Company. The following summarizes the results of these calculations:

Range of Implied Prices Per Share
Management Projections	$1.68-$2.39
Street Estimates	$1.55-$2.21

Barclays Capital noted that the Merger Consideration of $1.85 per share was within the ranges of implied values per share calculated using both Management Projections and Street Estimates.

Selected Precedent Transaction Analysis

Barclays Capital reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays Capital, based on its experience with merger and acquisition transactions, deemed relevant. As part of its selected precedent transaction analysis, Barclays Capital calculated and analyzed each target company’s:

•	ratio of enterprise value implied by the transaction to estimated 12 month forward revenue at the time of announcement, which we refer to as TEV/forward revenue multiple, and

•	TEV/forward revenue multiple adjusted by the change in the NASDAQ Composite Index since the transaction was announced.

Barclays Capital chose precedent transactions based on, among other things, the similarity of the applicable target companies in the transactions to the Company with respect to the size, mix, margins and other characteristics of their businesses. Barclays Capital reviewed the following transactions:

Date Announced	Acquiror	Target
01/12/09	Vector Capital	Aladdin Knowledge Systems, Ltd.

09/22/08	McAfee, Inc.	Secure Computing Corporation

07/30/08	Aladdin Knowledge Systems, Ltd.	Safeword

07/28/08	Sophos PLC	Utimaco Safeware AG

06/06/08	Sopra Group	Tumbleweed Communications

03/24/08	L-1 Identity Solutions, Inc.	Digimarc Corporation (ID Systems)

04/26/07	Websense, Inc.	SurfControl PLC

07/25/06	Francisco Partners	Watchguard

04/27/06	AttachmateWRQ	NetIQ Corporation

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the selected precedent transaction analysis. Accordingly, Barclays Capital believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the Merger. Barclays Capital therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the Merger which would affect the acquisition values of the selected target companies and the Company. The following table sets forth the results of such analysis:

	TEV/Forward Revenue Multiple	TEV/Forward Revenue Multiple (NASDAQ Adjusted*)
Low	1.01x	0.57x
High	2.89x	1.90x

*	Multiples adjusted by the change in the NASDAQ Composite Index since transaction announcement.

Based upon the qualitative judgments described above and the TEV/forward revenue multiples (unadjusted) for the precedent transactions set forth above, Barclays Capital selected a range of TEV/forward revenue multiples of 1.00x to 3.00x and applied such range to the Company’s calendar year 2009 estimated revenue based on both Management Projections and Street Estimates to calculate ranges of implied prices per share of the Company. The following table sets forth the results of such calculations:

Range of Implied Price Per Share
CY2009E Revenue – Management Projections	$1.63-$4.52
CY2009E Revenue – Street Estimates	$1.66-$4.59

Barclays Capital noted that the Merger Consideration of $1.85 per share was within the ranges of implied values per share calculated using both Management Projections and Street Estimates.

Additionally, based upon the same qualitative judgments described above and the TEV/forward revenue multiples (NASDAQ adjusted) for the precedent transactions set forth above, Barclays Capital selected a range of TEV/forward revenue multiples of 0.60x to 2.00x and applied such range to the Company’s calendar year 2009 estimated revenue based on both Management Projections and Street Estimates to calculate ranges of implied prices per share of the Company. The following table sets forth the results of such calculations:

Range of Implied Price Per Share
NASDAQ Adjusted CY2009E Revenue – Management Projections	$1.03-$3.12
NASDAQ Adjusted CY2009E Revenue – Street Estimates	$1.05-$3.17

Barclays Capital noted that the Merger Consideration of $1.85 per share was within the ranges of implied values per share calculated using both Management Projections and Street Estimates.

Transaction Premium Analysis

In order to assess the premium offered to the stockholders of the Company in the Merger relative to the premiums offered to stockholders in other transactions, Barclays Capital reviewed the premium paid in the all domestic technology transactions of companies valued between $100 million and $500 million from January 1, 2004 to April 6, 2009. For each transaction, Barclays Capital calculated the premium per share paid by the acquirer by comparing the announced transaction value per share to the target company’s historical average closing share price during the following periods: (i) the one trading day prior to announcement, (ii) 30 calendar days prior to announcement, (iii) 60 calendar days prior to announcement, and (iv) 90 calendar days prior to announcement. The results of this transaction premium analysis are summarized below:

	One Trading Day	30-Calendar Day Average	60-Calendar Day Average	90-Calendar Day Average
1st Quartile	12.7%	18.0%	19.1%	20.0%
Median	26.3%	29.4%	28.1%	30.0%
3rd Quartile	51.1%	46.5%	45.5%	44.3%

The reasons for and the circumstances surrounding each of the transactions analyzed in the transaction premium analysis were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the transaction premium analysis. Accordingly, Barclays Capital believed that a purely quantitative transaction premium analysis would not be particularly meaningful in the context of considering the Merger. Barclays Capital therefore made qualitative judgments concerning the differences between the characteristics of the selected transactions and the Merger which would affect the acquisition values of the target companies and the Company. Based upon these judgments and using the 1st and 3rd quartile premium to stock price, Barclays Capital selected a range of 10.0% to 50.0% for 1 day premiums paid, and 20.0% to 45.0% for 30, 60 and 90-calendar days premiums paid. Barclays Capital then applied the corresponding historical average price of the Company common stock as of April 6, 2009 to each of these ranges to calculate a range of implied prices per share of the Company. The following summarizes the results of these calculations:

Range of Implied Price Per Share
One Trading Day	$1.75-$2.39
30-Calendar Day Average	$1.83-$2.22
60-Calendar Day Average	$1.83-$2.21
90-Calendar Day Average	$1.79-$2.16

Barclays Capital noted that on the basis of the transaction premium analysis, the Merger Consideration of $1.85 per share was within the ranges of implied values per share calculated.

Historical Share Price

To illustrate the trend in the historical trading prices of the Company Common Stock, Barclays Capital considered historical data with regard to the trading prices of the Company Common Stock. In particular, Barclays Capital noted that for the 52-week period from April 7, 2008 to April 6, 2009 the closing price of the Company Common Stock ranged from $1.01 to $3.37 per share and that the Merger Consideration of $1.85 per share was within such range.

Present Value of Equity Research Analysts’ 12-Month Price Targets

In order to illustrate how the Merger Consideration compared with publicly available price targets Barclays Capital evaluated published equity research analysts’ projected 12-month price targets for the Company Common Stock. Based on the foregoing, Barclays Capital then calculated a range of the present values of the 12-month price targets of $1.48 to $3.65 using a discount rate of 15% and noted that the Merger Consideration of $1.85 per share was within such range.

Barclays Capital is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Company’s board of directors selected Barclays Capital because of its familiarity with the Company and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the Merger.

Barclays Capital is acting as financial advisor to the Company in connection with the proposed transaction. As compensation for its services in connection with the proposed transaction, the Company paid Barclays Capital a fee of $750,000 upon the delivery of Barclays Capital’s opinion. Upon completion of the Merger a fee of $2,500,000 will be payable against which the amounts paid for the opinion will be credited. In addition, the Company has agreed to reimburse Barclays Capital for its reasonable out-of-pocket expenses incurred in connection with the engagement and to indemnify Barclays Capital for certain liabilities that may arise out of its engagement by the Company and the rendering of Barclays Capital’s opinion. Barclays Capital may perform from time to time various investment banking and financial services for the Company and affiliates (including portfolio companies) of Thoma Bravo and expects to receive customary fees for such services.

In the ordinary course of its business, Barclays Capital actively trades in the equity securities (and any derivatives thereof) of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities (and any derivatives thereof).

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendations of the board of directors, Entrust’s stockholders should be aware that certain of Entrust’s directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of Entrust’s stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decisions to approve the Merger Agreement and the Merger and the recommendation that our stockholders vote in favor of approving the Merger.

Treatment of Stock Options

As of the record date, there were approximately 7,493,512 shares of the Company’s Common Stock issuable pursuant to stock options granted under our equity incentive plans to our current executive officers and directors. Upon the consummation of the Merger, each then outstanding Company option, including unvested Company options, will be cancelled, and exchanged (A) in the case of any Company option that is vested in accordance with the terms of the applicable Company Stock Plan and has a per share exercise price less than $1.85, for the right to receive from the Surviving Corporation for each share of the Company’s Common Stock subject to such Company option immediately prior to the consummation of the Merger, an amount (subject to any applicable withholding tax) in cash equal to the product of (x) the number of shares of the Company’s Common Stock subject to such Company option immediately prior to the consummation of the Merger and (y) the amount by which $1.85 exceeds the per share exercise price of such Company option, or (B) in the case of any Company option having a per share exercise price equal to or greater than $1.85 or any unvested Company option, without the payment of cash or issuance of other securities in respect thereof. Newco will, or will cause the Company to, pay to holders of eligible Company options the option consideration described above, without interest thereon, less applicable taxes required to be withheld with respect to these payments.

Our directors and executive officers hold an aggregate of approximately 7,493,512 shares of the Company’s Common Stock issuable pursuant to stock options granted under our equity incentive plans as of May 11, 2009. All of these options have exercise prices greater than $1.85 per share and, accordingly, our directors and executive officers will receive no consideration in respect of these stock options as a result of the completion of the Merger.

Treatment of Company Stock-Based Awards

As of the record date, there were approximately 1,123,900 Company stock-based awards (including approximately 350,400 restricted stock units, 563,500 stock appreciation rights and 210,000 performance stock units) granted under our equity incentive plans to our current executive officers and directors. Upon the consummation of the Merger, each Company stock-based award that is outstanding, whether or not then vested, will become fully vested and will be converted automatically into the right to receive upon the consummation of the Merger an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of the Company’s Common Stock subject to such Company stock-based award and (y) $1.85 (reduced, if applicable, by any exercise or base price applicable to the relevant Company stock-based award) and each Company stock-based award will be cancelled and will only entitle the holder to payment described above.

None of the stock appreciation rights have exercise or base prices less than $1.85 and, accordingly, our directors and executive officers will receive no consideration in respect of these Company stock-based awards as a result of the completion of the Merger. The following tables identify, for each of our directors and executive officers, the aggregate number of shares of our Common Stock subject to outstanding Company stock-based awards as of May 11, 2009 and the value of such Company stock-based awards that will become fully vested in connection with the Merger. The information in the table assumes that all such Company stock-based awards remain outstanding on the closing date of the Merger.

Name	Vested Shares Subject to Restricted Stock Units	Value of Vested Restricted Stock Units	Unvested Shares Subject to Restricted Stock Units	Value of Unvested Restricted Stock Units	Aggregate Shares Subject to Restricted Stock Units	Aggregate Value of Restricted Stock Units
Directors
James Dennedy	—	—	10,000	$18,500.00	10,000	$18,500.00
Butler C. Derrick, Jr.	7,500	$13,875.00	—	—	7,500	$13,875.00
Jerry C. Jones	7,500	$13,875.00	—	—	7,500	$13,875.00
Michael McGrath	14,000	$25,900.00	—	—	14,000	$25,900.00
Michael P. Ressner	7,500	$13,875.00	—	—	7,500	$13,875.00
Douglas Schloss	7,500	$13,875.00	—	—	7,500	$13,875.00
Terdema L. Ussery, II	14,000	$25,900.00	—	—	14,000	$25,900.00
Ray Washburne	6,667	$12,333.95	1,333	$2,466.05	8,000	$14,800.00

Executive Officers
F. William Conner	132,500	$245,125.00	37,500	$69,375.00	170,000	$314,500.00
David Wagner	19,375	$35,843.75	13,125	$24,281.25	32,500	$60,125.00
Peter Bello	15,375	$28,443.75	11,125	$20,581.25	26,500	$49,025.00
Kevin Simzer	23,125	$42,781.25	14,375	$26,593.75	37,500	$69,375.00
Neil Duff	4,525	$8,371.25	3,375	$6,243.75	7,900	$14,615.00

Name	Vested Shares Subject to Performance Stock Units	Value of Vested Performance Stock Units	Unvested Shares Subject to Performance Stock Units	Value of Unvested Performance Stock Units	Aggregate Shares Subject to Performance Stock Units	Aggregate Value of Performance Stock Units
F. William Conner	50,000	$92,500.00	25,000	$46,250.00	75,000	$138,750.00

Management Arrangements

As of the date of this proxy statement, aside from the executive side letters noted below, we have not entered into any employment agreements with our management in connection with the Merger, nor amended or modified any existing employment agreements. Newco has informed us that it currently intends to retain members of our management team following the Merger, and that it anticipates that F. William Conner, our chief executive officer, will continue as chief executive officer. Prior to execution of the Merger Agreement and as described above in “Background to the Merger,” Messrs. Conner, Wagner and Kendry had discussions with Newco regarding terms of employment following the Merger. Newco has informed us that it intends to establish equity-based incentive compensation plans for management of the Surviving Corporation, a substantial portion of which is likely to be allocated to key employees. The size of such equity based incentive compensation plans has not yet been determined and no awards have been made or promised. We understand that equity awards granted under these incentive compensation plans would generally vest over four years of continued employment and would entitle the recipients of the awards to share in the future appreciation of the Surviving Corporation.

Although it is likely that certain members of our management team will enter into new arrangements with Newco or its affiliates regarding employment (and severance arrangements) with, and the right to purchase or participate in the equity of, Newco (and/or a subsidiary thereof), there can be no assurance that the parties will reach agreement. These matters are subject to further negotiations and discussion and no terms or conditions have been finalized other than those described below. Entrust’s board of directors previously authorized reimbursement of management’s reasonable out-of-pocket legal expenses in connection with negotiating management’s arrangements with Newco and the Surviving Corporation.

F. William Conner

Mr. Conner has entered into an executive side letter, which provides, in part, that subject to the consummation of the transactions contemplated by the Merger Agreement, Mr. Conner will enter into definitive agreements with Newco, pursuant to which his Severance and Change in Control Agreement, dated February 2, 2004 (which could potentially entitle Mr. Conner to receive cash payments and other benefits valued in excess of $3,000,000 following the consummation of the proposed Merger, as described in greater detail below), will be terminated in exchange for:

•	a cash payment of $2,500,000, subject to confirmation that such payment shall not trigger payments by Mr. Conner under Rule 280G of the Internal Revenue Code of 1986, as amended; and

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a combination of Newco’s preferred stock and common stock (in the same ratio of preferred stock and common stock as the investment by an affiliate of Thoma Bravo, LLC) with an aggregate value of $500,000 as of the date of grant that will vest in accordance with the following schedule: 25% cliff vesting after the first year and pro-rata monthly vesting for three years thereafter. If Mr. Conner’s employment is terminated by the Company without cause or Mr. Conner resigns with good reason, his unvested equity grant will accelerate and immediately become vested, and the parties will negotiate in good faith to determine the ultimate disposition of his equity. Mr. Conner’s aggregate ownership of common stock in Newco following the consummation of the proposed Merger is expected to be approximately 5.7% on a fully diluted basis (which common stock is junior to, and subject to the liquidation and other preferences of, the Newco preferred stock). Mr. Conner’s common and preferred stock ownership will be subject to vesting over four (4) years based on continued employment and/or Newco financial performance.

In addition to the terms noted in Mr. Conner’s side letter, the following is a summary of Mr. Conner’s employment terms:

Title:	Mr. Conner shall be president and chief executive officer.

Salary:	Mr. Conner shall be entitled to an annual base salary of $500,000.

Bonus:	Mr. Conner shall be eligible to receive a bonus of up to $350,000.

Board of Directors:	Mr. Conner shall be appointed to the board of directors of the Surviving Corporation while he is employed as president and chief executive officer.

Noncompete/Non-Hire:	Mr. Conner shall be subject to a one year non-competition and non-hire covenant following the termination of his employment.

David Wagner

Mr. Wagner has entered into an executive side letter, which provides, in part, that subject to the consummation of the transactions contemplated by the Merger Agreement, Mr. Wagner will enter into definitive agreements with Newco, pursuant to which his Severance and Change in Control Agreement, dated February 2, 2004 (which could potentially entitle Mr. Wagner to receive cash payments and other benefits valued in excess of $993,750 following the consummation of the proposed Merger, as described in greater detail below), will be terminated in exchange for:

•	a cash payment of $714,522, subject to confirmation that such payment shall not trigger payments by Mr. Wagner under Rule 280G of the Internal Revenue Code of 1986, as amended; and

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a combination of Newco’s preferred stock and common stock (in the same ratio of preferred stock and common stock as the investment by an affiliate of Thoma Bravo, LLC) with an aggregate value of $250,000 as of the date of grant that will vest in accordance with the following schedule: 25% cliff vesting after the first year and pro-rata monthly vesting for three years thereafter. Mr. Wagner’s aggregate ownership of common stock in Newco following the consummation of the proposed Merger is expected to be approximately 1.1% on a fully diluted basis (which common stock is junior to, and subject to the liquidation and other preferences of, the Newco preferred stock). Mr. Wagner’s common and preferred stock ownership will be subject to vesting over four (4) years based on continued employment and/or Newco financial performance.

In addition to the terms noted in Mr. Wagner’s side letter, the following is a summary of Mr. Wagner’s employment terms:

Title:	Mr. Wagner shall be senior vice president and chief financial officer.

Salary:	Mr. Wagner shall be entitled to an annual base salary of $265,000.

Bonus:	Mr. Wagner shall be eligible to receive a bonus of up to $132,500.

Noncompete/Non-Hire:	Mr. Wagner shall be subject to a one year non-competition and non-hire covenant following the termination of his employment.

James D. Kendry

Mr. Kendry has entered into an executive side letter, which provides, in part, that subject to the consummation of the transactions contemplated by the Merger Agreement, Mr. Kendry will enter into definitive agreements with Newco, pursuant to which his Severance and Change in Control Agreement, dated February 2, 2004 (which could potentially entitle Mr. Kendry to receive cash payments and other benefits valued in excess of $937,500 following the consummation of the proposed Merger), will be terminated in exchange for:

•	a cash payment of $687,500, subject to confirmation that such payment shall not trigger payments by Mr. Kendry under 280G under the Internal Revenue Code of 1986, as amended; and

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a combination of Newco’s preferred stock and common stock (in the same ratio of preferred stock and common stock as the investment by an affiliate of Thoma Bravo, LLC) with an aggregate value of $250,000 as of the date of grant that will vest in accordance with the following schedule: 25% cliff vesting after the first year and pro-rata monthly vesting for three years thereafter. Mr. Kendry’s aggregate ownership of common stock in Newco following the consummation of the proposed Merger is expected to be approximately 1.0% on a fully diluted basis (which amount common stock is junior to, and subject to the liquidation and other preferences of, the Newco preferred stock). Mr. Kendry’s common and preferred stock ownership will be subject to vesting over four (4) years based on continued employment and/or Newco financial performance.

In addition to the terms noted in Mr. Kendry’s side letter, the following is a summary of Mr. Kendry’s employment terms:

Title:	Mr. Kendry shall be vice president and chief governance officer.

Salary:	Mr. Kendry shall be entitled to an annual base salary of $250,000.

Bonus:	Mr. Kendry shall be eligible to receive a bonus of up to $125,000.

Noncompete/Non-Hire:	Mr. Kendry shall be subject to a one year non-competition and non-hire covenant following the termination of his employment.

Existing Change of Control and Severance Benefits

Each of our current executive officers have certain change in control and/or severance arrangements as described below.

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F. William Conner, our chief executive officer, entered into a Severance and Change in Control Agreement (the “Conner Agreement”) with the Company, which provides that if Mr. Conner’s employment is terminated without “cause” (other than due to death or disability) or for “good reason” (each, as defined in the Conner Agreement), in contemplation of, or within three years after the Merger, then Mr. Conner will be entitled to receive: (a) a lump-sum severance payment in an amount equal to 3.0 times the sum of his base salary and his target annual incentive opportunity for the year in which employment termination occurs; (b) a lump-sum payment equal to the pro rata annual incentive award for the year in which such termination occurs assuming he would have received his annual incentive for such year; (c) elimination of all restrictions on any restricted or deferred outstanding stock awards; (d) immediate vesting of all outstanding stock options and the right to exercise such stock options for 12 months or the remainder of the exercise period, if less; (e) settlement of all deferred compensation arrangements; (f) continued participation in all medical, health and life insurance plans for a period of up to 36 months; and (g) continued indemnification in accordance with Company’s charter and bylaws as in effect on the date of his termination. As a “good reason” condition in the Conner Agreement, Mr. Conner may voluntary terminate his employment within 12 months following the Merger and be eligible to receive each of the foregoing severance benefits upon such voluntary termination. The Company also entered into a change in control bonus agreement with Mr. Conner pursuant to which the Company granted Mr. Conner the right to receive an additional bonus upon the occurrence of a change in control. The size of the bonus varies in value between $200,000 and $5,000,000 based on the fair market value of the Company’s Common Stock on closing of the Merger. However, no bonus is payable if the fair market value of the Company’s Common Stock is less than $3.20 per share. On February 19, 2008, Mr. Conner received a retention award from the Company of $275,000. The retention award vests and is payable in equal quarterly installments over seven calendar quarters commencing on January 1, 2008, provided that Mr. Conner continues to be actively employed throughout the applicable quarter and up to and including the applicable payment date for the applicable quarter. However, any unpaid portion of the retention award that remains outstanding will vest and become payable within 60 days of the Merger. It is anticipated that these agreements will be terminated in connection with the proposed Merger.

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David Wagner, our chief financial officer, entered into a Severance and Change in Control Agreement (the “Wagner Agreement”) with the Company, which provides that if Mr. Wagner’s employment is terminated without “cause” (other than due to death or disability) or for “good reason” (each, as defined in the Wagner Agreement), in contemplation of, or within three years after the Merger, then Mr. Wagner’s will be entitled to receive: (a) a lump-sum severance payment in an amount equal to 2.5 times the sum of his base salary and his target annual incentive opportunity for the year in which employment termination occurs; (b) a lump-sum payment equal to the pro rata annual incentive award for the year in which such termination occurs assuming he would have received his annual incentive for such year; (c) elimination of all restrictions on any restricted or deferred outstanding stock awards; (d) immediate vesting of all outstanding stock options and the right to exercise such stock options for 12 months or the remainder of the exercise period, if less; (e) settlement of all deferred compensation arrangements; (f) continued participation in all medical, health and life insurance plans for a period of up to 24 months; and (g) continued indemnification in accordance with Company’s charter and bylaws as in effect on the date of his termination. As a “good reason” condition in the Wagner Agreement, Mr. Wagner may voluntary terminate his employment within 12 months following the Merger and be eligible to receive each of the foregoing severance benefits upon such voluntary termination. In addition, the Wagner Agreement includes the right for Mr. Wagner to receive an additional bonus upon the occurrence of a change in control that is dependent upon Mr. Wagner’s base salary and the fair market value of the Company’s Common Stock at the time of the change in control. This bonus provides for a payment to Mr. Wagner, subject to certain conditions, of (i) one times his base salary if the fair market value of the Company’s Common Stock on the closing of the Merger is between $3.00 and $5.00, or (ii) one and one-half times his base salary if the fair market value of the Company’s Common Stock is $5.00 or more on the closing of the Merger. On February 19, 2008, Mr. Wagner received a retention award from the Company of $75,000. The retention award vests and is payable in equal quarterly installments over seven calendar quarters commencing on January 1, 2008, provided that Mr. Wagner continues to be actively employed throughout the applicable quarter and up to and including the applicable payment date in respect of such quarter; provided, however, that any unpaid portion of the retention award which remains outstanding shall vest and become payable within 60 days of the Merger. It is anticipated that these agreements will be terminated in connection with the proposed Merger.

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Peter Bello, our senior vice-president of US Federal and CALA Sales, entered into a Executive Severance Agreement (the “Bello Agreement”) with the Company, which provides that if Mr. Bello’s employment is terminated without “cause” or by “constructive dismissal” (each, as defined in the Bello Agreement), then, subject to Mr. Bello timely executing a standard severance agreement and release, Mr. Bello will be entitled to receive continued severance pay of his base salary and benefits for a period of 8 months following such termination. In addition, any stock options currently held will continue to vest during this 8 month period. On February 19, 2008, Mr. Bello received a retention award from the Company of $45,000. The retention award vests and is payable in equal quarterly installments over seven calendar quarters commencing on January 1, 2008, provided that Mr. Bello continues to be actively employed throughout the applicable quarter and up to and including the applicable payment date in respect of such quarter; provided, however, that any unpaid portion of the retention award which remains outstanding shall vest and become payable within 60 days of the Merger.

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Neill Duff, our senior vice-president and general manager for EMEA, received, on February 20, 2008, a retention award from the Company of $15,000. The retention award vests and is payable in equal quarterly installments over seven calendar quarters commencing on January 1, 2008, provided that Mr. Duff continues to be actively employed throughout the applicable quarter and up to and including the applicable payment date in respect of such quarter; provided, however, that any unpaid portion of the retention award which remains outstanding shall vest and become payable within 60 days of the Merger.

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Kevin Simzer, our chief marketing officer, entered into a Severance and Change in Control Agreement (the “Simzer Agreement”) with the Company, which provides that if Mr. Simzer’s employment is terminated without “cause” (other than due to death or disability) or for “good reason” (each, as defined in the Simzer Agreement), then Mr. Simzer’s will be entitled to receive: (a) a lump-sum severance payment in an amount equal to 1.0 times the sum of his base salary; (b) elimination of all restrictions on any restricted or deferred stock awards outstanding at the time of termination of employment; (c) immediate vesting of all outstanding stock options and the right to exercise such stock options for 12 months or the remainder of the exercise period, if less; (d) settlement of all deferred compensation arrangements; (e) continued participation in all medical, health and life insurance plans for a period of up to 12 months; and (f) continued indemnification in accordance with Company’s charter and bylaws as in effect on the date of his termination. In addition, the Simzer Agreement includes the right for Mr. Simzer to receive an additional bonus upon the occurrence of a change in control that is dependent upon Mr. Simzer’s base salary and the fair market value of the Company’s Common Stock at the time of the change in control. This bonus provides for a payment to Mr. Simzer, subject to certain conditions, of (i) one times his base salary if the fair market value of the Company’s Common Stock on the closing of the Merger is between $3.00 and $5.00, or (ii) one and one-half times his base salary if the fair market value of the Company’s Common Stock is $5.00 or more on the closing of the Merger. On February 19, 2008, Mr. Simzer received a retention award from the Company of $75,000. The retention award vests and is payable in equal quarterly installments over seven calendar quarters commencing on January 1, 2008, provided that Mr. Simzer continues to be actively employed throughout the applicable quarter and up to and including the applicable payment date in respect of such quarter; provided, however, that any unpaid portion of the retention award which remains outstanding shall vest and become payable within 60 days of the Merger.

Indemnification and Insurance

The Surviving Corporation has agreed to indemnify, to the greatest extent permitted by law, each of our present and former officers, directors and employees against all expenses, losses and liabilities (and to comply with all of our obligations to advance funds for expenses) incurred in connection with any claim, action, suit proceeding or investigation arising out of, relating to, or in connection with, any act or omission in their capacity as an officer, director or employee occurring on or before the consummation of the Merger.

The Merger Agreement requires that we purchase, and that following the consummation of the Merger, the Surviving Corporation maintain, “tail coverage” directors’ and officers’ liability insurance policies containing the same coverage and in the same amount as the Company’s existing policies and with a claims period of at least six years from the consummation of the Merger for claims arising from facts or events that occurred on or prior to the consummation of the Merger.

Continued Benefits

To the extent that any of our executive officers remain employed by the Surviving Corporation, they will be entitled to receive compensation and benefits following the Merger. For a period of six months following the consummation of the Merger, the Surviving Corporation shall either:

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(i) maintain for the benefit of each continuing employee existing Company benefit plans listed on a schedule to the Merger Agreement (excluding equity based benefits, any bonus or incentive plans, and individual employment agreements) at benefit levels that are no less than those in effect at the Company or its subsidiaries on the date of the Merger Agreement;

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(ii) provide compensation, and benefits (other than equity based benefits, any bonus or incentive plans, and individual employment agreements) to each continuing employee that, taken as a whole, are no less favorable in the aggregate than the compensation and benefits (other than equity based benefits, any bonus or incentive plans, and individual employment agreements) provided to each continuing employee immediately prior to the consummation of the Merger, or

•

(iii) provide some combination of (i) and (ii) above such that each continuing employee receives compensation and benefits (other than equity based benefits, any bonus or incentive plans, and individual employment agreements) that, taken as a whole, are no less favorable in the aggregate than the compensation and benefits (other than equity based benefits, any bonus or incentive plans, and individual employment agreements) provided to each continuing employee immediately prior to the consummation of the Merger.

All of the Company’s executive officers currently participate or are eligible to participate in the Company’s benefit plans, which include medical, dental, vision, prescription drug, life insurance, accidental death and dismemberment insurance, short term and long term disability, employee assistance program, flexible spending accounts, adoption assistance, long-term care insurance, 401(k) Plan, bonus plans and other welfare fringe benefit plans.

Voting Agreements

On April 12, 2009, the Company and certain directors and officers, in their individual capacities, along with selected stockholders (including Empire Capital and certain affiliated entities), (referred to in this proxy statement as the selected stockholders), entered into a voting agreement pursuant to which the selected stockholders agreed to vote in favor of the adoption and approval of the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement. In addition, the selected stockholders agreed not to directly or indirectly transfer their respective shares of the Company’s Common Stock during the term of the voting agreement. As of Monday, May 11, 2009, the record date, the selected stockholders held and are entitled to vote, in the aggregate, 12,279,373 shares of the Company’s Common Stock, representing approximately 19.96% of the outstanding Company’s Common Stock. The selected stockholders include all directors and executive officers of the Company with the exception of director Douglas Schloss.

Material United States Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the Merger to U.S. persons (as defined below) whose shares of the Company’s Common Stock are converted into the right to receive cash in the Merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. person” to mean a beneficial owner of shares of the Company’s Common Stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

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a trust that (i) is subject to the supervision of a court within the United States and the control of one or ore U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person;

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds the Company’s Common Stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. A partner of a partnership holding the Company’s Common Stock should consult its tax advisor.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. It applies only to beneficial owners who hold shares of the Company’s Common Stock as capital assets, and may not apply to shares of the Company’s Common Stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, directly or indirectly, in Newco or the Surviving Corporation after the Merger, or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar, or stockholders who hold the Company’s Common Stock as part of a hedge, straddle or a constructive sale or conversion transaction). This discussion does not address the receipt of cash in connection with the cancellation of shares of stock appreciation rights, restricted stock units or options to purchase shares of the Company’s Common Stock, or any other matters relating to equity compensation or benefit plans. This discussion also does not address the U.S. tax consequences to any stockholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign tax laws.

Conversion of Shares of the Company’s Common Stock into the Right to Receive Cash Pursuant to the Merger Agreement. The exchange of shares of the Company’s Common Stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder whose shares of the Company’s Common Stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares and the stockholder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than 12 months at the time of the consummation of the Merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup Withholding and Information Reporting. Backup withholding of tax may apply to cash payments to which a non-corporate stockholder is entitled under the Merger Agreement, unless the stockholder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our stockholders should complete and sign the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Cash received in the Merger will also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the Merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of options, stock appreciation rights or restricted stock units to purchase shares of the Company’s Common Stock, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Delisting and Deregistration of the Company’s Common Stock

If the Merger is completed, our Common Stock will be delisted from the NASDAQ and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of our Common Stock.

Litigation Related to the Merger

On April 21, 2009, a purported stockholder class action and derivative petition was filed in the District Court of Dallas County, Texas in connection with the announcement of the proposed merger entitled Cooper, et al. v. Entrust, et al., Cause No. DC-09-04802. The plaintiffs in Cooper filed an amended class action and derivative petition on April 30, 2009. The amended petition names as defendants the Company and its board of directors as well as Newco and Merger Sub. The plaintiffs in Cooper purport to represent the stockholders of Entrust who are similarly situated with them, as well as the Company, derivatively, against our directors. Among other things, the amended petition alleges that our directors, in approving the proposed Merger breached fiduciary duties owed to our stockholders because they failed to take steps to maximize the value to our public stockholders and failed to disclose adequate information in the draft proxy statement for the Merger. The amended petition further alleges that the Company and Newco aided and abetted the alleged breach of fiduciary duties. The amended petition seeks class certification, damages and certain forms of equitable relief, including enjoining the consummation of the Merger. On or about April 22, 2009, a separate purported stockholder class action was filed in the District Court of Dallas County, Texas in connection with the announcement of the proposed merger entitled Sachs v. Entrust, Inc., Cause No. DC-09-04813. Like the amended petition in Cooper, the petition in Sachs names as defendants the Company and its board of directors as well as Newco and Merger Sub. The Sachs petition also names Thoma Bravo as a defendant. Also like the amended petition in Cooper, the Sachs petition alleges that our directors, in approving the proposed Merger breached fiduciary duties owed to our stockholders because they failed to take steps to maximize the value to our public stockholders, and that the Company, Newco, and Thoma Bravo aided and abetted the alleged breach of fiduciary duties. Like the amended petition in Cooper, the Sachs petition also seeks class certification, damages and certain forms of equitable relief, including enjoining the consummation of the Merger. Plaintiffs in both Cooper and Sachs have filed a motion to consolidate the two actions. On May 6, 2009, the District Court of Dallas County entered an order consolidating the actions as In re Entrust, Inc. Class and Derivative Litigation, Lead Cause No. DC-09-04802-B. We believe that plaintiffs’ allegations are without merit and intend to vigorously defend this action. There can be no assurance, however, that we will be successful in our defense of the action.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the Merger Agreement because it is the legal document that governs the Merger. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 81.

The Merger

The Merger Agreement provides for the Merger of Merger Sub with and into Entrust upon the terms, and subject to the conditions, of the Merger Agreement. As the surviving corporation, the Company will continue to exist following the Merger (the Company is sometimes referred to herein as the Surviving Corporation). Upon consummation of the Merger, the directors of Merger Sub will be the initial directors of the Surviving Corporation and the officers of Merger Sub will be the initial officers of the Surviving Corporation. All Surviving Corporation officers will hold their positions until their successors are duly elected.

We, Newco or Merger Sub may terminate the Merger Agreement prior to the consummation of the Merger in some circumstances, whether before or after the approval by our stockholders of the Merger. Additional details on termination of the Merger Agreement are described in “—Termination of the Merger Agreement” beginning on page 70.

Consummation of the Merger

The Merger will be effective at the time the articles of merger are filed with the State Department of Assessments and Taxation of Maryland (or at a later time, not to exceed thirty (30) days from the date of filing, if agreed in writing upon by the parties). We expect to complete the Merger as promptly as practicable after our stockholders approve the Merger.

Unless otherwise agreed by the parties to the Merger Agreement, the parties are required to close the Merger no later than the first business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions described under “—Conditions to the Merger” beginning on page 67.

Merger Consideration

If the Merger is completed, each share of the Company’s Common Stock issued and outstanding immediately prior to the consummation of the Merger will be entitled to receive $1.85 in cash (which we sometimes refer to in this proxy statement as the Per Share Price or in the aggregate as the merger consideration), without interest and less any applicable withholding taxes.

After the Merger is effective, each holder of a certificate representing any shares of our Common Stock will no longer have any rights with respect to the shares, except for the right to receive the merger consideration.

Treatment of Stock Options and Company Stock-Based Awards

Stock Options

Upon the consummation of the Merger, each then outstanding Company option, including unvested Company options, will be cancelled, and exchanged (A) in the case of any Company option that is vested in accordance with the terms of the applicable Company Stock Plan and has a per share exercise price less than $1.85, for the right to receive from the Surviving Corporation for each share of the Company’s Common Stock subject to such Company option immediately prior to the consummation of the Merger, an amount (subject to any applicable withholding tax) in cash equal to the product of (x) the number of shares of the Company’s Common Stock subject to such Company option immediately prior to the consummation of the Merger and (y) the amount by which $1.85 exceeds the per share exercise price of such Company option, or (B) in the case of any Company option having a per share exercise price equal to or greater than $1.85 or any unvested Company option, without the payment of cash or issuance of other securities in respect thereof. Newco shall, or shall cause the Company to, pay to holders of eligible Company options the option consideration, without interest thereon, less applicable taxes required to be withheld with respect to these payments.

Company Stock-Based Awards

Upon the consummation of the Merger, except as otherwise agreed to by Newco and a holder of a Company stock-based award, each right of any kind, contingent or accrued, to receive shares of the Company’s Common Stock or benefits measured by the value of a number of shares of the Company’s Common Stock, and each award of any kind consisting of shares of the Company’s Common Stock, in each case, granted under the Company Stock Plans (including restricted stock units, stock appreciation rights and performance stock units), other than Company Options, whether or not then vested, shall become fully vested and shall be converted automatically into the right to receive upon the consummation of the Merger an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of the Company’s Common Stock subject to such Company stock-based award and (y) $1.85 (reduced, if applicable, by any exercise or base price applicable to such Company stock-based award) and each Company stock-based award shall be cancelled and shall only entitle the holder to the payment described above.

The effect of the Merger upon our other employee benefit plans is described under “—Employee Benefits” beginning on page 73.

Payment for the Shares of the Company’s Common Stock

Newco will designate a payment agent reasonably acceptable to us to make payment of the merger consideration as described above. Upon the consummation of the Merger, Newco will deposit, or Newco will cause to be deposited, with the payment agent the funds appropriate to pay the merger consideration to the stockholders, holders of Company stock-based awards and holders of stock options.

Promptly following the consummation of the Merger, Newco and the Surviving Corporation will cause the payment agent to send you a letter of transmittal and instructions advising you how to surrender your certificates and uncertificated shares in exchange for an amount in cash equal to the product obtained by multiplying the aggregate number of shares of the Company’s Common Stock represented by your certificate(s) or the uncertificated shares, as the case may be, and the Per Share Price (less any applicable withholding taxes payable in respect thereof). The payment agent will pay you your merger consideration after you have surrendered your certificates for cancellation to the payment agent together with the letter of transmittal duly completed and validly executed, or upon receipt of an “agent’s message” by the payment agent in the case of a book-entry transfer or uncertificated shares. Interest will not be paid or accrue in respect of the merger consideration. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYMENT AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any portion of the cash deposited with the payment agent remains undistributed within six (6) months following the consummation of the Merger, this undistributed cash will be delivered to the Surviving Corporation upon demand, subject to any applicable unclaimed property laws. Any unclaimed amounts in existence two (2) years after the consummation of the Merger, or at such earlier date as these amounts would become property of any government entity, will become the property of the Surviving Corporation free and clear of any prior claims or interest.

If you want the payment agent to pay some or all of your portion of the merger consideration to someone other than you, as the registered owner of a stock certificate or of uncertificated shares, you must have your certificate(s) properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the paying agent’s reasonable satisfaction that the taxes have been paid or are not required to be paid.

In the event that you have lost your certificate, or if it has been stolen or destroyed, the payment agent will only issue to you your portion of the merger consideration in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact. Newco may, in its sole discretion and as a condition precedent to the payment of your portion of the merger consideration, require that you deliver a bond in an amount that directs as indemnity against any claim that may be made against Newco, the Surviving Corporation or the payment agent with respect of the lost, stolen or destroyed certificate.

Representations and Warranties

The Merger Agreement contains representations and warranties made by us to Newco and Merger Sub and representations and warranties made by Newco and Merger Sub to us. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or a “Company Material Adverse Effect” (defined below) different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

In the Merger Agreement, the Company, Newco and Merger Sub each made representations and warranties relating to, among other things:

•	corporate organization, existence and good standing;

•	corporate power and authority to enter into and perform its obligations under, and enforceability of, the Merger Agreement;

•	the absence of conflicts with or defaults under organizational documents, other contracts and applicable laws;

•	required regulatory filings and consents and approvals of governmental entities;

•	brokers’ fees; and

•	information supplied for inclusion in this proxy statement.

In the Merger Agreement, Newco and Merger Sub also each made representations and warranties relating to:

•	the availability of the funds necessary to perform their respective obligations under the Merger Agreement;

•	the operations of Newco and Merger Sub;

•	the ownership of the Company’s Common Stock;

•	the absence of litigation or legal orders that would prevent or materially delay the Merger;

•	the absence of management arrangements with the Company’s directors and officers;

•	the solvency of the Surviving Corporation following the Merger; and

•	the non-reliance on estimates, projections, forecast forward-looking statements and business plans prepared by the Company.

The Company also made representations and warranties relating to:

•	the approval and recommendation of the Company’s board of directors;

•	the fairness opinion from Barclays Capital;

•	state “anti-takeover” statutes;

•	the requisite stockholder approval;

•	capital structure;

•	subsidiaries;

•	documents filed with the SEC;

•	financial statements;

•	undisclosed liabilities;

•	the absence of certain changes or events since December 31, 2008;

•	material contracts;

•	sufficiency of and title to personal and real properties;

•	intellectual property matters;

•	tax matters;

•	compliance with the Employee Retirement Income Securities Act of 1974, as amended, and other employee benefit matters;

•	labor matters;

•	environmental matters;

•	permits;

•	compliance with laws;

•	absence of litigation or legal orders threatened against the Company;

•	insurance; and

•	related party transactions.

Many of the Company’s representations and warranties are qualified by a material adverse effect standard. For purposes of the Merger Agreement, “Company Material Adverse Effect” is defined to mean any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company and our subsidiaries, taken as a whole, other than:

•	changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

•

changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•

changes in conditions in the industries in which the Company and our subsidiaries conduct business, including changes in conditions in the software industry generally or the information security industry generally;

•	changes in political conditions in the United States or any other country or region in the world;

•	acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

•

earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

•	changes in law or other legal or regulatory conditions (or the interpretation thereof);

•

the announcement of the Merger Agreement or the pendency or consummation of the transactions contemplated hereby, provided that the Company demonstrates that the underlying Company Material Adverse Effect was caused primarily by the announcement of the Merger Agreement or the pendency or consummation of the transactions contemplated by the Merger Agreement;

•	compliance with the terms of, or the taking of any action required or contemplated by, the Merger Agreement, or the failure to take any action prohibited by the Merger Agreement;

•	any actions taken, or failure to take action, in each case, to which Newco has in writing expressly approved, consented to or requested;

•	changes in GAAP or other accounting standards (or the interpretation thereof);

•	changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself;

•

any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred)

•	the availability or cost of equity, debt or other financing to Newco or Merger Sub;

•

any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company arising out of the Merger or in connection with any other transactions contemplated by the Merger Agreement; or

•	any matters expressly set forth in the Company Disclosure Letter;

except in the case of the first seven (7) bullets above, to the extent such Effect has not had a disproportionate impact on the Company relative to other companies in the industries in which the Company and its subsidiaries conduct business.

Conduct of Business Prior to Closing

We have agreed in the Merger Agreement that, until the consummation of the Merger, and unless the Merger Agreement is terminated pursuant to the termination provisions described hereinafter, we will (or will cause our subsidiaries to):

•	maintain our existence in good standing under applicable law;

•

conduct our business and operations only in the ordinary and usual course of business and in a manner consistent with prior practice (subject to certain restrictions and exceptions otherwise set forth in the Merger Agreement); and

•

use commercially reasonable efforts to preserve intact our assets, properties, contracts or other legally binding understandings, licenses and business organizations, keep available the services of our current officers and key employees and preserve the current relationships with those persons with which we or our subsidiaries have business relationships.

We have also agreed that, until the consummation of the Merger, except as expressly contemplated by the Merger Agreement and as set forth in the Company Disclosure Letter or approved by Newco (which approval will not be unreasonably withheld, delayed or conditioned), we and our subsidiaries will not:

•	adopt any change in our or our subsidiaries’ organizational or governing documents;

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of our subsidiaries;

•

issue, sell, deliver or agree or authorize, propose or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company securities or any subsidiary securities, except for the issuance and sale of shares of the Company’s Common Stock pursuant to the exercise of Company Options outstanding prior to the date of the Merger Agreement;

•

directly or indirectly acquire, repurchase or redeem any Company securities or subsidiary securities (other than repurchases of Company securities pursuant to the terms and conditions of Company stock-based awards outstanding as of the date of the Merger Agreement);

•

adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

•

declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for cash dividends made by any direct or indirect wholly-owned subsidiary of the Company to the Company or one of its subsidiaries;

•	pledge or encumber any shares of our or our subsidiaries capital stock or any of our or our subsidiaries other securities;

•	modify the terms of any shares of our or our subsidiaries capital stock or any of our or our subsidiaries other securities;

•

incur, create, assume or otherwise become liable for any long-term or short-term debt or issue any debt securities, except for trade payables incurred in the ordinary course of business, short-term debt incurred to fund operations of the business in the ordinary course of business, debt incurred in the ordinary course of business under lines of credit or other credit facilities in effect on the date hereof, and loans or advances to direct or indirect wholly-owned subsidiaries;

•

assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except with respect to obligations of direct or indirect wholly-owned subsidiaries of the Company;

•

make any loans, advances or capital contributions to or investments in any other person, except for travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its subsidiaries;

•

sell, license, mortgage, lease, transfer, encumber or pledge any of its or its subsidiaries’ assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than permitted liens);

•

enter into, adopt, create, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, except in any such case as may be required by applicable law, in the ordinary course of business and consistent with past practice, or in connection with any new non-officer employee hires or the promotion of any non-officer employees;

•

increase the compensation of any director, officer or employee, pay any special bonus or special remuneration to any director, officer or employee, or pay any benefit not required by any plan or arrangement as in effect as of the date hereof, except in any such case as may be required by applicable law, in the ordinary course of business and consistent with past practice, or in connection with any new non-officer employee hires or the promotion of any non-officers employees;

•	hire any new employees other than non-officer employees in the ordinary course of business consistent with past practice;

•	terminate any officer or key employee other than for good reason or for reasonable cause;

•

incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith that individually or in the aggregate, are in excess of $500,000, except in the ordinary course of business consistent with past practices;

•

pay, discharge, settle or satisfy any liabilities, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business, consistent with past practice, as required by any applicable law, as accrued for in the audited company balance sheet or as required by the terms of any contract of the Company or its subsidiaries, as in effect on the date of the Merger Agreement;

•

waive, release, grant or transfer any right of material value, other than in the ordinary course of business, consistent with past practice, or waive any material benefits of, or agree to modify in any material adverse respect, or, subject to the terms hereof, fail to enforce, or consent to any material matter with respect to which its consent is required under, any material confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

•

enter into, modify, amend or terminate any contract which if so entered into, modified, amended or terminated could be reasonably likely to have a Company Material Adverse Effect or except in the ordinary course of business, any material contract;

•	maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

•

engage in any transaction with, or enter into any agreement, arrangement or understanding with any affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated under the Exchange Act that would be required to be disclosed under such Item 404;

•

effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its subsidiaries;

•

grant any material refunds, credits, rebates or other allowances by the Company or its subsidiaries to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business;

•	abandon or allow to lapse or expire any registration or application for material Company Intellectual Property;

•	settle any pending or threatened material legal proceeding having a value or in an amount in excess of $250,000;

•	except as required by applicable law or GAAP, revalue any of its material properties or assets, including writing-off notes or accounts receivable;

•	except as may be required as a result of a change in applicable law or in GAAP, make any change in any of the accounting methods, principles or practices used by it;

•

change our or our subsidiaries material tax accounting methods, principles or practices, except as required by GAAP or applicable law (other than a change of certain customers from the sell-in method of accounting to the sell-through method of accounting), make or change any material Tax election, settle or compromise any material U.S. federal, state, local or non-U.S. income tax liability, fail to file any material tax return when due or fail to cause such tax returns when filed to be complete and accurate in all material respects, enter into any “listed transaction” as defined in Section 6011 of the Internal Revenue Code and the regulations thereunder or consent to any extension or waiver of any limitation period with respect to any claim or assessment for material taxes;

•	acquire (by merger, consolidation or acquisition of stock or assets) any other person or any material equity interest therein; or

•	agree to do any of the foregoing.

Required Action and Forbearance

Upon the terms and conditions set forth in the Merger Agreement, each of the parties to the Merger Agreement has agreed to take, or cause to be taken, all actions reasonably necessary, and to do, or cause to be done, and assist and cooperate with the other party or parties in doing, all things reasonably necessary, proper or advisable under applicable law to consummate the Merger in the most expeditious manner reasonably practicable, including using reasonable best efforts to cause the conditions of the Merger to be satisfied.

In the event that any state anti-takeover or other similar law is or becomes applicable to any of the transactions contemplated by the Merger Agreement, the parties have agreed to use their respective reasonable best efforts to ensure that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in the Merger Agreement and otherwise to minimize the effect of such law on the Merger.

Financing

Equity Financing

Newco and Merger Sub have agreed to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the equity financing, including:

•	maintaining in effect the equity commitment letter;

•	satisfying on a timely basis all conditions applicable to Newco and Merger Sub set forth in the equity commitment letter that are within their control;

•	consummating the equity financing at or prior to the closing of the Merger; and

•	enforcing the Investor’s obligations under the equity commitment letter, including by filing one or more lawsuits against the Investor.

Furthermore, neither Newco nor Merger Sub will amend or agree to amend any term of the equity commitment letter without our prior written consent.

Debt Financing

Newco and Merger Sub have agreed to use their respective commercially reasonable efforts to obtain the debt financing on the terms and conditions set forth in the debt commitment letter, or terms not materially less favorable to Newco or the Company, including:

•	maintaining in effect the debt commitment letter;

•

negotiating and entering into the definitive agreements with respect to the debt financing on the terms and conditions set forth in the debt commitment letter or on terms not materially less favorable to Newco or Merger Sub;

•	satisfying on a timely basis all conditions applicable to Newco and Merger Sub set forth in the definitive debt financing agreements that are within their reasonable control; and

•	consummating the debt financing at or prior to the closing of the Merger.

Newco and Merger Sub may not amend or agree to amend any term of the debt commitment letter without the prior written consent of the Company if such amendment reduces the aggregate amount of the debt financing or amends the conditions precedent to the Debt Financing in a manner that could reasonably be expected to delay or prevent the closing date or make the funding of the debt financing less likely to occur.

However, Newco and Merger Sub may replace or amend the debt commitment letter so long as:

•	the terms are not materially less favorable to Newco or the Company, and

•

the conditions to the debt financing set forth in the debt commitment letter would not be materially expanded in a manner that would reasonably be expected to delay or prevent the closing of the Merger.

Cooperation with the Arrangement of the Debt Financing

Prior to the consummation of the Merger, the Company has agreed to provide, or cause each of its subsidiaries to provide, and use its commercially reasonable efforts to cause its representatives, to provide, all cooperation reasonably requested by Newco in connection with the arrangement of the Debt Financing, including:

•

assisting with the preparation of materials for bank information memoranda and similar documents required in connection with the Debt Financing; however, any such memoranda and similar documents need not be issued by the Company or its subsidiaries and any such memoranda shall contain disclosure and financial statements with respect to the Company and its subsidiaries reflecting the Company and its subsidiaries as the obligor;

•

executing and delivering customary guarantee, pledge and security documents and related officer certificates or other documents as may be reasonably requested by Newco and otherwise reasonably facilitating the guaranteeing of obligations and the pledging of collateral;

•

furnishing Newco and its financing sources with financial and other pertinent information regarding the Company and its subsidiaries as may be reasonably requested by Newco or its financing sources, including information related to the Company or its subsidiaries required by regulatory authorities including under applicable “know your customer” and anti money laundering rules and regulations, including the Patriot Act; and

•

permitting the prospective lenders involved in the Debt Financing to evaluate and appraise the Company’s and its subsidiaries’ current assets and liabilities, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements.

The parties have further agreed that neither the Company nor any of its subsidiaries will be required to pay any commitment fee or similar fee or incur any liability with respect to the Debt Financing prior to the consummation of the Merger. Newco will, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company in connection with such cooperation.

Conditions to the Merger

Conditions to Each Party’s Obligations. Each party’s obligation to complete the Merger is subject to the satisfaction or waiver prior to the consummation of the Merger of the following conditions:

•	the Merger must have been approved by the affirmative vote of the holders of two-thirds of the outstanding shares of the Company’s Common Stock;

•	any applicable waiting period (and any extension of the waiting period, if any) under the HSR Act shall have expired or been terminated; and

•

no law will have been enacted by a governmental authority of competent jurisdiction that would render the Merger illegal in the United States or any State thereof and no governmental authority will have formally issued an injunction that would prohibit the Merger in the United States or any State thereof.

Conditions to Newco’s and Merger Sub’s Obligations. The obligation of Newco and Merger Sub to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•

our representations and warranties with respect to the Company’s board recommendation, the non-applicability of anti-takeover laws, and our capitalization must each be true and correct in all material respects as of the date of the Merger Agreement and as of the closing date;

•

our representations and warranties that are qualified as to “Company Material Adverse Effect” will be true and correct in all respects on and as of the closing date with the same force and effect as if made on and as of such date, except for changes contemplated by the Merger Agreement, and for those representations and warranties that are qualified as to “Company Material Adverse Effect” that address matters only as of a particular date, which representations and warranties shall have been true and correct as of date made;

•

all other representations and warranties made by us in the Merger Agreement, with the exception of those listed above, must be true and correct on and as of the closing date with the same force and effect as if made on and as of such date, except for:

•	changes contemplated by the Merger Agreement,

•	those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date,

•	any failure to be so true and correct as of such particular date which has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect;

•	we must have performed in all material respects all obligations, that are to be performed under the Merger Agreement prior to the consummation of the Merger;

•

we must have delivered to Newco and Merger Sub at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements;

•	no Company Material Adverse Effect must have arisen or occurred following the execution, delivery and effectiveness of the Merger Agreement that is continuing;

•

we must have delivered to Newco evidence, that immediately after the consummation of the Merger, the Company will have a minimum cash balance of not less than $21.5 million (or $23 million if the closing occurs before July 15, 2009 or after September 15, 2009), excluding certain specified transaction expenses and taxes;

•	we must have delivered to Newco a certificate from the Company to the effect that the Company is not a U.S. real property holding company;

•	we must have filed all periodic reports on Form 10-K or form 10-Q that are required to be filed with the SEC prior to the consummation of the Merger; and

•

we must have delivered to Newco payoff letters with respect to all indebtedness of the Company and its subsidiaries outstanding as of the Closing under the credit facility, dated October 21, 2005, between Entrust Limited and Royal Bank of Canada and releases of all liens securing such indebtedness, conditioned only on the payment of the amounts described in such payoff letters.

Conditions to the Company’s Obligations. Our obligation to complete the Merger is subject to the satisfaction or waiver of the following further conditions, which may be waived exclusively by us:

•

the representations and warranties made by Newco and Merger Sub in the Merger Agreement must be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except:

•	for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement,

•	for changes contemplated by the Merger Agreement, and

•

for those representations and warranties that address matters only as of a particular date, which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such particular date that would not, individually or in the aggregate, prevent the Merger or prevent or impair the ability of Newco and Merger Sub to fully comply with and perform their respective covenants and obligations under the Merger Agreement;

•	Newco and Merger Sub must have performed in all material respects all obligations that are to be performed by them under the Merger Agreement prior to the consummation of the Merger; and

•

Newco’s and Merger Sub’s must have delivered to us a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements.

Solicitations of Other Offers and Restrictions on Solicitations of Other Offers

The Merger Agreement provides that, until 11:59 p.m., Eastern time, on May 13, 2009, we are permitted to:

•

initiate, solicit or encourage the submission of one or more “Acquisition Proposals,” including by providing non-public information relating to the Company pursuant to an “Acceptable Confidentiality Agreement;” provided that the Company will promptly make available to Newco and Merger Sub any material non-public information concerning the Company or its subsidiaries that is made available to any person given such access which was not previously delivered to Newco and Merger Sub;

•

continue, enter into, participate in or engage in any discussions or negotiations with one or more persons with respect to one or more Acquisition Proposals or any other proposals that could reasonably be expected to lead to an Acquisition Proposal; and

•	otherwise cooperate with, assist or take any action to facilitate any Acquisition Proposals or any other proposals that could reasonably be expected to lead to any Acquisition Proposals.

From and after 11:59 p.m., Eastern time, on May 13, 2009, we have agreed not to:

•	solicit, initiate, propose or induce the making, submission or announcement of, or take actions that could reasonably be expected to encourage, facilitate or assist, an Acquisition Proposal;

•

furnish to any person (other than Newco, Merger Sub or any designees of Newco or Merger Sub) any non-public information relating to the Company, or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company, with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal;

•	participate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal or which may reasonably be expected to lead to an Acquisition Proposal;

•	approve, endorse or recommend an Acquisition Proposal; or

•	enter into any letter of intent, memorandum of understanding or other Contract contemplating an Acquisition Transaction (other than an Acceptable Confidentiality Agreement).

Notwithstanding the aforementioned restrictions, at all times during the period commencing as of 11:59 p.m., Eastern time, on May 13, 2009 (the “No-Shop Period Start Date”) and continuing until the approval of the Merger by our stockholders, we may participate or engage in discussions or negotiations with, furnish non-public information to, or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company or any of its subsidiaries pursuant to an Acceptable Confidentiality Agreement to:

•

any “Excluded Party” (and/or such Excluded Party’s affiliates, directors, officers, employees, consultants, agents, representatives and advisors), provided that we have determined in good faith (after consultation with its financial advisor and outside legal counsel) that such person has made an Acquisition Proposal that either constitutes a Superior Proposal or would be reasonably likely to lead to a Superior Proposal; and/or

•

any person (and/or such persons’ affiliates, directors, officers, employees, consultants, agents, representatives and advisors) that has made or delivered to the Company a written Acquisition Proposal after the No-Shop Period Start Date that was not initiated or solicited in breach of the no solicitation provisions, provided that we have determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal.

We will promptly (within 24 hours) notify Newco in the event we receive an Acquisition Proposal, including the identity of the person making such Acquisition Proposal and material terms and conditions thereof and any request for information relating to the Company (including non-public information) or for access to the properties, book or records of the Company by any third party that has made an Acquisition Proposal, or receipt of an amendment to a previously disclosed Acquisition Proposal (including the terms of such amendment). We will promptly (within 24 hours) inform Newco of any change in the price, structure or form of consideration or terms and conditions of such Acquisition Proposal.

Promptly (and in any event, within 24 hours) upon the determination by our board of directors that an Acquisition Proposal constitutes a Superior Proposal, we shall notify Newco that the board has received a Superior Proposal, specifying in detail the terms and conditions of such Superior Proposal and the identity of the person making such Superior Proposal. The Company has agreed to, during the three (3) business day period following Newco’s receipt of a notice of a Superior Proposal, negotiate in good faith with Newco and to give Newco the opportunity to match or better such Superior Proposal.

An “Acceptable Confidentiality Agreement” means an agreement that is either (i) in effect as of the execution and delivery of the Merger Agreement or (ii) executed, delivered and effective after the execution, delivery and effectiveness of the Merger Agreement, in either case containing provisions that require any counter-party(ies) thereto (and any of its(their) representatives named therein) that receive material non-public information of or with respect to the Company to keep such information confidential, provided that such confidentiality provisions are no less restrictive in the aggregate to such counter-party(ies) (and any of its(their) representatives named therein) than the terms of the confidentiality agreement entered into by the Company and Newco. For the avoidance of doubt, an “Acceptable Confidentiality Agreement” need not contain any “standstill” or other similar provisions.

An “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Newco or Merger Sub) to engage in an Acquisition Transaction.

An “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i) any direct or indirect purchase or other acquisition by any person or “group” (as defined in or under Section 13(d) of the Exchange Act), whether from the Company and/or any other person(s), of shares of the Company’s Common Stock representing more than twenty percent (20%) of the Company’s Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or “group” that, if consummated in accordance with its terms, would result in such person or “group” beneficially owning more than twenty percent (20%) of the Company’s Common Stock outstanding after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase or other acquisition by any person or “group” (as defined in or under Section 13(d) of the Exchange Act) of more than twenty percent (20%) of the consolidated assets of the Company and its subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such sale, transfer, acquisition or disposition); or

(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving the Company pursuant to which any person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company stockholders (as a group) immediately prior to the consummation of such transaction, would hold shares of the Company’s Common Stock representing more than twenty percent (20%) of the Company’s Common Stock outstanding after giving effect to the consummation of such transaction.

A “Superior Proposal” means any written Acquisition Proposal for an Acquisition Transaction on terms that the Company board of directors shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) would be more favorable to the Company stockholders (in their capacity as such) than the Merger; provided, however, that for purposes of the reference to an “Acquisition Proposal” in the definition of a “Superior Proposal,” all references to “twenty percent (20%) in the definition of “Acquisition Transaction” shall be references to “fifty percent (50%).”

Termination of the Merger Agreement

The Merger Agreement may be terminated only as follows:

•	by mutual written consent of the Company and Newco, at any time prior to the consummation of the Merger even if we have already received the requisite stockholder approval;

•	by either the Company or Newco, at any time prior to the consummation of the Merger even if we have already received the requisite stockholder approval, in the event that:

•

any governmental authority of competent jurisdiction has enacted a law that renders the Merger illegal, or formally issues a permanent, final and non-appealable injunction, ruling, decree or order that prohibits the Merger,

•

the consummation of the Merger has not occurred by 5:00 p.m. (Dallas time) on August 10, 2009 (this termination date will automatically be extended by thirty (30) calendar days if the SEC has not confirmed within thirty (30) calendar days of the initial filing by the Company of the proxy statement that it will not comment on, or that it has no additional comments on, the proxy statement and any other required filing), and provided that this right to terminate will not be available at any time during which any legal proceeding is pending between the Company and Newco in connection with the Merger Agreement, and this right to terminate will not be available to any party whose actions or omissions have been the cause of, or resulted in, either the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger prior to the termination date, or the failure of the Merger to be completed prior to the termination date, or

•	the Company has failed to obtain the requisite stockholder approval at the meeting of Company stockholders;

•	by the Company, in the event that:

•	at any time prior to the consummation of the Merger even if we have already received the requisite stockholder approval:

•	the Company is not in material breach of its covenants under the Merger Agreement, and

•

Newco and/or Merger Sub have materially breached or failed to perform any of their respective covenants in the Merger Agreement and have failed to cure such material breach or failed to perform within thirty (30) calendar days after Newco and Merger Sub have received written notice of such breach from the Company (it being understood that the Company shall not be permitted to terminate the Merger Agreement in respect of the breach set forth in any written notice at any time during such thirty (30) calendar day period, and at any time after such thirty (30) calendar day period if Newco and/or Merger Sub have cured such breach during such thirty (30) calendar day period);

•	at any time prior to receiving the requisite stockholder approval:

•

the Company has received a superior proposal and entry into a definitive agreement to consummate the transaction contemplated by that superior proposal has been authorized by the board of directors, and concurrently with the termination of the Merger Agreement, the Company has paid Newco the Company termination fee and has entered into the definitive agreement to consummate the transaction contemplated by the superior proposal, or

•	the board of directors or any committee of the board of directors has effected a change in the board recommendation;

•	by Newco, in the event that:

•	at any time prior to the consummation of the Merger even if we have already received the requisite stockholder approval:

•	Newco and Merger Sub are not in material breach of their respective covenants under the Merger Agreement, and

•

the Company has materially breached or failed to perform any of its covenants in the Merger Agreement and has failed to cure the material breach within thirty (30) calendar days after the receipt of a written notice of the breach or failure to perform from Newco (it being understood that Newco shall not be permitted to terminate the Merger Agreement in respect of the breach if the Company has cured the breach during the thirty (30) calendar day period); or

•	if any of the following “Trigger Events” has occurred:

•

at any time prior to receipt of the requisite stockholder approval and within ten (10) business days after the Company board of directors or a committee of the board of directors has effected a change in the recommendation of the board of directors;

•

a tender or exchange offer for the Company’s Common Stock that would, if consummated in accordance with its terms, constitute a competing acquisition transaction has been commenced by a person unaffiliated with Newco and, within ten (10) business days after the public announcement of the commencement of any takeover proposal, and the Company has not issued a public statement reaffirming the Company board recommendation nor recommended that the Company stockholders reject that takeover proposal and not tender any shares of the Company’s Common Stock into such tender or exchange offer;

•

the Company board of directors or any committee of the board of directors approves, endorses or recommends, or authorizes the Company or any of its subsidiaries to enter into, a merger agreement, letter of intent, acquisition agreement, purchase agreement or other similar agreement with respect to any takeover proposal (other than a confidentiality agreement); or

•	the Company has materially breached the Company’s obligations arising under the no solicitation covenant.

A competing acquisition transaction has the same meaning as an “Acquisition Transaction” defined above except that all references therein to “twenty percent (20%)” shall be references to “fifty percent (50%).

Termination Fees and Expenses Payable by the Company

Except as set forth below, all fees and expenses incurred in connection with the Merger Agreement will be paid by the party or parties incurring the expense whether or not the Merger is consummated.

If we terminate the Merger Agreement, or the Merger Agreement is terminated by Newco or Merger Sub under the conditions described in further detail below, we must pay a termination fee at the direction of Newco. The termination fee is $4,577,200 unless:

•

the Merger Agreement is terminated by us prior to May 13, 2009 to enter into a definitive agreement for a Superior Proposal, or the Company board of directors changes its recommendation in order to comply with its fiduciary duties, or

•

the Merger Agreement is terminated at any time on or after May 13, 2009 by us in order to enter into a definitive agreement for a Superior Proposal with a person that was an Excluded Party as of the No-Shop Period Start Date or if the Merger Agreement is terminated because of a “Trigger Event” if the circumstances in which either the board recommendation change or the tender or exchange offer giving rise to Newco’s termination right occurred prior to the No-Shop Period Start Date, in which cases the termination fee payable by us is $2,288,600.

We must pay the full $4,577,200 termination fee if:

•

the Merger Agreement is terminated by us or Newco because a competing acquisition transaction was publicly announced following the execution of the Merger Agreement and not withdrawn or abandoned, and within one year following the termination of the Merger Agreement:

•	that competing acquisition transaction is consummated, or

•	the Company enters into a definitive agreement providing for the Competing Acquisition Transaction, whether or not the competing acquisition transaction is subsequently terminated;

•	Newco terminates the Merger Agreement because any of the Trigger Events described above have occurred.

•	the Company terminates the Merger Agreement, at any time prior to receiving the requisite stockholder approval, because:

•

the Company has received a Superior Proposal and the board of directors has authorized the Company to enter into a definitive agreement to consummate the transaction contemplated by such Superior Proposal, or

•

our board of directors or any committee of our board of directors withdraws, amends or modifies in a manner adverse to Newco in any material respect, or publicly proposes to withhold, withdraw, amend or modify in a manner adverse to Newco in any material respect, the board recommendation.

If Newco terminates the Merger Agreement, at any time prior to the consummation of the Merger, because we failed to obtain the requisite stockholder approval at the meeting of the Company stockholders at which a vote is taken on the Merger, then we must pay to Newco an amount equal to the costs and expenses incurred by Newco and Merger Sub in connection with the negotiation of the Merger Agreement, up to a maximum amount of $1,000,000.

The parties have agreed that in no event the Company will be required to pay the termination fee on more than one occasion, whether or not the termination fee may be payable under more than one provision of the Merger Agreement at the same time or at different times.

Indemnification and Insurance

For a period of six (6) years following the consummation of the Merger, the Surviving Corporation shall cause the charters and bylaws of the Surviving Corporation to contain provisions with respect to indemnification, exculpation and advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses set forth in the charters and bylaws of the Company as of the date of the Merger Agreement, and such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable law.

In addition, for a period of six (6) years following the consummation of the Merger, the Surviving Corporation shall indemnify and hold harmless each current or former director and officer of the Company from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in an indemnified person’s capacity as a director, officer, employee or agent of the Company or any of its subsidiaries or other affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the consummation of the Merger), or (ii) any of the transactions contemplated by the Merger Agreement.

Moreover, during the period of six (6) years following the consummation of the Merger, the Surviving Corporation will (and Newco will cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance, or D&O Insurance, in respect of acts or omissions occurring at or prior to the consummation of the Merger, covering each person covered by the D&O Insurance.

Employee Benefits

For a period of six (6) months following the consummation of the Merger, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) either:

•

maintain for the benefit of each continuing employee existing Company employee plans that are listed on a schedule to the Merger Agreement (excluding equity based benefits, any bonus or incentive plans, and individual employment agreements) at benefit levels that are no less favorable than those in effect at the Company or its subsidiaries on the date of the Merger Agreement,

•

provide compensation, and benefits (other than equity based benefits, any bonus or incentive plans, and individual employment agreements) to each continuing employee, taken as a whole, are no less favorable in the aggregate than the compensation and benefits (other than equity based benefits, any bonus or incentive plans, and individual employment agreements) provided to each continuing employee immediately prior to the consummation of the Merger, or

•

provide some combination of the preceding two paragraphs such that each continuing employee receives compensation and benefits (other than equity based benefits, any bonus or incentive plans, and individual employment agreements) that, taken as a whole, are no less favorable in the aggregate than the compensation and benefits (other than equity based benefits, any bonus or incentive plans, and individual employment agreements) provided to each continuing employee immediately prior to the consummation of the Merger.

The Surviving Corporation has agreed to grant any continuing employee credit for all service with the Company and its subsidiaries prior to the consummation of the Merger for purposes of eligibility to participate, vesting and, solely for purposes of vacation accrual and severance pay, benefit entitlement. However, such service need not be credited under any equity-based or non-qualified deferred compensation plan or arrangement or to the extent that it would result in duplication of coverage or benefits. In addition, each Continuing Employee will be immediately eligible to participate in any new employee benefit plans sponsored by the Surviving Corporation and its subsidiaries to the extent coverage under any such new plan replaces coverage in the plan year in which the consummation of the Merger occurs under an old plan in which the continuing employee was previously participating. Moreover, for each new plan providing medical, dental, pharmaceutical, or vision benefits to any continuing employee, the Surviving Corporation shall use commercially reasonable efforts to cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such new plan to be waived in the plan year in which the consummation of the Merger occurs for such continuing employee and his or her covered dependents to the extent waived or satisfied under the corresponding old plan as of the consummation of the Merger, and the Surviving Corporation shall use commercially reasonable efforts to cause any eligible expenses incurred by such continuing employee and his or her covered dependents during the portion of the plan year of the old plan ending on the date such employee’s participation in the corresponding new plan begins in the plan year in which the consummation of the Merger occurs to be given full credit under such new plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan.

Finally, any vacation or paid time off accrued but unused by a continuing employee as of immediately prior to the consummation of the Merger shall be credited to such continuing employee following the consummation of the Merger to the extent reflected as a working capital liability on the Company’s balance sheet.

Amendment, Extension and Waiver

The parties may amend the Merger Agreement at any time, except that after our stockholders have approved the Merger, there shall be no amendment that by law requires further approval by our stockholders without such approval having been obtained. All amendments to the Merger Agreement must be in a writing signed by us, Newco and Merger Sub.

At any time before the consummation of the Merger, each of the parties to the Merger Agreement may, by written instrument and to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or

•	waive compliance with any of the agreements or conditions contained in the Merger Agreement.

Specific Performance

The Company is entitled to seek an injunction to prevent or restrain breaches or threatened breaches of the Merger Agreement, the equity commitment letter or the guarantee, or to enforce specifically the terms of the Merger Agreement to prevent breaches or threatened breaches of, and to enforce compliance with, the covenants and obligations of Newco and Merger Sub under the Merger Agreement, the equity commitment letter and the guarantee. The Company also has the right to cause Newco and Merger Sub to fully enforce the terms of the equity commitment letter against the investor to the fullest extent permissible under the equity commitment letter and applicable laws and to cause the Merger to be consummated.

MARKET PRICE OF COMMON STOCK

The Company’s Common Stock is listed for trading on the NASDAQ under the symbol “ENTU”. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as reported on the NASDAQ composite tape and dividends declared for the Company’s Common Stock.

	Common Stock
	High	Low
FISCAL YEAR ENDED DECEMBER 31, 2007
First Quarter	$4.55	$3.85
Second Quarter	$4.30	$3.54
Third Quarter	$4.00	$2.10
Fourth Quarter	$2.24	$1.66

FISCAL YEAR ENDED DECEMBER 31, 2008
First Quarter	$2.59	$1.76
Second Quarter	$3.37	$2.29
Third Quarter	$2.94	$2.05
Fourth Quarter	$2.15	$1.01

FISCAL YEAR ENDED DECEMBER 31, 2009
First Quarter	$1.70	$1.23
Second Quarter (through May 11, 2009)	$1.25	$1.95

The closing sale price of the Company’s Common Stock on the NASDAQ on April 9, 2009, the last trading day prior to the public announcement of the proposed Merger, was $1.67 per share. On Monday, May 11, 2009, the most recent practicable date before this proxy statement was printed, the closing price for the Company’s Common Stock on the NASDAQ was $1.91 per share. You are encouraged to obtain current market quotations for the Company’s Common Stock in connection with voting your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To our knowledge, the following table sets forth certain information, as of May 11, 2009, with respect to the beneficial ownership of shares of our Common Stock by:

•	each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock;

•	the directors;

•	the NEOs; and

•	all executive officers and directors of the Company as a group.

	Amount and Nature of Beneficial Ownership(1)
Name and Address of Beneficial Owner 5% Stockholders	Number of Shares		Percent of Class (%)
Empire Capital Management, L.L.C.	11,844,321	(2)	19.3
1 Gorham Island, Suite 201
Westport, CT 06880
Weiss Multi-Strategy Advisers LLC	5,964,191	(3)	9.7
One State Street, 20th Floor
Hartford, CT 06103
Barclays Global Investors, NA	3,638,520	(4)	5.9
400 Howard Street
San Francisco, CA 94105

Directors and Nominees
James Dennedy	20,000	(5)
F. William Conner	6,095,195	(6)	9.9
Butler C. Derrick, Jr.	126,000	(7)	*
Jerry C. Jones	114,000	(8)	*
Michael McGrath	58,000	(9)	*
Michael P. Ressner	126,000	(10)	*
Douglas Schloss	759,787	(11)	1.2
Terdema L. Ussery, II	68,000	(12)	*
Ray Washburne	70,667	(13)	*

Other NEOs
David Wagner	487,177	(14)	*
Peter Bello	278,537	(15)	*
Neill Duff	70,011	(16)	*
Kevin Simzer	488,106	(18)	*
			*
Executive officers and directors, as a group (14 persons)	8,761,480	(19)	14.2

*	Less than 1%.

(1)	The number of shares beneficially owned by each director, nominee for director, Named Executive Officer and stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after May 11, 2009 through the exercise of any stock option, stock appreciation right, or other right (“Presently Exercisable Options”). The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

(2)

Empire Capital Partners, L.P. (“Empire Capital”) has shared voting power as well as shared dispositive power of 4,698,041 shares. Empire GP, L.L.C. is a limited liability company organized under the laws of the State of Delaware and serves as the general partner of Empire Capital and in such capacity has responsibility for the management of Empire Capital. Empire Capital Management, L.L.C. (which serves as the investment manager and has investment discretion over the securities held by Empire Capital Partners, LTD, Charter Oak Partners, L.P., Charter Oak Partners II, L.P. and Charter Oak Master Fund, LP.) has shared voting power as well as shared dispositive power of 6,552,659 shares. Arcadia Opportunity Master Fund, Ltd., a Cayman Islands exempted company, has the shared voting power as well as the shared dispositive power of 563,621 shares. Arcadia Capital Advisors, LLC. is a Delaware limited liability company which serves as the general partner of Arcadia Opportunity Master Fund, Ltd. and in such capacity has responsibility for the management of Arcadia Opportunity Master Fund, Ltd. Mr. Scott Fine and Mr. Peter Richards are managing members of Empire Capital Management, L.L.C. and Empire GP, L.L.C. Mr. James Dennedy and Mr. Richard Rofé direct the operations of Arcadia Opportunity Master Fund, Ltd. and Arcadia Opportunity Master Fund, Ltd. Mr. Dennedy also has sole voting and dispositive power over 30,000 shares, comprised of unvested restricted stock and options to purchase the Company’s common stock. The foregoing parties have executed and filed a joint filing agreement with respect to filings on Schedule 13D in respect of the Company’s common stock. The holdings and other foregoing information is from a Schedule 13D/A filed by Empire Capital Management, L.L.C. on April 15, 2008.

(3)	Weiss Multi-Strategy Advisers LLC has shared voting power of 4,044,453 shares of Common Stock. It has sole dispositive power of 5,964,191 shares of Common Stock. The holdings and other foregoing information is from a Schedule 13G filed by Weiss Multi-Strategy Advisers LLC on February 17, 2009.

(4)	Barclays Global Investors, NA has sole voting power as to 1,906,539 shares of Common Stock and sole dispositive power as to 2,185,990 shares of Common Stock. A related entity, Barclay’s Global Fund Advisors, has sole voting and dispositive power as to 1,452,530 shares of Common Stock. The holdings and other foregoing information is from a Schedule 13G filed by Barclays Global Investors, NA on February 5, 2009.

(5)	Mr. Dennedy directs operations of Arcadia Capital Advisors, LLC and Arcadia Opportunity Master Fund, Ltd. (together, the “Arcadia Entities”) which have filed a joint Schedule 13D with Empire Capital Partners, L.P. Mr. Dennedy is also Empire Capital Partners, L.P.’s appointee to the Company’s Board of Directors. Mr. Dennedy has had the shared power to vote or to direct the vote as well as the shared power to dispose or to direct the disposition of 563,621 shares held by the Arcadia Entities. He has the sole power to vote or to direct the vote as well as the sole power to dispose or to direct the disposition of 10,000 shares of Common Stock owned directly by him. Mr. Dennedy also holds 20,000 Presently Exercisable Options to purchase Common Stock. Empire Capital Partners, L.P. has listed both Mr. Dennedy’s 10,000 unvested restricted stock units and 20,000 options to purchase Common Stock within its aggregate amount beneficially owned by each reporting person on its Schedule 13D.

(6)	Includes 5,806,95 shares which may be acquired pursuant to Presently Exercisable Options but this number excludes 37,500 unvested restricted stock units and 25,000 unvested performance stock units that are each convertible for Common Stock on a 1-for-1 basis upon vesting.

(7)	Includes 117,000 shares which may be acquired pursuant to Presently Exercisable Options.

(8)	Includes 102,500 shares which may be acquired pursuant to Presently Exercisable Options.

(9)	Includes 54,000 shares which may be acquired pursuant to Presently Exercisable Options.

(10)	Includes 123,583 shares which may be acquired pursuant to Presently Exercisable Options and 666 restricted stock units. Each restricted stock unit is convertible into Common Stock on a 1-for-1 basis upon vesting.

(11)	Includes 146,000 shares which may be acquired pursuant to Presently Exercisable Options. Mr. Schloss beneficially owns 13,087 shares directly. In addition, 594,500 shares are held of record by Marcus Schloss & Co., Inc., a registered broker-dealer, of which Mr. Schloss is the CEO. Mr. Schloss shares voting and investment power with respect to those shares with certain other shareholders of Marcus Schloss & Co. This also includes an additional 6,200 shares that are held in trust for the benefit of Mr. Schloss’ daughters with his wife as trustee. Mr. Schloss disclaims beneficial ownership of these 6,200 shares held in trust except to the extent of his pecuniary interest therein.

(12)	Includes 54,000 shares which may be acquired pursuant to Presently Exercisable Options.

(13)	Includes 64,000 shares which may be acquired pursuant to Presently Exercisable Options but excludes 1,333 restricted stock units that will vest on June 5, 2009. Each restricted stock unit is convertible into Common Stock on a 1-for-1 basis upon vesting.

(14)	Includes 431,544 shares which may be acquired pursuant to Presently Exercisable Options but excludes 13,125 restricted stock units. Each restricted stock unit is convertible into Common Stock on a 1-for-1 basis upon vesting.

(15)	Includes 245,562 shares which may be acquired pursuant to Presently Exercisable Options but excludes 11,125 restricted stock units. Each restricted stock unit is convertible into Common Stock on a 1-for-1 basis upon vesting.

(16)	Includes 68,036 shares which may be acquired pursuant to Presently Exercisable Options but excludes 3,375 restricted stock units. Each restricted stock unit is convertible into Common Stock on a 1-for-1 basis upon vesting.

(17)	Includes 10,000 restricted stock units. Each restricted stock unit is convertible into Common Stock on a 1-for-1 basis upon vesting.

(18)	Includes 462,294 shares which may be acquired pursuant to Presently Exercisable Options but excludes 14,375 restricted stock units. Each restricted stock unit is convertible into Common Stock on a 1-for-1 basis upon vesting.

(19)	Includes 7,682,641 shares which may be acquired pursuant to Presently Exercisable Options and 101,497 restricted stock units. Each restricted stock unit is convertible into Common Stock on a 1-for-1 basis upon vesting. As Empire’s holdings include Mr. Dennedy’s holdings, such amount was not double counted in calculating this total.

DISSENTERS’ RIGHTS OF APPRAISAL

In accordance with Section 3-202(c)(1) of the Maryland General Corporation Law, no statutory appraisal, dissenters or other similar rights shall be available to holders of the Company’s Common Stock in connection with the Merger.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the Merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the Merger is not completed or if we are otherwise required to do so under applicable law, we would hold a 2010 annual meeting of stockholders, or 2010 Annual Meeting. Any proposal that a stockholder intends to present at the 2010 Annual Meeting of Stockholders must be submitted to the Secretary of the Company at its principal executive offices, One Lincoln Centre, Suite 1340, 5400 LBJ Freeway, Dallas, Texas 75240, no later than November 20, 2009 in order to be considered for inclusion in the Company’s proxy statement and proxy card relating to that meeting.

If a stockholder of the Company wishes to present a proposal before the 2010 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company’s proxy statement and proxy card, such stockholder must also give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice not less than 60 days nor more than 90 days prior to the 2010 Annual Meeting; provided that, in the event that less than 70 days’ notice or prior public disclosure of the date of the 2010 Annual Meeting is given or made, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. If a stockholder fails to provide timely notice of a proposal to be presented at the 2010 Annual Meeting, the proxies designated by the board of directors of the Company will have discretionary authority to vote on any such proposal.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of the document to you if you write or call the Company at the following address or phone number: Entrust, Inc., One Lincoln Centre, Suite 1340, 5400 LBJ Freeway, Dallas, Texas 75240, telephone (972) 728-0424, Attention: Investor Relations. If you want to receive separate copies of the proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents Entrust, Inc. files with the SEC by going to the “Investors Relations” section of our website at http://www.entrust.com/investor/index.htm. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of this proxy statement or other information concerning us, without charge, by written or telephonic request directed to the Entrust, Inc., Investor Relations, One Lincoln Centre, Suite 1340, 5400 LBJ Freeway, Dallas, Texas 75240, telephone (972) 728-0424, on the Company’s website at http://www.entrust.com/investor/index.htm, from the SEC through the SEC’s website at the address provided above or from our proxy solicitor,

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call Toll-Free: (877) 825-8772

Banks and Brokers May Call Collect: (212) 750-5833

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED MAY 12, 2009. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

HAC HOLDINGS, INC.

HAC ACQUISITION CORPORATION

and

ENTRUST, INC.

Dated as of April 12, 2009

A-i

(Continued)

A-ii

(Continued)

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 12, 2009 by and among HAC Holdings, Inc., a Delaware corporation (“Newco”), HAC Acquisition Corporation, a Maryland corporation and a wholly owned subsidiary of Newco (“Merger Sub”), and Entrust, Inc., a Maryland corporation (the “Company”). All capitalized terms that are used in this Agreement shall have the respective meanings ascribed thereto in Article I.

RECITALS:

A. The Company Board has (i) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the Maryland General Corporation law (the “MGCL”) upon the terms and subject to the conditions set forth herein, (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder and the consummation of the Merger upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend that the Company Stockholders approve the Merger in accordance with the MGCL.

B. Each of the board of directors of Newco and the board of directors of Merger Sub have (i) declared it advisable to enter into this Agreement, and (ii) approved the execution and delivery of this Agreement, performance of their respective obligations hereunder and the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions set forth herein.

C. Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Thoma Bravo Fund IX, L.P. (the “Guarantor”) has entered into a guarantee, dated as of the date hereof and in the form attached hereto as Exhibit A (the “Guarantee”), in favor of the Company with respect to the obligations and liabilities of Newco and Merger Sub arising under, or in connection with, this Agreement.

D. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Newco’s and Merger Sub’s willingness to enter into this Agreement, certain Company Stockholders are entering into a Voting Agreement substantially in the form attached as Exhibit B (the “Voting Agreement”).

E. Newco, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby, and to prescribe certain conditions with respect to the consummation of the Merger and the other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Newco, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” shall mean an agreement that is either (i) in effect as of the execution and delivery of this Agreement or (ii) executed, delivered and effective after the execution, delivery and effectiveness of this Agreement, in either case containing provisions that require any counter-party(ies) thereto (and any of its(their) representatives named therein) that receive material non-public information of or with respect to the Company to keep such information confidential, provided that such confidentiality provisions are no less restrictive in the aggregate to such counter-party(ies) (and any of its(their) representatives named therein) than the terms of the Confidentiality Agreement. For the avoidance of doubt, an “Acceptable Confidentiality Agreement” need not contain any “standstill” or other similar provisions.

(b) “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Newco or Merger Sub) to engage in an Acquisition Transaction.

(c) “Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Merger) involving:

(i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), whether from the Company and/or any other Person(s), of shares of Company Common Stock representing more than twenty percent (20%) of the Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than twenty percent (20%) of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such sale, transfer, acquisition or disposition); or

(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving the Company pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold shares of Company Common Stock representing more than twenty percent (20%) of the Company Common Stock outstanding after giving effect to the consummation of such transaction.

(d) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(e) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

(f) “Audited Company Balance Sheet” shall mean the consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2008 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the year ended December 31, 2008.

(g) “Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or Texas, or is a day on which banking institutions located in the State of New York or Texas are authorized or required by law or other governmental action to close.

(h) “COBRA” shall mean Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or any successor statutes, rules and regulations thereto.

(j) “Company Board” shall mean the Board of Directors of the Company.

(k) “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

(l) “Company Common Stock” shall mean the Common Stock, par value $0.01 per share, of the Company.

(m) “Company Intellectual Property” shall mean the Intellectual Property Rights owned by the Company or any of its Subsidiaries.

(n) “Company Material Adverse Effect” shall mean any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effect (by itself or when aggregated or taken together with any and all other Effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Effect (by itself or when aggregated or taken together with any and all other such Effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally (to the extent such Effect has not had a disproportionate impact on the Company relative to other companies in the industries in which the Company and its Subsidiaries conduct business);

(ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world (to the extent such Effect has not had a disproportionate impact on the Company relative to other companies in the industries in which the Company and its Subsidiaries conduct business);

(iii) changes in conditions in the industries in which the Company and its Subsidiaries conduct business, including changes in conditions in the software industry generally or the information security industry generally (to the extent such Effect has not had a disproportionate impact on the Company relative to other companies in the industries in which the Company and its Subsidiaries conduct business);

(iv) changes in political conditions in the United States or any other country or region in the world (to the extent such Effect has not had a disproportionate impact on the Company relative to other companies in the industries in which the Company and its Subsidiaries conduct business);

(v) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world (to the extent such Effect has not had a disproportionate impact on the Company relative to other companies in the industries in which the Company and its Subsidiaries conduct business);

(vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world (to the extent such Effect has not had a disproportionate impact on the Company relative to other companies in the industries in which the Company and its Subsidiaries conduct business);

(vii) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, provided that the Company demonstrates that the underlying Company Material Adverse Effect was caused primarily by the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby;

(viii) compliance with the terms of, or the taking of any action required or contemplated by, this Agreement, or the failure to take any action prohibited by this Agreement;

(ix) any actions taken, or failure to take action, in each case, to which Newco has in writing expressly approved, consented to or requested;

(x) changes in law or other legal or regulatory conditions (or the interpretation thereof) (to the extent such Effect has not had a disproportionate impact on the Company relative to other companies in the industries in which the Company and its Subsidiaries conduct business);

(xi) changes in GAAP or other accounting standards (or the interpretation thereof);

(xii) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself (provided, however, that the exception in this clause shall not in any way prevent or otherwise affect a determination that any Effect underlying such change has resulted in, or contributed to, a Company Material Adverse Effect);

(xiii) any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xiv) the availability or cost of equity, debt or other financing to Newco or Merger Sub;

(xv) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company arising out of the Merger or in connection with any other transactions contemplated by this Agreement; and

(xvi) any matters expressly set forth in the Company Disclosure Letter.

(o) “Company Options” shall mean any options to purchase shares of Company Common Stock outstanding under any of the Company Stock Plans.

(p) “Company Preferred Stock” shall mean the Preferred Stock, par value $0.01 per share, of the Company.

(q) “Company Stock Plans” shall mean (i) the Company’s 2006 Stock Incentive Plan, the Company’s Amended and Restated 1996 Stock Incentive Plan, the Company’s 1999 Non-Officer Employee Stock Incentive Plan and the Company’s Special Non-Statutory Stock Option Agreement between Mr. Connor and the Company, (ii) the Business Signatures Corporation 2002 Stock Plan, (iii) the enCommerce, Inc. 1997 Stock Option Plan, as amended and restated, and (iv) any other compensatory option plans or Contracts of the Company, set forth on Section 1.1(r) of the Company Disclosure Letter.

(r) “Company Stockholders” shall mean holders of shares of Company Capital Stock.

(s) “Company Termination Fee” shall mean an amount in cash equal to $4,577,200; provided, however, that notwithstanding the foregoing, “Company Termination Fee” shall mean an amount in cash (without interest) equal to $2,288,600 in the event that either:

(i) at any time prior to the No-Shop Period Start Date, this Agreement is terminated pursuant to Section 8.1(h); or

(ii) at any time on or after the No-Shop Period Start Date, either (A) this Agreement is terminated pursuant to Section 8.1(h) in order to enter into a definitive agreement to consummate a Superior Proposal with a Person that was an Excluded Party as of the No-Shop Period Start Date, or (B) this Agreement is terminated pursuant to Section 8.1(f) under circumstances in which either the Company Board Recommendation Change or the tender or exchange offer establishing part of Newco’s right to terminate this Agreement pursuant to Section 8.1(f) occurred prior to the No-Shop Period Start Date.

(t) “Competing Acquisition Transaction” shall have the same meaning as an “Acquisition Transaction” under this Agreement except that all references therein to “twenty percent (20%)” shall be references to “fifty percent (50%).”

(u) “Continuing Employees” shall mean all current employees of the Company who are offered and timely accept employment by Newco or any Subsidiary of Newco as of the Effective Time, who continue their employment with the Company at the request of Newco as of the Effective Time or, outside the U.S., who remain or become employees of the Company, Newco or any Subsidiary of Newco as of the Effective Time as required by applicable law.

(v) “Contract” shall mean any written (or legally binding oral) contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement.

(w) “DOJ” shall mean the United States Department of Justice or any successor thereto.

(x) “DOL” shall mean the United States Department of Labor or any successor thereto.

(y) “Environmental Law” shall mean any laws (and the regulations promulgated thereunder) relating to the protection of the environment (including ambient air, surface water, groundwater or land) or exposure of any individual to Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, clean-up or other remediation or analysis thereof.

(z) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(aa) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(bb) “Excluded Party” shall mean any Person that has made or delivered to the Company (or any of its Representatives in their capacity as such) a written Acquisition Proposal on or prior to the No-Shop Period Start Date which the Company Board or any authorized committee thereof shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal.

(cc) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(dd) “FTC” shall mean the United States Federal Trade Commission or any successor thereto.

(ee) “GAAP” shall mean generally accepted accounting principles, as applied in the United States.

(ff) “Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency, subdivision or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

(gg) “Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, including petroleum and petroleum products, polychlorinated biphenyls and asbestos.

(hh) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(ii) “Intellectual Property Rights” shall mean the rights associated with or arising under any of the following anywhere in the world: (i) patents and applications therefor, all patent disclosures, and all renewals, reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof (“Patents”); (ii) copyrights, copyrights registrations and applications therefor, all renewals thereof, and all other corresponding rights in works of authorship, however denominated (“Copyrights”); (iii) rights in industrial designs and any registrations and applications therefor; (iv) trademark rights and corresponding rights in trade names, logos, service marks, trade dress, corporate names, slogans and other indicia of source, and registrations and applications therefor (“Trademarks”); (v) rights in Internet domain names; and, (vii) trade secrets rights and corresponding rights in confidential business and technical information and know-how (“Trade Secrets”) and any similar or equivalent rights to any of the foregoing anywhere in the world (as applicable).

(jj) “IRS” shall mean the United States Internal Revenue Service or any successor thereto.

(kk) “Knowledge” of the Company, with respect to any matter in question, shall mean the actual knowledge of Bill Conner, Jay Kendry and Dave Wagner after reasonable investigation.

(ll) “Legal Proceeding” shall mean any legal action, charge, lawsuit, litigation, arbitration, investigation (to the extent known by the investigated party) or other similarly formal legal proceeding of any kind whatsoever, whether at law or in equity, which has been brought by or is pending before any Governmental Authority.

(mm) “Maryland Law” shall mean the MGCL and any other applicable law (including common law) of the State of Maryland.

(nn) “Minimum Closing Cash” shall mean (a) between July 15, 2009 and September 15, 2009, $21,500,000 in cash, or (b) prior to July 15, 2009 and following September 15, 2009, $23,000,000 in cash (in the case of the preceding clauses (a) and (b) with “cash” being measured as such term is defined in the balance sheet account “Cash and Cash Equivalents” presented in the Company’s audited financial statements included in the Company SEC Reports) minus (i) any repatriation tax, (ii) all fees and expenses paid or payable to Barclays Capital under that certain engagement letter, dated October 17, 2008, by and between the Company and Barclays Capital, (iii) all fees and expenses paid or payable to Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”) under that certain engagement letter, dated April 7, 2009, by and between the Company and WSGR, (iv) all amounts paid or payable to Company employees in respect of any and all change in control bonus, severance or other similar obligations arising under Contracts between the Company and any such employees set forth in the Company Disclosure Letter, (v) all amounts paid or payable by the Company in respect of any D&O Insurance six-year “tail” prepaid policy that the Company is permitted to purchase pursuant to Section 6.11(c), and (vi) all fees and expenses paid or payable by the Company in respect of any and all regulatory filings in connection with this Agreement and the consummation of the transactions contemplated hereby.

(oo) “Nasdaq” shall mean the NASDAQ Global Select Market, any successor stock exchange or inter-dealer quotation system operated by The Nasdaq Stock Market, Inc. or any successor thereto.

(pp) “Open Source” shall mean any open source, public source or freeware software, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license or software that is licensed pursuant to a license that purports to require the distribution of or access to source code or purports to restrict the licensee’s ability to charge for distribution of or to use software for commercial purposes or requires the inclusion of attribution notices in any redistributed software.

(qq) “Permitted Liens” shall mean any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings; (iii) leases and subleases (other than capital leases and leases underlying sale and leaseback transactions); (iv) liens imposed by applicable law (other than Tax law); (v) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; and (vii) statutory, common law or contractual liens (or other encumbrances of any type) of landlords or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company or any of its Subsidiaries.

(rr) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, corporation (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity.

(ss) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(tt) “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

(uu) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(vv) “Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

(ww) “Superior Proposal” shall mean any written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) would be more favorable to the Company Stockholders (in their capacity as such) than the Merger; provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to “twenty percent (20%)” in the definition of “Acquisition Transaction” shall be references to “fifty percent (50%).”

(xx) “Tax” shall mean any and all U.S. federal, state, local and non-U.S. taxes of any kind whatsoever, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

(yy) “WARN” shall mean the United States Worker Adjustment and Retraining Notification Act.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Articles of Merger	2.2
Assets	3.14
Capitalization Date	3.7(a)
Certificates	2.8(c)
Charter	2.5(a)
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.19(a)
Commitment Letters	4.10(a)
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	6.5(a)
Company Disclosure Letter	Article III
Company Intellectual Property Agreements	3.16(b)(ii)
Company SEC Reports	3.9
Company Securities	3.7(c)
Company Stockholder Meeting	6.4(a)
Comparable Plans	6.12(b)
Confidentiality Agreement	9.4
Consent	3.6
Continuing Plans	6.12(a)
D&O Insurance	6.11(c)
Debt Commitment Letter	4.10(a)
Debt Financing	4.10(a)
Effective Time	2.2
Employee Plans	3.18(a)
Equity Commitment Letter	4.10(a)
Equity Financing	4.10(a)
ERISA Affiliate	3.18(a)
Exchange Fund	2.8(b)
Financing	4.10(a)
Funded International Employee Plan	3.18(h)(ii)
Guarantee	Recitals
Guarantor	Recitals
Indemnified Persons	6.11(a)
In-Licenses	3.16(b)(i)
International Employee Plans	3.18(a)
Investor	4.10(a)
Leased Real Property	3.15(b)
Leases	3.15(b)
Maryland Department of Assessments and Taxation	2.2
Material Contract	3.13(a)
Material Customer Agreements	3.13(a)(vi)
Maximum Annual Premium	6.11(c)
Merger	Recitals
Merger Sub	Preamble
MGCL	Recitals

Term	Section Reference
New Debt Commitment Letter	6.7(b)
New Plans	6.12(c)
Newco	Preamble
No-Shop Period Start Date	5.3(a)
Old Plans	6.12(c)
Option Consideration	2.7(e)(i)
Other Required Company Filing(s)	3.27(a)
Other Required Newco Filing(s)	4.6(b)
Out-Licenses	3.16(b)(ii)
Owned Company Shares	2.7(a)(iii)
Payment Agent	2.8(a)
Per Share Price	2.7(a)(ii)
Proxy Statement	3.27(a)
Representatives	5.3(a)
Requisite Stockholder Approval	3.4
Subleased Real Property	3.15(d)
Subleases	3.15(d)
Subsidiary Securities	3.8(c)
Surviving Corporation	2.1
Tax Returns	3.17(a)
Termination Date	8.1(c)
Uncertificated Shares	2.8(c)
Voting Agreement	Recitals

1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) References to “$” and “dollars” are to the currency of the United States.

(e) References to “made available” shall mean that such documents or information referenced shall have been contained in the Company’s electronic data room for Project Helen maintained by IntraLinks, Inc. to which Newco and its counsel had access.

(f) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(g) Unless otherwise indicted, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(h) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(i) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the MGCL, on the Closing Date, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Newco, Merger Sub and the Company shall cause the Merger to be consummated under the MGCL by filing articles of merger in customary form and substance (the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “Maryland Department of Assessments and Taxation”) in accordance with the applicable provisions of the MGCL (the time of such filing and acceptance for record by the Maryland Department of Assessments and Taxation, or such later time (not to exceed thirty (30) days from the date of filing) as may be agreed in writing by Newco, Merger Sub and the Company and specified in the Articles of Merger, being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Kirkland & Ellis, LLP, 300 North LaSalle, Chicago, Illinois, on a date and at a time to be agreed upon by Newco, Merger Sub and the Company, which date shall be no later than the first (1st) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder), of such conditions), or at such other location, date and time as Newco, Merger Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Charter and Bylaws.

(a) Charter. At the Effective Time, subject to the provisions of Section 6.11(a), the charter of the Company (the “Charter”) shall be amended and restated in its entirety to read substantially identically to the charter of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated charter shall become the charter of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the MGCL and such Charter; provided, however, that at the Effective Time the Charter of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Entrust, Inc.”.

(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.11(a), the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the MGCL, the Charter of the Surviving Corporation and such Bylaws.

2.6 Directors and Officers.

(a) Directors. At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the charter and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers. At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the charter and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Newco, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub shall thereafter represent ownership of shares of common stock of the Surviving Corporation; and

(ii) each share of Company Common Stock that is outstanding immediately prior to the Effective Time (other than Owned Company Shares) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to $1.85 (the “Per Share Price”), without interest thereon, in accordance with the provisions of Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of in Section 2.10); and

(iii) each share of Company Common Stock that is held by the Company as treasury stock or owned by Newco or Merger Sub, or by any direct or indirect wholly-owned Subsidiary of Newco or Merger Sub, in each case immediately prior to the Effective Time (“Owned Company Shares”), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b) Adjustment to Per Share Price. The Per Share Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock, but excluding, for the avoidance of doubt, the granting or other issuance of Company Stock-Based Awards and Company Options expressly approved in advance by Newco in writing), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time, in each case which is effected in accordance with or other permitted by the terms of this Agreement.

(c) No Statutory Rights of Appraisal. In accordance with Section 3-202(c)(1) of the MGCL, no statutory appraisal, dissenters or other similar rights shall be available to holders of Company Common Stock in connection with the Merger.

(d) Company Stock-Based Awards. Each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured by the value of a number of shares of Company Common Stock, and each award of any kind consisting of shares of Company Common Stock, in each case, granted under the Company Stock Plans (including restricted stock units, stock appreciation rights and performance stock units), other than Company Options (each, a “Company Stock-Based Award”), whether or not then vested, shall become fully vested and shall be converted automatically into the right to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Stock-Based Award and (y) the Price Per Share

(reduced, if applicable, by any exercise or base price applicable to such Company Stock-Based Award) and each Company Stock-Based Award shall be cancelled and shall only entitle the holder thereof to payment as described in this Section 2.7(d).

(e) Company Options.

(i) At the Effective Time, each then outstanding Company Option, including unvested Company Options, shall be cancelled, and (A) in the case of any Company Option that is vested in accordance with the terms of the applicable Company Stock Plan having a per share exercise price less than the Per Share Price, for the right to receive from the Surviving Corporation for each share of Company Common Stock subject to such Company Option immediately prior to the Effective Time, an amount (subject to any applicable withholding tax) in cash equal to the product of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the amount by which the Per Share Price exceeds the per share exercise price of such Company Option (the “Option Consideration”), or (B) in the case of any Company Option having a per share exercise price equal to or greater than the Per Share Price or any unvested Company Option, without the payment of cash or issuance of other securities in respect thereof. Parent shall, or shall cause the Company to, pay to holders of Company Options the Option Consideration, without interest thereon, less applicable Taxes required to be withheld with respect to such payments pursuant to this Section 2.7(e), as soon as reasonably practicable following the Effective Time. The cancellation of a Company Option as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company Option.

(ii) Prior to the Effective Time, the Company shall take such actions as may be necessary to give effect to the transactions contemplated by this Section 2.7(e), including, but not limited to, satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act.

(iii) Except as otherwise agreed to by the parties, (A) the Company Stock Plans shall terminate as of the Effective Time and the provisions in any other Employee Plan providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time, and (B) the Company shall ensure that following the Effective Time no participant in the Company Option Plans or other Employee Plans shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

(iv) Prior to the Effective Time, the Company shall deliver to the holders of Company Options notices, in form and substance reasonably acceptable to Newco, setting forth such holders’ rights pursuant to this Agreement. The Company Board (or, if appropriate, any committee thereof administering the Company Option Plans) shall adopt such resolutions or take such other actions as may be required to effect the foregoing.

2.8 Exchange of Certificates.

(a) Payment Agent. Prior to the Effective Time, Newco shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b) Exchange Fund. At the Effective Time, Newco shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of shares of Company Common Stock pursuant to the provisions of this Article II, an amount of cash equal to the aggregate consideration to which holders of Company Common Stock and holders of Company Stock-Based Awards and Company Options become entitled under this Article II. Until disbursed in accordance with the terms and conditions of this Agreement, Newco and the Surviving Corporation shall not permit such funds to be invested by the Payment Agent (such cash being referred to herein as the “Exchange Fund”). Any income from investment of the Exchange Fund, which shall be in accordance with the terms of this Agreement, will be payable to Newco or the Surviving Corporation, in Newco’s sole discretion.

(c) Payment Procedures. Promptly following the Effective Time, Newco and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock and (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”) (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent), and/or (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Per Share Price payable in respect thereof pursuant to the provisions of this Article II. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Newco, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate, by (y) the Per Share Price (less any applicable withholding taxes payable in respect thereof), and the Certificates so surrendered shall forthwith be canceled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares, by (y) the Per Share Price (less any applicable withholding taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered shall forthwith be canceled. The Payment Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.8. Until so surrendered, outstanding Certificates and Uncertificated Shares shall be deemed from and after the Effective Time, to evidence only the right to receive the Per Share Price, without interest thereon, payable in respect thereof pursuant to the provisions of this Article II.

(d) Transfers of Ownership. In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Shares so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Newco (or any agent designated by Newco) any transfer or other Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the satisfaction of Newco (or any agent designated by Newco) that such transfer or other Taxes have been paid or are otherwise not payable.

(e) Required Withholding. Each of the Payment Agent, Newco and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Company Stock-Based Awards and Company Options such amounts as may be required to be deducted or withheld therefrom under U.S. federal or state, local or non-U.S. Tax laws. To the extent that such amounts are so deducted or withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Newco, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Distribution of Exchange Fund to the Surviving Corporation. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is six (6) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to the provisions of this Section 2.8 shall thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to the Surviving Corporation (subject to abandoned property, escheat or other similar laws), as general creditors thereof, for any claim to the applicable Per Share Price to which such holders may be entitled pursuant to the provisions of this Article II. Any amounts remaining unclaimed by holders of any such Company Common Stock two (2) years after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

2.9 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of Uncertificated Shares or a Certificate theretofore representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor in accordance with the provisions of Section 2.7. The Per Share Price paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7; provided, however, that Newco may, in its sole discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Newco, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub shall take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure schedule delivered by the Company to Newco on the date of this Agreement (the “Company Disclosure Letter”), or (ii) as disclosed in any Company SEC Reports filed by the Company with the SEC on or after December 31, 2007, and publicly available, prior to the date hereof (to the extent it is reasonably apparent that any such disclosure set forth in the Company SEC Reports would qualify the representations and warranties contained herein, and excluding (1) any exhibits thereto, (2) any items included therein that are incorporated by reference to Company SEC Reports filed prior to December 31, 2007 and (3) any risk factor disclosures or other cautionary, predictive or forward-looking disclosures contained therein), the Company hereby represents and warrants to Newco and Merger Sub as follows:

3.1 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under Maryland Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in good standing would not have a Company Material Adverse Effect. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to Newco complete and correct copies of the Charter and bylaws of the Company, each as amended to date. The Company is not in material violation of the Charter or its bylaws.

3.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, subject to receiving the Requisite Stockholder Approval, to consummate the Merger. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder or, subject to the receipt of the Requisite Stockholder Approval, the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Newco and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity.

3.3 Company Board Approval; Fairness Opinion; Anti-Takeover laws.

(a) The Company Board has (i) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein, (ii) approved the execution and delivery of this Agreement by the Company, the performance by this Company of its covenants and obligations hereunder and the consummation of the Merger upon the terms and conditions contained set forth herein, and (iii) resolved to recommend that the Company Stockholders approve the Merger in accordance with the applicable provisions of the MGCL (the “Company Board Recommendation”).

(b) The Company has received the opinion of Barclays Capital that, as of the date hereof and subject to the assumptions and qualifications set forth therein, the Per Share Price is fair from a financial point of view to the Company Stockholders, a copy of which opinion will be delivered to Newco solely for informational purposes after execution of this Agreement.

(c) Assuming that the representations of Newco and Merger Sub set forth in Section 4.7 are true and correct, the Company Board has taken all necessary actions such that the restrictions on business combinations set forth in Section 3-601 et. seq. of the MGCL and any other similar applicable “anti-takeover” law will not be applicable to the Merger.

3.4 Requisite Stockholder Approval. The affirmative vote of the holders of two-thirds the outstanding shares of Company Common Stock (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is necessary under applicable law, the Charter and the Company’s bylaws to consummate the Merger.

3.5 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the Merger do not and will not (i) violate or conflict with any provision of the Charter or bylaws of the Company, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Material Contract, (iii) assuming compliance with the matters referred to in Section 3.6 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any law or order applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound, or (iv) result in the creation of any lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or liens which would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.6 Requisite Governmental Approvals. No consent, approval, order or authorization of, filing or registration with, or notification to (any of the foregoing being referred to herein as a “Consent”), any Governmental Authority is required on the part of the Company in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder or the consummation of the Merger, except (i) the filing and recordation of the Articles of Merger with the Maryland Department of Assessments and Taxation, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, and (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws.

3.7 Company Capitalization.

(a) The authorized capital stock of the Company consists of (i) 250,000,000 shares of Company Common Stock, and (ii) 5,000,000 shares of Company Preferred Stock. As of the close of business in New York City on April 9, 2009 (the “Capitalization Date”): (A) 61,470,344 shares of Company Common Stock were issued and outstanding, (B) no shares of Company Preferred Stock were issued and outstanding, and (C) there were no shares of Company Capital Stock held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. Since the close of business on the Capitalization Date, the Company has not issued any shares of Company Capital Stock other than pursuant to the exercise of Stock Options granted under a Company Stock Plan and pursuant to Company Stock-Based Awards.

(b) The Company has reserved 16,976,946 shares of Company Common Stock for issuance under the Company Stock Plans, of which 13,206,734 shares of Company Common Stock have been reserved for issuance pursuant to outstanding grants under Company Stock Plans. As of the close of business on the Capitalization Date, there were outstanding Company Options to purchase 11,964,356 shares of Company Common Stock, with a weighted average exercise price of $5.35, and, since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options other than as permitted by this Agreement. Each outstanding Company Option has an exercise price equal to or greater than the fair market value of the underlying shares of Company Common Stock as of the date of grant. All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.

(c) Except as set forth in this Section 3.7, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company (other than as a result of the exercise of the Company Options to purchase 11,964,356 shares of Company Common Stock set forth in Section 3.7(b)), (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants or other rights or arrangements to acquire from the Company, or that obligates or commits the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company, (v) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), together with the capital stock of the Company, being referred to collectively as “Company Securities”), (vi) voting trusts, proxies or other similar agreements or understandings to which Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of the Company, (vii) obligations or commitments of any character restricting the transfer of any shares of capital stock of the Company, or (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries. The Company does not have a stockholder rights plan in effect.

(d) Neither the Company nor any of its Subsidiaries is a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights, co-sale rights, or rights of first refusal or other similar rights with respect to any securities of the Company.

3.8 Subsidiaries.

(a) Section 3.8(a) of the Company Disclosure Letter contains a complete and accurate list of the name, jurisdiction of organization, capitalization and schedule of stockholders of each Subsidiary of the Company. Each of the Subsidiaries of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States). Each of the Subsidiaries of the Company has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not have a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to Newco complete and correct copies of the charters and bylaws or other constituent documents, as amended to date, of each of the Subsidiaries of the Company. None of the Subsidiaries of the Company is in material violation of its charter, bylaws or other constituent documents.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) is owned, directly or indirectly, by the Company, free and clear of all liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent any Subsidiary of the Company from conducting its business as of the Effective Time in substantially the same manner such businesses are conducted on the date hereof.

(c) Except as set forth in this Section 3.8, there are (i) no outstanding securities of, or other equity or voting interest in, any Subsidiary of the Company, (ii) no outstanding securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiaries of the Company, (iii) no outstanding options, warrants or other rights or arrangements obligating the Company or any of its Subsidiaries to acquire from any Subsidiaries of the Company, or that obligates or commits any Subsidiaries of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiaries of the Company, (iv) no obligations of any Subsidiaries of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiaries of the Company, (v) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i), (ii), (iii), (iv) and (v), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”), (vi) voting trusts, proxies or other similar agreements or understandings to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound with respect to the voting of any shares of capital stock of any Subsidiary of the Company, (vii) obligations or commitments of any character restricting the transfer of any shares of capital stock of any Subsidiary of the Company, or (vi) other obligations by any Subsidiaries of the Company to make any payments based on the price or value of any shares of any Subsidiaries of the Company. Neither the Company nor any of its Subsidiaries is a party to any Contract that obligated any Subsidiaries of the Company to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

3.9 Company SEC Reports. The Company has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable laws prior to the date hereof, and the Company will file prior to the Effective Time all forms, reports and documents with the SEC that are required to be filed by it under applicable laws prior to such time (all such forms, reports and documents, together with all exhibits and schedules thereto, the “Company SEC Reports”). Each Company SEC Report complied, or will comply, as the case may be, as of its filing date, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was, or will be, filed. True and correct copies of all Company SEC Reports filed prior to the date hereof have been furnished to Newco or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports, and, at the time of filing or submission of each such certification, such certification was true and accurate. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

3.10 Company Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports (i) comply, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q), and (iii) fairly present in all material respects, or will present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. There are no unconsolidated Subsidiaries of the Company. The Company’s financial statements referred to above accurately reflect all compensation expenses required to be reflected thereon as a result of any misdating or other inappropriate granting of any Company Options.

(b) The Company has established and maintains, adheres to and enforces a system of internal accounting controls which are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors, has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, in each case which has not been subsequently remediated, or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries.

(c) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or Persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such Persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the Knowledge of the Company, since the adoption of the code of ethics, there have been no violations of provisions of the Company’s code of ethics by any such Persons.

(d) Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such Contract is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements.

3.11 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities, other than (a) liabilities reflected or otherwise reserved against in the Audited Company Balance Sheet, (b) liabilities arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement, (c) liabilities arising under executory Contracts to which the Company or any of its Subsidiaries is a party or otherwise bound, (d) liabilities incurred in the ordinary course of business consistent with past practice, and (e) liabilities that would not have a Company Material Adverse Effect.

3.12 Absence of Certain Changes.

(a) Since December 31, 2008 through the date hereof, except for actions expressly contemplated by this Agreement or disclosed in the Company SEC Reports filed since December 31, 2008 (other than (i) any exhibits thereto, (ii) any items included therein that are incorporated by reference to Company SEC Reports filed prior to December 31, 2007 and (iii) any risk factor disclosures or other cautionary, predictive or forward-looking disclosures contained therein), the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred any Company Material Adverse Effect that is continuing.

(b) Since December 31, 2008 through the date hereof, the Company has not taken any action that would be prohibited by Section 5.2 if proposed to be taken after the date hereof.

3.13 Material Contracts.

(a) For all purposes of and under this Agreement, a “Material Contract” shall mean any of the following:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries, taken as whole;

(ii) any employment or consulting Contract (in each case, under which the Company has continuing obligations as of the date hereof) with any current or former executive officer or other employee of the Company or its Subsidiaries or member of the Company Board providing for an annual base salary in excess of $150,000;

(iii) any Employee Plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated hereby or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iv) any Contract that contains material severance terms;

(v) any Contract which provides for indemnification by the Company or its Subsidiaries of any officer, director or employee of the Company or its Subsidiaries;

(vi) any Contract with any of the twenty (20) largest customers of the Company and its Subsidiaries, determined on the basis of revenues received by the Company or any of its Subsidiaries for the four fiscal quarters ended December 31, 2008 (the “Material Customer Agreements”);

(vii) any Material Customer Agreement or Intellectual Property Agreement containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any material line of business or to compete with any Person in any line of material business or in any geographic location, or (B) prohibiting the Company or any of its Subsidiaries from engaging in material business with any Person or levying a material fine, charge or other payment for doing so

(viii) any Contract which was entered into on or after January 1, 2008 or which has not yet been consummated or which has been terminated in accordance with its terms (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business, or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit (whether incurred, assumed, guaranteed or secured by any asset), other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice;

(x) any Contract pursuant to which the Company or any of its Subsidiaries has continuing “earn-out” or other contingent payment obligations;

(xi) any Material Customer Agreement or Out-License in which the Company has granted (A) most favored customer pricing provisions or (B) any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person;

(xii) any Contract that pursuant to which the Company or any of its Subsidiaries has any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, or otherwise in respect of any obligation of any Person, or any capital maintenance, keep-well or similar agreements or arrangements in any such case which, individually is in excess of $100,000;

(xiii) any Contract other than a Lease or Sublease which by its terms calls for (A) aggregate noncontingent payments by the Company or its Subsidiaries of more than $250,000 over the remaining term of the Contract or (B) potential payments by or to the Company or any of its Subsidiaries reasonably expected to exceed $250,000 over the remaining term of the Contract;

(xiv) any Contract that involves any joint venture, partnership or similar arrangement;

(xv) any Contract that contains “standstill” or similar provisions to which the Company or its Subsidiaries is subject and restricted;

(xvi) any Lease set forth in Section 3.15(b) of the Company Disclosure Letter or any Sublease set forth in Section 3.15(d) of the Company Disclosure Letter; and,

(xvii) any Company Intellectual Property Agreements described in Section 3.16(b) of the Company Disclosure Letter.

(b) Section 3.13(b) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts (including any amendments thereto) to or by which the Company or any of its Subsidiaries is a party or is bound. Prior to the date hereof, the Company has delivered or made available to Newco a complete and correct copy of each Material Contract (including any amendments thereto) in existence as of the date hereof.

(c) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would reasonably be expected to (i) constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any person the right to receive or require a material rebate, chargeback, penalty or change in delivery schedule under any Material Contract; (iv) give any Person the right to accelerate the maturity or performance of any Material Contract; or (v) give any Person the right to cancel terminate or modify any Material Contract; in each case except as would not have a Company Material Adverse Effect.

3.14 Personal Property and Assets. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all liens other than Permitted Liens.

3.15 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 3.15(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing material leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property in excess of 5,000 square feet (such property, the “Leased Real Property”). The Company has heretofore delivered or made available to Newco a complete and accurate copy of all Leases of Leased Real Property (including all modifications, amendments, supplements, waivers, extensions, renewals, guarantees and side letters thereto). The Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all liens other than Permitted Liens.

(c) With respect to each of the Leases: (i) to the knowledge of the Company or any of its Subsidiaries, there are no disputes with respect to such Lease; (ii) no security deposit or portion thereof deposited with respect to any Lease has been applied in respect of a breach or default under such Lease which has not be redeposited in full; and (iii) the Company or a Subsidiary does not currently owe any brokerage commissions or finder’s fees with respect to such Lease.

(d) Section 3.15(d) of the Company Disclosure Letter contains a complete and accurate list of all of the existing subleases or other agreements (collectively the “Subleases”) under which the Company or any of its Subsidiaries conveys or grants to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Leased Real Property or portion thereof (such property the “Subleased Real Property”). The Company has heretofore delivered or made available to Newco a complete and accurate copy of all Subleases of Subleased Real Property (including all modifications, amendments, supplements, waivers, extensions, renewals, guarantees and side letters thereto).With respect to each of the Subleases: (i) no security deposit or portion thereof deposited with respect to such Sublease has been applied in respect of a breach or default under such Sublease which has not been redeposited in full; (ii) neither the Company nor any of its Subsidiaries currently owes any brokerage commissions or finder’s fees with respect to such Sublease; (iii) the other party to such Sublease is not an affiliate of, and otherwise does not have any economic interest in the Company or any of its Subsidiaries; (iv) except as set forth in Section 3.15(d) of the Company Disclosure Letter, to the Company’s knowledge, the other party to such Sublease has not assigned the Sublease or subleased, licensed or otherwise granted any Person the right to use or occupy, the premises demised thereunder or any portion thereof; and (v) to the Company’s knowledge, there are no liens or encumbrances on the estate or interest created by such Sublease.

3.16 Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Letter is a complete list of the following Company Intellectual Property: (i) all registered, and applications to register, Trademarks; (ii) all issued Patents and Patent applications; (iii) all registered Copyrights; (iv) all rights in Internet domain names; and (v) those Software products of the Company that, as of the date of this Agreement, are being commercially offered by Company (“Company Products”); in the case of (i) to (iv) inclusive listing, as applicable, the name of the applicant/registrant and current owner, and in the case of (i) to (iii) inclusive, also listing the jurisdiction where the application or registration is located and the application or registration number

(b) Company Intellectual Property Agreements.

(i) Section 3.16(b)(i) of the Company Disclosure Letter is a complete list (including the names of the parties) of all Contracts that are in effect as of the date of this Agreement to which the Company or any of its Subsidiaries is a party and (A) which is a settlement of a Legal Proceeding or other claim related to Intellectual Property or an agreement containing both a patent license and a release and that was either entered into in the 24 month period preceding the date of this Agreement (or, to the actual knowledge of the Company prior thereto, provided that the existence of any document prior to such date does not in and of itself constitute knowledge); or (B) pursuant to which the Company or any of its Subsidiaries is granted a right or license to any third party’s Intellectual Property Rights in connection with the operation of the Company’s business, other than licenses and related services agreements for commercially available technology or Intellectual Property Rights that if terminated could be replaced without material interruption to the Company’s business (“In-Licenses”).

(ii) Section 3.16(b)(ii) of the Company Disclosure Letter is a complete list (including the names of the parties) of all Contracts that are in effect as of the date of this Agreement and that generated revenue to the Company or any Subsidiary in excess of $500,000 in the four fiscal quarters ended December 31, 2008 under which the Company or any of its Subsidiaries has granted to any third party any licenses or rights under any Company Intellectual Property, other than the Material Customer Agreements (“Out-Licenses”, together with In-Licenses, “Company Intellectual Property Agreements”).

(c) The Company Intellectual Property is owned by the Company or its Subsidiaries (including, with respect to Intellectual Property developed by employees or independent contractors, pursuant to agreements providing for the assignment of the same to the Company or its applicable Subsidiary) free and clear of all liens other than (i) Permitted Liens, or (ii) encumbrances, restrictions or other obligations arising under any of the Company Intellectual Property Agreements; and the Company Intellectual Property, together with all Intellectual Property licensed to the Company or any of its Subsidiaries pursuant to any written contract are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted.

(d) The Company and each of its Subsidiaries has taken all steps required by third parties to protect confidential information, including Trade Secrets, received from such third parties and, to the Knowledge of the Company, have taken commercially reasonable steps to protect the confidentiality of material confidential information, including Trade Secrets owned by the Company or any Subsidiary, and, to the Knowledge of the Company, there is no misappropriation from the Company of material Trade Secrets by any third party.

(e) The operation of the Company’s or its Subsidiaries’ business has not and does not as currently conducted infringe upon or otherwise violate the Intellectual Property Rights of any third party in a manner that is likely to result in material liability to Company. To the Knowledge of the Company, no third party is infringing or otherwise violating any material Company Intellectual Property (except cases in which customers may have exceeded in a non-material manner the rights granted to them in any Out-License with respect to license scope) that would be adverse to the Company in a material respect.

(f) In the 24-month period preceding the date hereof (and, to the actual knowledge of the Company, prior thereto, provided that the existence of any document prior to such date does not in and of itself constitute knowledge), Company has not received written notice (including any demand letter or offer to license) of any pending and there is no currently pending or, to the Knowledge of the Company, threatened Legal Proceeding or other claim alleging, that the conduct of Company’s or its Subsidiaries’ business infringes or violates the Intellectual Property Rights of any third party in a manner that will result in material liability to Company. Company has not received written notice of any pending Legal Proceeding or other claim challenging the validity, or enforceability or Company’s ownership of, any material Company Intellectual Property.

(g) The Company employs commercially reasonable processes and procedures to review the requirements associated with all Open Source prior to the use thereof in connection with any Company Products, including having the Company’s legal function review the license agreements where applicable. Except as set forth in Section 3.16(g) of the Company Disclosure Letter, (i) no Company Product presently sold, licensed or distributed by the Company is subject the General Public License (GPL) or Lesser General Public License (LGPL) and (ii) no Company Product contains Open Source in a manner that would result in Company being obligated to license, disclose or otherwise make available source code that is proprietary to the Company. No material source code for any Company Product has been released from escrow or otherwise provided to a third party as a result of Company’s breach of an Out-License, and no third party is party to any escrow or other agreement for source code that is material to Company or Company’s business that contains release conditions that would be triggered (either automatically or otherwise) by the transactions contemplated by this Agreement.

(h) Section 3.16(h) of the Company Disclosure Letter is a complete list of all Governmental Entities with which Company or its Subsidiaries, acting as primary contractor, have entered into Out-Licenses in effect as of the date of this Agreement and under which Company has received more than $500,000.

(i) The execution and delivery of this Agreement and the consummation of the Merger will not result in (i) the Company or its Subsidiaries granting to, or being obliged to grant to any third party any additional or new rights or licenses to any Company Intellectual Property under any Company Intellectual Property Agreement, (ii) the termination or cancellation by a third party of any Company Intellectual Property Agreement, or (iii) the imposition of any Lien on any Company Intellectual Property, except where any of the foregoing (in clauses (i) through (iii)) would not have a Company Material Adverse Effect.

(j) The Company and each Subsidiary have complied in all material respects with their respective internal security policies and privacy policies relating to the use, collection, storage, disclosure and transfer of any personally identifiable information of third parties collected by the Company or any Subsidiary. To the Knowledge of the Company, (i) in the 24-month period preceding the date hereof, there have not been any incidents of data security breaches or breaches of the foregoing and (ii) there have not been any written complaints, written notices, Legal Proceedings or other written claims related to the same. Neither the Company nor any of its Subsidiaries has received written notice of any claim or allegation relating to any alleged wrongful issuance of any of the Company’s digital certificate products or to any data or security breach related to the use of such products.

3.17 Tax Matters. Except as would not have a Company Material Adverse Effect:

(a) The Company and each of its Subsidiaries have filed all material U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (including amendments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by any of them and have paid, or have adequately reserved (in accordance with GAAP) for the payment of, all Taxes required to be paid, and the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by the Company and its Subsidiaries through the date of such financial statements. No material deficiencies for any Taxes have been asserted or assessed, or to the Knowledge of the Company, proposed, against the Company or any of its Subsidiaries that are not subject to adequate reserves (in accordance with GAAP), nor has the Company or any of its Subsidiaries executed any waiver, except in connection with any ongoing tax examination, of any statute of limitations on or extended the period for the assessment or collection of any material Tax.

(b) The Company and each of its Subsidiaries have timely paid or withheld with respect to their Employees (and paid over any amounts withheld to the appropriate Taxing authority) all U.S. federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar Taxes required to be paid or withheld.

(c) No audit or other examination of any material Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(d) Neither the Company nor any of its Subsidiaries is, nor has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(e) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(f) Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Treas. Reg. § 1.6011 4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. § 1.6011 4(b)(2).

3.18 Employee Plans.

(a) Section 3.18(a)(i) and Section 3.18(a)(ii) of the Company Disclosure Letter, respectively, set forth a complete and accurate list of (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change of control and other similar fringe, welfare or other material benefit or compensation plans, programs, agreement, contracts, policies or binding arrangements (whether or not in writing) maintained, sponsored or contributed to for the benefit of any current or former employee or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any material liability (together the “Employee Plans”). With respect to each Employee Plan, to the extent applicable the Company has made available to Newco complete and accurate copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (E) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Authority relating to any compliance issues in respect of any such Employee Plan; and (F) with respect to each material Employee Plan that is maintained in any non-U.S. jurisdiction (the “International Employee Plans”), to the extent applicable, (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (y) any document comparable to the determination letter reference under clause (B) above issued by a Governmental Authority relating to the satisfaction of law necessary to obtain the most favorable tax treatment.

(b) No Employee Plan is, and neither the Company nor any of its Subsidiaries has any current or potential liability or obligation under or with respect to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) or (iii) any plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(c) Each Employee Plan has been maintained, operated, funded and administered in all material respects in compliance with its terms and with all applicable law and Collective Bargaining Agreements, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority.

(d) No Employee Plan in existence prior to January 1, 2005 that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) and not subject to Section 409A of the Code has been materially modified (as defined under Section 409A of the Code) since October 3, 2004 and all Employee Plans subject to Section 409A of the Code have been operated and administered in good faith compliance with Section 409A of the Code from the period beginning December 31, 2004 through the date hereof.

(e) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(f) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(g) Except as set forth in Section 3.18(g) of the Company Disclosure Letter, no Employee Plan provides post-termination or retiree life insurance, health or other welfare benefits to any person, except as required by COBRA or any similar law.

(h) Except as set forth in Section 3.18(h) of the Company Disclosure Letter:

(i) each Employee Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists that would reasonably be expected to adversely affect the qualified status of such Employee Plan;

(ii) to the extent applicable, each International Employee Plan has been approved by the relevant taxation and other Governmental Authorities so as to enable: (i) the Company or any of its Subsidiaries and the participants and beneficiaries under the relevant International Employee Plan and (ii) in the case of any International Employee Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Employee Plan”), the assets held for the purposes of the Funded International Employee Plans, to enjoy the most favorable taxation status possible and the Company is not aware of any ground on which such approval may cease to apply;

(iii) all contributions, premiums and other payments with respect to any Employee Plan for any time period ending on or before the Effective Time have been timely made, accrued or reserved for; and

(iv) except as required by applicable law or this Agreement, no condition or term under any relevant Employee Plan exists which would prevent Newco or the Surviving Corporation or any of its Subsidiaries from terminating or amending any Employee Plan without material liability to Newco or the Surviving Corporation or any of its Subsidiaries (other than ordinary administration expenses or routine claims for benefits).

(i) Except as set forth in Section 3.18(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any plan or commitment to amend or establish any new Employee Plan or to continue or increase any benefits under any Employee Plan, or to maintain any such benefits or the level of any such benefits generally for any period.

(j) Except as set forth in Section 3.18(j) of the Company Disclosure Letter, neither the execution or delivery of this Agreement by the Company nor the consummation of the Merger will (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.

3.19 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”). None of the U.S.-based employees of the Company or any of its Subsidiaries is represented by any union with respect to his or her employment by the Company or such Subsidiary. To the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries. No Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries. There is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened.

(b) The Company and its Subsidiaries have complied in all material respects with applicable laws and orders with respect to employment (including applicable laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, and collective bargaining), except for such noncompliance as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company and each of its Subsidiaries have withheld all amounts required by applicable law to be withheld from the wages, salaries, and other payments to employees, and are not, to the Knowledge of the Company, liable for any material arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

3.20 Environmental Matters. Except for such matters as would not have a Company Material Adverse Effect:

(a) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances, except in compliance with applicable Environmental Laws.

(c) Neither Company nor any of its Subsidiaries has exposed any employee or any third party to Hazardous Substances in violation of any Environmental Law.

(d) Neither the Company nor any of its Subsidiaries is a party to or is the subject of any pending, or to the Knowledge of the Company threatened Legal Proceeding alleging any Liability or responsibility under or noncompliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any order or agreement by or with any Governmental Authority or third party imposing any material liability or obligation with respect to any of the foregoing.

3.21 Permits. The Company and its Subsidiaries are in compliance with the terms of all permits from Governmental Authorities required to conduct their businesses as currently conducted, and no suspension or cancellation of any such permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.22 Compliance with Laws. The Company and each of its Subsidiaries is in compliance with all laws and orders that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and/or its Subsidiaries, except for such violations or noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect. No representation or warranty is made in this Section 3.22 with respect to (a) compliance with the Exchange Act, which is exclusively addressed by Section 3.9 and Section 3.10, (b) compliance with applicable Tax laws, which is exclusively addressed by Section 3.17, (c) compliance with ERISA and other applicable laws relating to employee benefits, which is exclusively addressed by Section 3.18, (d) compliance with labor law matters, which is exclusively addressed by Section 3.19, or (e) compliance with Environmental Laws, which is exclusively addressed by Section 3.20.

3.23 Legal Proceedings; Orders.

(a) As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any current or former supervisory employee of the Company or any of its Subsidiaries with respect to any acts or omissions in connection with their employment with the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries, or any properties or assets of the Company or any of its Subsidiaries, in either case that would have a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries is subject to any judgment, order, injunction, decree, stipulation or award (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) that would have a Company Material Adverse Effect.

(c) There is not currently any internal investigation or inquiry being conducted (i) by the Company, (ii) at the request of the Company by any Governmental Authority or (iii) at the request of the Company by any third party, concerning any financial, accounting, Tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

3.24 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which the Company believes is adequate for the operation of its business. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.

3.25 Related Party Transactions. Except for compensation or other employment arrangements in the ordinary course of business, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.26 Brokers. Except for Barclays Capital, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

3.27 Proxy Statement and Other Required Company Filings.

(a) The proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholder Meeting (collectively, as amended or supplemented, the “Proxy Statement”), as well as any other document that is required to be filed by the Company with the SEC in connection with the Merger (each, a “Other Required Company Filing” and collectively, the “Other Required Company Filings”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Newco or Merger Sub or any of their Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement. None of the Other Required Company Filings will, when filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Newco or Merger Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in any of the Other Required Company Filings.

(b) The information supplied by the Company or any of its directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in any of the Other Required Newco Filings will not, at the time the applicable Other Required Newco Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

NEWCO AND MERGER SUB

Newco and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization; Good Standing. Newco is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in good standing would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Newco to fully perform its covenants and obligations under this Agreement. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Merger Sub to fully perform its covenants and obligations under this Agreement. Newco has delivered or made available to the Company complete and correct copies of the charter and bylaws or other constituent documents, as amended to date, of Newco and Merger Sub. Neither Newco nor Merger Sub is in material violation of the charter or its bylaws.

4.2 Power; Enforceability. Each of Newco and Merger Sub has the requisite power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by each of Newco and Merger Sub, the performance by each of Newco and Merger Sub of its respective covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of each of Newco and Merger Sub and no additional proceedings on the part of Newco or Merger Sub are necessary to authorize the execution and delivery of this Agreement by each of Newco and Merger Sub, the performance by each of Newco and Merger Sub of its respective covenants and obligations hereunder or the consummation of the Merger. This Agreement has been duly executed and delivered by each of Newco and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Newco and Merger Sub, enforceable against each of Newco and Merger Sub in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity.

4.3 Non-Contravention. The execution and delivery of this Agreement by each of Newco and Merger Sub, the performance by each of Newco and Merger Sub of their respective covenants and obligations under this hereunder and the consummation of the Merger do not and will not (i) violate or conflict with any provision of the charters or bylaws or other constituent documents of Newco or Merger Sub, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Newco or Merger Sub is a party or by which Newco, Merger Sub or any of their properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 4.4, violate or conflict with any law or order applicable to Newco or Merger Sub or by which any of their properties or assets are bound or (iv) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Newco or Merger Sub, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or liens which would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Newco and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

4.4 Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of Newco, Merger Sub or any of their Affiliates in connection with the execution and delivery of this Agreement by each of Newco and Merger Sub, the performance by each of Newco and Merger Sub of their respective covenants and obligations under this Agreement or the consummation of the Merger, except (i) the filing and recordation of the Articles of Merger with the Maryland Department of Assessments and Taxation and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, and (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws.

4.5 Legal Proceedings; Orders.

(a) There are no Legal Proceedings pending or, to the knowledge of Newco or any of its Affiliates, threatened against Newco or Merger Sub that would, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Newco and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

(b) Neither Newco nor Merger Sub is subject to any legal order that would prevent or materially delay the consummation of the Merger or the ability of Newco and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

4.6 Proxy Statement; Other Required Company Filings.

(a) The information supplied by Newco, Merger Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives to the Company in writing specifically for inclusion or incorporation by reference in the Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Newco, Merger Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in any of the Other Required Company Filings will not, at the time the applicable Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by Newco or Merger Sub with respect to information supplied by the Company or any of its Affiliates, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement or any of the Other Required Company Filings.

(b) Any document that is required to be filed by Newco, Merger Sub or any of their respective Affiliates with the SEC in connection with the transactions contemplated by this Agreement (each, a “Other Required Newco Filing” and collectively, the “Other Required Newco Filings”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. None of the Other Required Newco Filings will, when filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by Newco or Merger Sub with respect to information supplied by the Company or any of its Affiliates, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in any of the Other Required Newco Filings.

4.7 Ownership of Company Capital Stock. Neither Newco nor Merger Sub is, nor at any time during the last five (5) years has it been, an “interested stockholder” of the Company as defined in Section 3-601 of the MGCL (other than as contemplated by this Agreement). Neither Newco, Merger Sub nor any of their respective Affiliates, partners, members, stockholders, directors, officers or employees own any shares of Company Common Stock.

4.8 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Newco or Merger Sub.

4.9 Operations of Merger Sub. Each of Newco and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, neither Newco nor Merger Sub will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

4.10 Financing.

(a) Newco and Merger Sub have delivered to the Company a complete and accurate copy, as of the date of this Agreement, of (i) an executed commitment letter (the “Equity Commitment Letter”) from Thoma Bravo Fund IX, L.P. (the “Investor”) to provide, subject to the terms and conditions therein, equity financing in an aggregate amount sufficient to fully finance the Merger and other transactions contemplated by this Agreement (the “Equity Financing”), and (ii) an executed commitment letter, dated as of the date of this Agreement, from Wells Fargo Foothill, LLC and Bank of Montreal (the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”) to provide, subject to the terms and conditions therein, debt financing in an aggregate amount set forth therein (being collectively referred to as the “Debt Financing”, and together with the Equity Financing collectively referred to as the “Financing”).

(b) As of the date hereof, the Commitment Letters have not been amended or modified, and the commitments set forth in the Commitment Letters have not been withdrawn or rescinded in any respect. The Commitment Letters, in the form so delivered to the Company on the date hereof, are in full force and effect and each constitutes a legal, valid and binding obligation of Newco and, to the knowledge of Newco, the other parties thereto for so long as it remains in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letters. Subject to the conditions set forth in the Equity Commitment Letter, the aggregate proceeds of the Equity Financing contemplated by the Equity Commitment Letter, together with the available cash of the Company, will be sufficient to enable Newco and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement, to make all payments contemplated by this Agreement in connection with the Merger (including payment of all amounts payable under Article II of this Agreement in connection with or as a result of the Merger) and to pay all fees and expenses associated therewith. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Newco or Merger Sub under any term or condition of the Commitment Letters other than to the extent that any term or condition requires any action by, or otherwise relates to, the Company or any of its Subsidiaries. Assuming the accuracy of the Company’s representations and warranties contained herein, as of the date of this Agreement, neither Newco nor Merger Sub has any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Newco or Merger Sub on the date of the Closing. Newco has fully paid any and all commitment and other fees that have been incurred and are due and payable on or prior to the date hereof in connection with the Commitment Letters.

(c) As of the date hereof, none of Newco, Merger Sub or any of their respective Affiliates is a party to any Contracts, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any Company Stockholder that is not an officer or employee of the Company or one of its Subsidiaries concerning any investments to be made in, or contributions to be made to, Newco or Merger Sub in connection with the Merger and/or any other transactions contemplated by this Agreement other than as set forth in the Commitment Letters.

4.11 Management Arrangements. As of the date hereof, except as previously disclosed to the Company Board, there are no Contracts or any formal or informal arrangements or other understandings (whether or not binding) between Newco, Merger Sub or any of their respective Affiliates, on the one hand, and any director or officer of the Company, on the other hand, relating to this Agreement, the Merger or any other transactions contemplated by this Agreement (including as to any investments to be made in, or contributions to be made to, Newco or Merger Sub), or to the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Closing.

4.12 Solvency. As of the Effective Time and immediately after giving effect to all of the transactions contemplated by this Agreement, including the Merger and the payment of the aggregate merger consideration pursuant hereto, and payment of all related fees and expenses of Newco, Merger Sub, the Company and their respective Subsidiaries in connection therewith, (i) the amount of the “fair saleable value” of the assets of each of the Surviving Corporation and its Subsidiaries will exceed (A) the value of all liabilities of the Surviving Corporation and such Subsidiaries, including contingent and other liabilities, and (B) the amount that will be required to pay the probable liabilities of the Surviving Corporation and such Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) each of the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged, and (iii) each of the Surviving Corporation and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

4.13 No Other Company Representations or Warranties. Except for the representations and warranties set forth in Article III, Newco and Merger Sub hereby acknowledge and agree that (a) neither the Company or any of its Subsidiaries, nor any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Newco, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, and (b) neither the Company or any of its Subsidiaries, nor or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Newco, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, resulting from the delivery, dissemination or any other distribution to Newco, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, or the use by Newco, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, of any such information provided or made available to any of them by the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Newco, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any other transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Section 4.13 or this Agreement shall relieve any Person of liability for fraud or willful misconduct or prevent Newco and Merger Sub from relying on the representations and warranties of the Company set forth in this Agreement or the other agreements or certificates entered into or delivered by the Company in connection with this Agreement.

4.14 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Newco and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Newco and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof (including, without limitation, pursuant to Section 6.9 of this Agreement) from the Company and its Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Newco and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Newco and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, with respect thereto. Accordingly, Newco and Merger Sub hereby acknowledge and agree that none of the Company or any of its Subsidiaries, nor any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans). Notwithstanding the foregoing, nothing in this Section 4.14 or this Agreement shall relieve any Person of liability for fraud or willful misconduct or prevent Newco and Merger Sub from relying on the representations and warranties of the Company set forth in this Agreement or the other agreements or certificates entered into or delivered by the Company in connection with this Agreement.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1 Affirmative Obligations. Except (x) as contemplated or permitted by this Agreement, (y) as set forth in Section 5.1 of the Company Disclosure Letter, or (z) as approved by Newco (which approval will not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall, and the Company shall cause each of its Subsidiaries to, (i) maintain its existence in good standing under applicable law, (ii) subject to the restrictions and exceptions set forth in Section 5.2 or elsewhere in this Agreement, conduct its business and operations only in the ordinary and usual course of business and in a manner consistent with prior practice, and (iii) use commercially reasonable efforts to (A) preserve intact its assets, properties, contracts or other legally binding understandings, licenses and business organizations, (B) keep available the services of its current officers and key employees and (C) preserve the current relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, employees, contractors and other Persons with which the Company or any of its Subsidiaries has business relations.

5.2 Forbearance Covenants. Except (x) as contemplated or permitted by this Agreement, (y) as set forth in Section 5.2 of the Company Disclosure Letter, or (z) as approved by Newco (which approval will not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not do any of the following and shall not permit any of its Subsidiaries to do any of the following (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 5.1 also):

(a) amend its Charter or bylaws or comparable organizational documents;

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(c) issue, sell, deliver or agree or authorize, propose or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for the issuance and sale of shares of Company Common Stock pursuant to the exercise of Company Options outstanding prior to the date hereof;

(d) directly or indirectly acquire, repurchase or redeem any Company Securities or Subsidiary Securities (other than repurchases of Company Securities pursuant to the terms and conditions of Company Stock-Based Awards outstanding as of the date of this Agreement);

(e) (i) adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its Subsidiaries, (iii) pledge or encumber any shares of its capital stock or any of its other securities, or (iv) modify the terms of any shares of its capital stock or any of its other securities;

(f) (i) incur, create, assume or otherwise become liable for any long-term or short-term debt or issue any debt securities, except for (A) trade payables incurred in the ordinary course of business, (B) short-term debt incurred to fund operations of the business in the ordinary course of business, (C) debt incurred in the ordinary course of business under lines of credit or other credit facilities in effect on the date hereof, and (D) loans or advances to direct or indirect wholly-owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person, except for travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries, or (iv) sell, license, mortgage, lease, transfer, encumber or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than Permitted Liens);

(g) (i) enter into, adopt, create, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, except in any such case (A) as may be required by applicable law, (B) in the ordinary course of business and consistent with past practice, or (C) in connection with any new non-officer employee hires or the promotion of any non-officer employees, (ii) increase the compensation of any director, officer or employee, pay any special bonus or special remuneration to any director, officer or employee, or pay any benefit not required by any plan or arrangement as in effect as of the date hereof, except in any such case (A) as may be required by applicable law, (B) in the ordinary course of business and consistent with past practice, or (C) in connection with any new non-officer employee hires or the promotion of any non-officers employees, (iii) hire any new employees other than non-officer employees in the ordinary course of business consistent with past practice, or (iv) terminate any officer or key employee other than for good reason or for reasonable cause;

(h) (i) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith that individually or in the aggregate, are in excess of $500,000, except in the ordinary course of business consistent with past practices, (ii) pay, discharge, settle or satisfy any liabilities, other than the payment, discharge or satisfaction of liabilities in the ordinary course of business, consistent with past practice, as required by any applicable law, as accrued for in the Audited Company Balance Sheet or as required by the terms of any Contract of the Company or its Subsidiaries, as in effect on the date of this Agreement, (iii) waive, release, grant or transfer any right of material value, other than in the ordinary course of business, consistent with past practice, or waive any material benefits of, or agree to modify in any material adverse respect, or, subject to the terms hereof, fail to enforce, or consent to any material matter with respect to which its consent is required under, any material confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party, (iv) enter into, modify, amend or terminate (A) any Contract which if so entered into, modified, amended or terminated could be reasonably likely to have a Company Material Adverse Effect or (B) except in the ordinary course of business, any Material Contract, (v) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice, (vi) engage in any transaction with, or enter into any agreement, arrangement or understanding with any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated under the Exchange Act that would be required to be disclosed under such Item 404, (vii) effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries, (viii) grant any material refunds, credits, rebates or other allowances by the Company or its Subsidiaries to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business, or (ix) abandon or allow to lapse or expire any registration or application for material Company Intellectual Property;

(i) settle any pending or threatened material Legal Proceeding having a value or in an amount in excess of $250,000;

(j) except as required by applicable law or GAAP, revalue any of its material properties or assets, including writing-off notes or accounts receivable;

(k) except as may be required as a result of a change in applicable law or in GAAP, make any change in any of the accounting methods, principles or practices used by it;

(l) (i) change its material Tax accounting methods, principles or practices, except as required by GAAP or applicable law (other than a change of certain customers from the sell-in method of accounting to the sell-through method of accounting) (ii) make or change any material Tax election, (iii) settle or compromise any material U.S. federal, state, local or non-U.S. income Tax liability, (iv) fail to file any material Tax Return when due or fail to cause such Tax Returns when filed to be complete and accurate in all material respects, (v) enter into any “listed transaction” as defined in Section 6011 of the Code and the regulations thereunder or (vi) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes;

(m) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein; or

(n) agree to take any of the actions described in this Section 5.2.

The parties hereto acknowledge and hereby agree that the restrictions set forth in this Section 5.2 are not intended to give Newco or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise (consistent with and subject to the terms, conditions and restrictions of this Agreement) control and supervision over their own business and operations.

5.3 No Solicitation.

(a) Notwithstanding anything to the contrary set forth in this Agreement, during the period commencing with the execution, delivery and effectiveness of this Agreement and continuing until

11:59 p.m. (Eastern time) on May 13, 2009 (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective Affiliates, directors, officers, employees, consultants, agents, representatives and advisors (collectively, “Representatives”) shall have the right (acting under the direction of the Company Board or any authorized committee thereof), to (i) initiate, solicit and/or encourage the submission of one or more Acquisition Proposals from one or more Persons, including by furnishing to any Person (and/or such Person’s Affiliates, directors, officers, employees, consultants, agents, representatives and advisors) any non-public information relating to the Company or any of its Subsidiaries or by affording to any Person (and/or such Persons’ Affiliates, directors, officers, employees, consultants, agents, representatives and advisors) access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided that the Company shall promptly make available to Newco and Merger Sub any material non-public information concerning the Company or its Subsidiaries that is made available to any Person given such access which was not previously delivered to Newco and Merger Sub, (ii) continue, enter into, participate in and/or engage in any discussions or negotiations with one or more Persons (and/or such Persons’ Affiliates, directors, officers, employees, consultants, agents, representatives and advisors) with respect to one or more Acquisition Proposals or any other proposals that could reasonably be expected to lead to an Acquisition Proposal, (iii) otherwise cooperate with, assist or take any action to facilitate any Acquisition Proposals or any other proposals that could reasonably be expected to lead to any Acquisition Proposals.

(b) Subject to the terms of Section 5.3(c), on the No-Shop Period Start Date the Company shall cease and cause to be terminated any discussions or negotiations with any Person (other than any Excluded Party) that would otherwise be prohibited by this Section 5.3(b). Subject to the terms of Section 5.3(c), during the period commencing with the No-Shop Period Start Date and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall not, and the Company and its Subsidiaries shall use their reasonable best efforts to cause their respective Representatives not to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or take actions that could reasonably be expected to encourage, facilitate or assist, an Acquisition Proposal, (ii) furnish to any Person (other than Newco, Merger Sub or any designees of Newco or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Newco, Merger Sub or any designees of Newco or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal or which may reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal, or (v) enter into any letter of intent, memorandum of understanding or other Contract contemplating an Acquisition Transaction (other than a Acceptable Confidentiality Agreement). No later than two Business Days after the No-Shop Period Start Date, the Company shall notify Newco in writing of the number of Excluded Parties and shall provide to Newco, at the Company’s option, either (i) a copy of any Acquisition Proposal from an Excluded Party or (2) a written summary of the material terms of any Acquisition Proposal from an Excluded Party. If the Company obtains Knowledge of a material violation of any “standstill” or confidentiality agreement that the Company has entered into in connection with such Person’s (other than Newco and Merger Sub) consideration of a possible acquisition of the Company, the Company agrees to use its reasonable best efforts to enforce the terms of such “standstill” or confidentiality agreement.

(c) Notwithstanding anything to contrary set forth in this Section 5.3 or elsewhere in this Agreement, at all times during the period commencing as of the No-Shop Period Start Date and continuing until the Company’s receipt of the Requisite Stockholder Approval, the Company Board and/or any authorized committee thereof may, directly or indirectly through one or more Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its

Subsidiaries to, and/or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to:

(i) any Excluded Party (and/or such Excluded Party’s Affiliates, directors, officers, employees, consultants, agents, representatives and advisors), provided that solely in the case of this clause (i), the Company Board or any authorized committee thereof shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Person has made an Acquisition Proposal that either constitutes a Superior Proposal or would be reasonably likely to lead to a Superior Proposal; and/or

(ii) any Person (and/or such Persons’ Affiliates, directors, officers, employees, consultants, agents, representatives and advisors) that has made or delivered to the Company a written Acquisition Proposal after the No-Shop Period Start Date that was not initiated or solicited in breach of Section 5.3(b), provided that solely in the case of this clause (ii), the Company Board or any authorized committee thereof shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal.

(d) The Company will promptly notify Newco after (i) receipt of an Acquisition Proposal (including the identity of the Person making such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal), (ii) any request for information relating to the Company (including non-public information) or for access to the properties, books or records of the Company by any third party that has made an Acquisition Proposal, or (iii) receipt of an amendment to a previously disclosed Acquisition Proposal (including the terms of such amendment). The Company shall promptly (and in any event, within 24 hours) inform Newco of any change in the price, structure or form of consideration or terms and conditions of such Acquisition Proposal. Promptly (and in any event, within 24 hours) upon determination by the Company Board that an Acquisition Proposal constitutes a Superior Proposal, the Company shall notify Newco that the Company Board has received a Superior Proposal, specifying in detail the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal. The Company agrees, during the three (3) Business Day period following Newco’s receipt of a notice of a Superior Proposal, to negotiate in good faith with Newco to give Newco the opportunity to match or better such Superior Proposal.

(e) Other than with respect to the Commitment Letters, neither Newco or Merger Sub, or any of their respective Affiliates, shall enter into any Contracts with any Person, or make or enter into any formal or informal arrangements or understanding (whether or not binding) with any Person, or have any discussions or other communications with any other Person, in any such case with respect to any actual or potential Acquisition Proposal involving the Company.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Required Action and Forbearance.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Newco and Merger Sub, on the one hand, and (subject to the Company’s rights under Section 6.3, Section 6.4 and Section 6.5) the Company, on the other hand, shall take (or cause to be taken) all actions reasonably necessary, and do (or cause to be done), and assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by:

(i) using reasonable best efforts to cause the conditions to the Merger set forth in Article VII to be satisfied;

(ii) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities, and making all registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Merger;

(iii) using reasonable best efforts to obtain all consents, waivers and approvals under any Contracts in connection with this Agreement and the consummation of the Merger so as to maintain and preserve the benefits under such Contracts as of the consummation of the Merger; and

(iv) executing and delivering any Contracts and other instruments that are necessary to consummate the Merger.

(b) In addition to the foregoing, neither Newco or Merger Sub, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Merger or the ability of such party to fully perform its obligations under this Agreement.

(c) The Company shall repatriate cash to bank accounts in the United States as reasonably requested by Newco and Merger Sub.

(d) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Company shall be responsible for using (and causing its Subsidiaries to use) their respective reasonable best efforts to prepare and file the necessary notices, reports or other filings and to obtain the consents, approvals and authorizations identified or required to be identified in Section 3.5 or Section 3.6 or in the related section of the Company Disclosure Letter (which, in the case of the consents, approvals and notifications identified or required to be identified in Section 3.6 or in the related section of the Company Disclosure Letter, are required to be obtained by the Company), and Newco and Merger Sub shall be responsible for using their respective commercially reasonable efforts to cooperate with the Company in preparing and filing such notices, reports or other filings and obtaining such consents, approvals and authorizations.

(e) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Newco and Merger Sub shall be responsible for using their respective reasonable best efforts to prepare and file the necessary notices, reports or other filings and to obtain the consents, approvals and authorizations identified or required to be identified in Section 4.3 or Section 4.4 or in a disclosure schedule relating thereto (which, in the case of the consents, approvals and notifications identified or required to be identified in Section 4.4 or in a disclosure schedule relating thereto, are required to be obtained by Newco and/or Merger Sub), and the Company shall be responsible for using its commercially reasonable efforts to cooperate with Newco and Merger Sub in preparing and filing such notices, reports or other filings and obtaining such consents, approvals and authorizations.

6.2 Antitrust Filings. Each of Newco and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act within ten (10) calendar days following the execution and delivery of this Agreement, and (ii) file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Authority that are required by the other applicable Antitrust Laws in connection with the Merger. Each of Newco and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made under any other Antitrust Laws, and (iv) take all action reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Antitrust Laws applicable to the Merger as soon as practicable, and to obtain any required consents under any other Antitrust Laws applicable to the Merger as soon as reasonably practicable. Each of Newco and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental

Authority regarding any of the transactions contemplated by this Agreement in connection with such filings. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR or any other Antitrust Laws applicable to the Merger with respect to which any such filings have been made, then such party shall make (or cause to be made), as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

6.3 Proxy Statement and Other Required SEC Filings.

(a) As soon as practicable following the date hereof (and in any event within ten (10) Business Days), the Company shall prepare and file with the SEC, the Proxy Statement for use in connection with the solicitation of proxies from the Company Stockholders for use at the Company Stockholder Meeting. If the Company determines that it is required to file with the SEC any Other Required Company Filing under applicable law, the Company shall promptly prepare and file with the SEC such Other Required Company Filing. If Newco, Merger Sub or any of their respective Affiliates determine that they are required to file any Other Required Newco Filing under applicable law, then Newco, Merger Sub and their respective Affiliates, if applicable, shall promptly prepare and file with the SEC such Other Required Newco Filing. The Company shall cause the Proxy Statement and any Other Required Company Filing to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. Newco and Merger Sub shall cause any Other Required Newco Filing to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. The Company, Newco and Merger Sub, as the case may be, shall furnish all information concerning the Company, on the one hand, and Newco and Merger Sub (and their respective Affiliates, if applicable), on the other hand, as the other may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement, any Other Required Company Filing and any Other Required Newco Filing. If at any time prior to the Company Stockholder Meeting, any information relating to the Company, Newco or Merger Sub, or any of their respective partners, members, stockholders, directors, officers or other Affiliates, should be discovered by the Company, Newco or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, so that the Proxy Statement, any Other Required Company Filing or Other Required Newco Filing, as the case may be, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other, and an appropriate amendment or supplement to the Proxy Statement or the applicable Other Required Company Filing or Other Required Newco Filing describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders.

(b) Subject to applicable law, the Company shall use reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable following the filing thereof with the SEC and confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement, any Other Required Company Filing and any Other Required Newco Filing.

(c) Unless the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change pursuant to the terms of Section 6.5(a), (i) the Company and its Affiliates, on the one hand, and Newco, Merger Sub and their respective Affiliates, on the other hand, shall not file with the SEC the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, or any amendment or supplement thereto, and (ii) the Company and its Affiliates, on the one hand, and Newco, Merger Sub and their respective Affiliates, on the other hand, shall not correspond or otherwise communicate with the SEC or its staff with respect to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, in any such case referenced in the preceding clause (i) or (ii) without providing the other a reasonable opportunity to review and comment thereon or participate therein, as the case may be.

(d) Unless the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change pursuant to the terms of Section 6.5(a), the Company, on the one hand, and Newco and Merger Sub, on the other hand, shall advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for an amendment or revisions to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, any receipt of comments from the SEC or its staff on the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, or any receipt of a request by the SEC or its staff for additional information in connection therewith.

(e) Unless the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change in accordance with the terms of Section 6.5(a), the Company shall include the Company Board Recommendation in the Proxy Statement and, if applicable, any Other Required Company Filings.

6.4 Company Stockholder Meeting.

(a) The Company shall establish a record date for, call, give notice of, convene and hold a meeting of the Company Stockholders (or any adjournment or postponement thereof, the “Company Stockholder Meeting”) as promptly as reasonably practicable following the date hereof (and in any event, subject to the immediately following proviso, no later than thirty (30) calendar days immediately following the date on which the SEC confirms that it will not comment on, or that it has no additional comments on, the Proxy Statement, any Other Required Company Filing and any Other Required Newco Filing) for the purpose of voting to approve the Merger in accordance with the MGCL; provided, however, nothing herein shall prevent the Company from postponing or adjourning the Company Stockholder Meeting if (i) there are holders of insufficient shares of the Company Common Stock present or represented by a proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting, (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable law, order or a request from the SEC or its staff, or (iii) the Company Board or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting, including in order to (A) give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to Company Stockholders or otherwise made available to Company Stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Company Board Recommendation Change), or (B) to enable the additional time to solicit proxies from Company Stockholders.

(b) Unless the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change pursuant to the terms of Section 6.5(a), the Company shall solicit from the Company Stockholders proxies in favor of the approval of the Merger in accordance with Maryland Law, submit the Merger for approval of the Company Stockholders at the Company Stockholder Meeting and use its reasonable best efforts to secure the Requisite Stockholder Vote at the Company Stockholder Meeting.

6.5 Company Board Recommendation.

(a) Neither the Company Board nor any committee thereof shall withhold, withdraw, amend or modify in a manner adverse to Newco in any material respect, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Newco in any material respect, the Company Board Recommendation (a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Company Board or any authorized committee thereof to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication, shall not be deemed to be a Company Board Recommendation Change; and provided further, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of Section 6.1), at any time prior to the receipt of the Requisite Stockholder Approval, the Company Board and/or any authorized committee thereof may effect a Company Board Recommendation Change if the Company

Board and/or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that the failure to effect a Company Board Recommendation Change would reasonably be expected to be a breach of its fiduciary duties under applicable law.

(b) Nothing in this Agreement shall prohibit the Company Board or any authorized committee thereof from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the Company Stockholders that the Company Board or any authorized committee thereof shall have determined to make in good faith (after consultation with its outside legal counsel) in order to comply with its fiduciary duties under applicable law; provided, however, that, in either such case, any such statement(s) or disclosures made by the Company Board or any authorized committee thereof shall be subject to the terms and conditions of this Agreement, including the provisions of Article VIII.

6.6 Equity Financing.

(a) Newco and Merger Sub shall take (or cause to be taken) all actions, and do (or cause to be done) all things, necessary, proper or advisable to obtain the Equity Financing contemplated by the Equity Commitment Letter, including (i) maintaining in effect the Equity Commitment Letter, (ii) satisfying on a timely basis all conditions applicable to Newco and Merger Sub set forth in the Equity Commitment Letter that are within their control, (iii) consummating the Equity Financing contemplated by the Equity Commitment Letter at or prior to the Closing (and in any event prior to the Termination Date), and (iv) subject to the immediately following sentence of this Section 6.6(a), fully enforcing the Investor’s obligations (and the rights of Newco and Merger Sub) under the Equity Commitment Letter, including (at the request of the Company) by filing one or more lawsuits against the Investor to fully enforce the Investor’s obligations (and the rights of Newco and Merger Sub) thereunder or assigning the rights of Newco and Merger Sub to bring such lawsuits to the Company so as to enable the Company to file such lawsuits against the Investor on behalf of Newco and Merger Sub.

(b) Neither Newco nor Merger Newco shall amend, alter, or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Equity Commitment Letter without the prior written consent of the Company. Newco shall promptly (and in any event within one Business Day) notify the Company of (i) the expiration or termination (or attempted or purported termination, whether or not valid) of the Equity Commitment Letter, or (ii) any refusal by the Investor to provide, any stated intent by the Investor to refuse to provide, or any expression of concern or reservation by the Investor regarding its obligation and/or ability to provide, the full financing contemplated by the Equity Commitment Letter.

6.7 Debt Financing.

(a) Newco and Merger Sub shall use their respective commercially reasonable efforts to obtain the Debt Financing on the terms and conditions set forth in the Debt Commitment Letter (or terms not materially less favorable to Newco or the Company (including with respect to the conditionality thereof)), including (i) maintaining in effect the Debt Commitment Letter and negotiating definitive agreements with respect to the Debt Commitment Letter on the terms and conditions set forth in the Debt Commitment Letter (or on terms not materially less favorable to Newco or Merger Sub than the terms and conditions in the Debt Commitment Letter), (ii) satisfying on a timely basis all conditions applicable to Newco and Merger Sub set forth in such definitive agreements that are within their reasonable control, and (iii) consummating the Debt Financing contemplated by the Debt Commitment Letter at or prior to the Closing (and in any event prior to the Termination Date). In the event that all conditions in the Debt Commitment Letter (other than the availability of funding of any of the Equity Financing) have been satisfied or, upon funding will be satisfied, Newco and Merger Sub shall use their commercially reasonable efforts to cause such lenders and the other Persons providing such Debt Financing to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated by this Agreement and otherwise enforce its rights under the Debt Commitment Letter. Nothing herein or in the Debt Commitment Letter shall adversely affect the obligation of Newco and Merger Sub to ensure that the Equity Financing contemplated by the Equity Commitment Letter is sufficient to fully finance the Merger and the other transactions contemplated by this Agreement.

(b) Neither Newco nor Merger Newco shall amend, alter, or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Debt Commitment Letter without the prior written consent of the Company if such amendment, alteration or waiver reduces the aggregate amount of the Debt Financing or amends the conditions precedent to the Debt Financing in a manner that would reasonably be expected to delay or prevent the Closing Date or make the funding of the Debt Financing less likely to occur; provided, however, that Newco and Merger Sub may replace and/or amend the Debt Commitment Letter so long as (i) the terms are not materially less favorable to Newco or the Company, including with respect to conditionality thereof, and (ii) the conditions to the Debt Financing set forth in the Debt Commitment Letter as of the date hereof would not be materially expanded in a manner that would reasonably be expected to delay or prevent the Closing; and in any such event Newco shall disclose to the Company its intention to obtain such alternative financing, shall keep the Company informed of the terms thereof and shall deliver to the Company final drafts of the commitment letter (the “New Debt Commitment Letter”) providing for such alternative financing and, if requested to do so, the Company shall within a reasonable time (and in no event more than three (3) Business Days thereafter) inform Newco as to whether it agrees that such alternative financing is on terms not materially less favorable (including, with respect to the conditionality thereof) to the Company than the Debt Commitment Letter. If the Company so agrees, the term “Debt Financing” as used herein shall be deemed to mean the Debt Financing contemplated by the Debt Commitment Letter to the extent not so superseded at the time in question and the New Debt Commitment Letter to the extent then in effect. Newco shall promptly (and in any event within one Business Day) notify the Company of the expiration or termination (or attempted or purported termination, whether or not valid) of the Debt Commitment Letter.

(c) Prior to the Effective Time, the Company shall (and the Company shall cause each of its Subsidiaries to) provide, and shall use its commercially reasonable efforts to cause its Representatives, to provide, all cooperation reasonably requested by Newco in connection with the arrangement of the Debt Financing, including (i) assisting with the preparation of materials for bank information memoranda and similar documents required in connection with the Debt Financing; provided, however, that any such memoranda and similar documents need not be issued by the Company or its Subsidiaries; provided, further, that, any such memoranda shall contain disclosure and financial statements with respect to the Company and its Subsidiaries reflecting the Company and its Subsidiaries as the obligor, (ii) executing and delivering customary guarantee, pledge and security documents and related officer certificates or other documents as may be reasonably requested by Newco (including certificates of the chief financial officer of the Company or its Subsidiaries with respect to solvency and other customary matters for use in their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the guaranteeing of obligations and the pledging of collateral, (iii) furnishing Newco and its financing sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Newco or its financing sources, including information related to the Company or its Subsidiaries required by regulatory authorities including under applicable “know your customer” and anti money laundering rules and regulations, including the Patriot Act, and (iv) permitting the prospective lenders involved in the Debt Financing to evaluate and appraise the Company’s and its Subsidiaries’ current assets and liabilities, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements; provided, however, that the notwithstanding the foregoing, no obligations of the Company, its Subsidiaries or their Representatives under any such agreement, certificate, document or instrument shall be effective until the Effective Time; provided, further, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries; and provided, further, that neither the Company nor any of its Subsidiaries shall be required to pay any commitment fee or similar fee or incur any liability with respect to the Debt Financing prior to the Effective Time. Newco shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company in connection with such cooperation. The Company and each of its Subsidiaries hereby consent to the use of its logos in connection with the Debt Financing, provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or its Subsidiaries.

6.8 Anti-Takeover Laws. In the event that any state anti-takeover or other similar law is or becomes applicable to any of the transactions contemplated by this Agreement, the Company, Newco and Merger Sub shall use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such law on this Agreement and the transactions contemplated hereby.

6.9 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall afford Newco and its financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable law or regulation (including any laws or regulations relating to security clearances) requires the Company to restrict or otherwise prohibit access to such documents or information, (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right to terminate or accelerate the rights under, such Contract (provided that the Company and Newco shall cooperate in good faith to design and implement alternative procedures to enable Newco to evaluate any such Contracts without causing a violation or default thereunder or giving any third party a right to terminate or accelerate the rights thereunder); and provided further, that nothing in this Section 6.9 or elsewhere in this Agreement shall be construed to require the Company or its Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.9 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the Company’s properties shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Newco or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.9.

6.10 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.11 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) The Surviving Corporation and its Subsidiaries shall honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and the Surviving Corporation shall cause its Subsidiaries to) cause the charters and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable law.

(b) Without limiting the generality of the provisions of Section 6.11(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time), or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to the Surviving Corporation a written notice asserting a claim for indemnification under this Section 6.11(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, proceeding, investigation or inquiry, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, subject to the terms and conditions of this Section 6.11(b) (including, without limitation, the right of the Surviving Corporation to dispute that an Indemnified Person is entitled to indemnification pursuant to this Section 6.11), the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto), (ii) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (iii) the Surviving Corporation shall only be required to pay the reasonable fees and expenses of any counsel if the Surviving Corporation elects not to control the defense of any such claim, proceeding, investigation or inquiry, other than any fees and expenses of such separate counsel that are incurred prior to the date upon which the Surviving Corporation effectively assumes control of such defense (which, notwithstanding the foregoing, shall be borne and paid for by the Surviving Corporation) and (iv) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 6.11(b) or elsewhere in this Agreement, neither the Surviving Corporation nor any of its Affiliates (including Newco) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry. Notwithstanding anything to the contrary set forth in this Section 6.11(b) or elsewhere in this Agreement, in no event shall the Surviving Corporation or any of its Affiliates (including Newco) have any obligation to indemnify and hold harmless any Indemnified Person with respect to any claim, proceeding, investigation, inquiry or other matter if such indemnification is prohibited by applicable law.

(c) During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, however, that in satisfying its obligations under this Section 6.11(c), the Surviving Corporation shall not be obligated to pay annual premiums in excess of two hundred percent (200%) of the amount paid by the Company for coverage for its last full fiscal year (such two hundred percent

(200%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 6.11(c) of the Company Disclosure Letter); provided, however, that that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O Insurance at a price not to exceed the Maximum Annual Premium. In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of the Surviving Corporation (and Newco) under the first sentence of this Section 6.11(c) for so long as such “tail” policy shall be maintained in full force and effect.

(d) If the Surviving Corporation (or Newco) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation (or Newco) set forth in this Section 6.11.

(e) The obligations set forth in this Section 6.11 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.11(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.11(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.11(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.11, with full rights of enforcement against the Surviving Corporation (and Newco) as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.11(c) (and their heirs and representatives)) under this Section 6.11 shall be in addition to, and not in substitution for, any other rights that such persons may have under the charters, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable law (whether at law or in equity).

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.11 is not prior to or in substitution for any such claims under such policies.

6.12 Employee Matters.

(a) From and after the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) honor the Employee Plans set forth on Schedule 6.12 (the “Continuing Plans”) in accordance with their terms as in effect immediately prior to the Effective Time, provided that nothing in this sentence shall prohibit the Surviving Corporation from amending or terminating any such Employee Plans, arrangements or agreements in accordance with their terms or if otherwise required by applicable law.

(b) The Surviving Corporation or one of its Subsidiaries shall (and Newco shall cause the Surviving Corporation or one of its Subsidiaries to), offer employment by the Surviving Corporation or one of its Subsidiaries to all employees of the Company and its Subsidiaries as of the Effective Time by taking such actions as required under applicable law, including by offering to enter into an offer letter and/or related agreement (or similar document as appropriate) with such employees. For a period of six months following the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) either (i) maintain for the benefit of each Continuing Employee the Continuing Plans (but excluding equity based benefits, any bonus or incentive plans, and individual employment agreements) at benefit levels that are no less than those in effect at the Company or its Subsidiaries on the date of this Agreement other than equity based benefits, any bonus or incentive plans, and individual employment agreements, or (ii) provide compensation, and benefits (other than equity based benefits, any bonus or incentive plans, and individual employment agreements) to each Continuing Employee that, taken as a whole, are no less favorable in the aggregate than the compensation and benefits (other than equity based benefits, any bonus or incentive plans, and individual employment agreements) provided to such Continuing Employee immediately prior to the Effective Time (“Comparable Plans”), or (iii) provide some combination of (i) and (ii) above such that each Continuing Employee receives compensation and benefits (other than equity based benefits, any bonus or incentive plans, and individual employment agreements) that, taken as a whole, are no less favorable in the aggregate than the compensation and benefits (other than equity based benefits, any bonus or incentive plans, and individual employment agreements) provided to such Continuing Employee immediately prior to the Effective Time.

(c) To the extent that a Continuing Plan or Comparable Plan is made available to any Continuing Employee on or following the Effective Time, the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and, solely for purposes of vacation accrual and severance pay, benefit entitlement; provided, however, that such service need not be credited under any equity-based or non-qualified deferred compensation plan or arrangement or to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Continuing Plans or Comparable Plans) (such plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage in the plan year in which the Effective Time occurs under a Continuing Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits to any Continuing Employee, the Surviving Corporation shall use commercially reasonable efforts to cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived in the plan year in which the Effective Time occurs for such Continuing Employee and his or her covered dependents to the extent waived or satisfied under the corresponding Old Plan as of the Effective Time, and the Surviving Corporation shall use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins in the plan year in which the Effective Time occurs to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time to the extent reflected as a working capital liability on the Company’s balance sheet.

(d) No provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Newco or the Surviving Corporation or any of their Affiliates to terminate, any Continuing Employee at any time and for any or no reason, or (ii) subject to the limitations and requirements specifically set forth in this Section 6.12, require Newco or the Surviving Corporation to continue any Continuing or Comparable Plan or prevent the amendment, modification or termination thereof after the Effective Time, or (iii) create any third-party beneficiary rights or obligations in any Person (including any Continuing Employee or any dependent or beneficiary thereof) other than the parties to this Agreement.

6.13 Obligations of Merger Sub. Newco shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

6.14 Notification of Certain Matters.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall give prompt notice to Newco and Merger Sub upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Newco and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Newco pursuant to this Section 6.14(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, Newco shall give prompt notice to the Company upon becoming aware that any representation or warranty made by Newco or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Newco or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Newco or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 6.14(b).

6.15 Public Statements and Disclosure. Neither the Company, on the one hand, nor Newco and Merger Sub, on the other hand, shall issue any public release or make any public announcement or disclosure concerning this Agreement or the Merger without the prior written consent of the other party(ies) (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release, announcement or disclosure may be required by applicable law or the rules or regulations of any applicable securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party(ies) hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 6.15 shall not apply to any release, announcement or disclosure made or proposed to be made by the Company pursuant to Section 6.5.

6.16 Company Stockholder, Director and Management Arrangements. Except to the extent expressly authorized by the Company Board or any authorized committee thereof in advance, prior to the Effective Time, none of Newco, Merger Sub or any of their respective Affiliates shall enter into any Contract, and none of Newco, Merger Sub or any of their respective Affiliates shall make or enter into any formal or informal arrangements or other understandings (whether or not binding), with any Company Stockholder, or any director or officer of the Company, relating (i) to this Agreement, the Merger or any other transactions contemplated by this Agreement, including as to any investment to be made in, or contributions to be made to, Newco or Merger Sub, or (ii) to the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Closing.

6.17 Legal Proceedings.

Notwithstanding anything set forth herein to the contrary, the institution of any Legal Proceeding by the Company (or its Affiliates) against Newco, Merger Sub, the Guarantor, the Investor or any of their respective Affiliates shall not preclude, limit or otherwise impair the ability of Newco and Merger Sub to consummate the Merger and the other transactions contemplated hereby during the pendency of such Legal Proceeding. If Newco and Merger Sub consummate the Merger and the other transactions contemplated hereby at any time during which any Legal Proceeding is pending between the Company and Newco, Merger Sub, the Guarantor, the Investor or any of their respective Affiliates in connection with this Agreement or any of the transactions contemplated hereby, the Company (and its Affiliates) shall agree to dismiss any such Legal Proceeding with prejudice effective as of the Effective Time. During the pendency of any such Legal Proceeding, the Company shall not take any action, or omit to take any action, that is intended (or would reasonably be expected) to preclude, limit or otherwise impair the ability of Newco and Merger Sub to consummate the Merger and the other transactions contemplated hereby.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Newco, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable law) prior to the Effective Time, of each of the following conditions:

(a) Requisite Stockholder Approval. The Company shall have received the Requisite Stockholder Approval.

(b) HSR Approval. The waiting period (and extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

(c) No Prohibitive Laws or Injunctions. No Governmental Authority of competent jurisdiction shall have (i) enacted a law that is in effect and renders the Merger illegal in the United States or any State thereof, or (ii) formally issued an injunction that is in effect and prohibits the Merger in the United States or any State thereof.

7.2 Conditions to the Obligations of Newco and Merger Sub. The obligations of Newco and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Newco:

(a) Representations and Warranties.

(i) The representations and warranties of the Company set forth in Section 3.3(a), Section 3.3(c) and Section 3.7 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date;

(ii) the representations and warranties of the Company set forth in this Agreement that are qualified as to “Company Material Adverse Effect” shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except (A) for changes contemplated by this Agreement, and (B) for those representations and warranties that are qualified as to “Company Material Adverse Effect” that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date; and

(iii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except (A) for any failure to be so true and correct which has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, (B) for changes contemplated by this Agreement, and (C) for those such representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such particular date which has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations that are to be performed by it under this Agreement prior to the Effective Time.

(c) Officer’s Certificate. Newco and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Company Material Adverse Effect. No Company Material Adverse Effect shall have arisen or occurred following the execution, delivery and effectiveness of this Agreement that is continuing.

(e) Maintenance of Cash Position. Newco shall have received (i) evidence, in form and substance reasonably satisfactory to Newco, that immediately after the Effective Time and payment in full of all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby the Company and its Subsidiaries will collectively hold at least the Minimum Closing Cash, and (ii) a certificate signed on behalf of the Company by the Chief Financial Officer of the Company as to the Minimum Closing Cash.

(f) FIRPTA Affidavit. Newco shall have received a certificate from the Company to the effect that the Company is not a U.S. real property holding company.

(g) SEC Reports. The Company shall have filed all periodic reports on Form 10-K or Form 10-Q that are required to be filed with the SEC prior to the Effective Time.

(h) Payoff Letters. The Company shall have delivered to Newco payoff letters with respect to all indebtedness of the Company and its Subsidiaries outstanding as of the Closing under the credit facility, dated October 21, 2005, between Entrust Limited and Royal Bank of Canada and releases of all liens securing such indebtedness, conditioned only on the payment of the amounts described in such payoff letters.

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Newco and Merger Sub set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Newco and Merger Sub to fully perform their respective covenants and obligations under this Agreement, (ii) for changes contemplated by this Agreement, and (iii) for those representations and warranties that address matters only as of a particular date, which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such particular date that would not, individually or in the aggregate, prevent the Merger or prevent or impair the ability of Newco and Merger Sub to fully comply with and perform their respective covenants and obligations under this Agreement.

(b) Performance of Obligations of Newco and Merger Sub. Each of Newco and Merger Sub shall have performed in all material respects the obligations that are to be performed by them under this Agreement prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have received a certificate of Newco and Merger Sub, validly executed for and on behalf of Newco and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be validly terminated only as follows (it being understood and hereby agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Stockholder Approval), by mutual written agreement of Newco and the Company; or

(b) by either Newco or the Company, at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Stockholder Approval), in the event that any Governmental Authority of competent jurisdiction shall have (i) enacted a law that is in effect at the time of such termination and renders the Merger illegal in the United States or any State thereof at the time of such termination, or (ii) formally issued a permanent, final and non-appealable injunction, ruling, decree or order that prohibits the Merger in the United States or any State thereof; or

(c) by either Newco or the Company, at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Stockholder Approval), in the event that the Effective Time shall not have occurred by 5:00 p.m. (Dallas time) on August 10, 2009 (such date and time being referred to herein as the “Termination Date”) (provided, however, that the Termination Date shall automatically be extended by thirty (30) calendar days if the SEC has not confirmed within thirty (30) calendar days of the initial filing by the Company of the Proxy Statement that it will not comment on, or that it has no additional comments on, the Proxy Statement and any Other Required Company Filing); provided, however, that (i) the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available at any time during which any Legal Proceeding is pending between the Company and Newco (or any of its Affiliates) in connection with this Agreement or any of the transactions contemplated hereby, and (ii) the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party hereto whose actions or omissions have been the cause of, or resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VII prior to the Termination Date, or (B) the failure of the Effective Time to have occurred prior to the Termination Date; or

(d) by either Newco or the Company, at any time prior to the Effective Time, in the event that the Company shall have failed to obtain the Requisite Stockholder Approval at the meeting of Company Stockholders at which a vote is taken on the Merger; or

(e) by Newco, at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Stockholder Approval), in the event that (i) Newco and Merger Sub is not in material breach of their respective covenants under this Agreement, and (ii) the Company shall have materially breached or failed to perform any of its covenants in this Agreement and shall have failed to cure such material breach within thirty (30) calendar days after the Company has received written notice of such breach or failure to perform from Newco (it being understood that Newco shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) in respect of the breach set forth in any such written notice (A) at any time during such thirty calendar day period, and (B) at any time after such thirty (30) calendar day period if the Company shall have cured such breach during such thirty (30) calendar day period); or

(f) by Newco, (i) at any time prior to receipt of the Requisite Stockholder Approval and within ten (10) Business Days after the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change, or (ii) in the event that a tender or exchange offer for Company Common Stock that would, if consummated in accordance with its terms, constitute an Competing Acquisition Transaction is commenced by a Person unaffiliated with Newco and, within ten (10) Business Days after the public announcement of the commencement of such Acquisition Proposal, the Company shall not have issued a public statement (and filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act) reaffirming the Company Board Recommendation and recommending that the Company Stockholders reject such Acquisition Proposal and not tender any shares of Company Common Stock into such tender or exchange offer, (iii) the Company Board or any authorized committee thereof approves, endorses or recommends, or authorizes the Company or any of its Subsidiaries to enter into, a merger agreement, letter of intent, acquisition agreement, purchase agreement or other similar agreement with respect to an Acquisition Proposal (other than a confidentiality agreement), or (iv) the Company (solely for purposes of this clause (iv), acting through one or more Persons with actual or apparent authority to act for and on behalf of the Company in respect of the actions constituting the breach forming the basis of Newco’s right to terminate this Agreement pursuant to this clause (iv)) shall have materially breached any of its obligations under Section 5.3.

(g) by the Company, at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Stockholder Approval), in the event that (i) the Company is not in material breach of its covenants under this Agreement, and (ii) Newco and/or Merger Sub shall have materially breached or failed to perform any of their respective covenants in this Agreement and shall have failed to cure such material breach or failure to perform within thirty (30) calendar days after Newco and Merger Sub have received written notice of such breach from the Company (it being understood that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(g) in respect of the breach set forth in any such written notice (A) at any time during such thirty (30) calendar day period, and (B) at any time after such thirty (30) calendar day period if Newco and/or Merger Sub shall have cured such breach during such thirty (30) calendar day period); or

(h) by the Company, at any time prior to receiving the Requisite Stockholder Approval, in the event that:

(i) (A) the Company shall have received a Superior Proposal, (B) the Company Board or any authorized committee thereof shall have authorized the Company to enter into a definitive agreement to consummate the transaction contemplated by such Superior Proposal, and (C) concurrently with the termination of this Agreement, the Company pays Newco the Company Termination Fee contemplated by Section 8.3(b)(iii) and enters into the definitive agreement to consummate the transaction contemplated by such Superior Proposal; or

(ii) the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change in accordance with the terms of Section 6.5.

The party hereto terminating this Agreement pursuant to this Section 8.1 shall deliver prompt written notice thereof to the other party(ies) hereto setting forth in reasonable detail the provision of this Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination under such provision.

8.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any partner, member, stockholder, director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 6.15, this Section 8.2, Section 8.3 and Article IX, each of which shall survive the termination of this Agreement, and (b) subject to Section 8.3(d), nothing in this Agreement shall relieve any party or parties hereto, as applicable, from liability for any breach of, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated; provided that Newco and the Company shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in connection with the filings required under the HSR Act (including the HSR filing fee) or any other domestic or foreign Antitrust Law.

(b) Company Payments.

(i) In the event that (A) this Agreement is validly terminated pursuant to Section 8.1(c) or Section 8.1(d), (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(c) or Section 8.1(d), a Competing Acquisition Transaction shall have been publicly announced and not withdrawn or otherwise abandoned, and (C) within one year following the termination of this Agreement pursuant to Section 8.1(c) or Section 8.1(d), either the Competing Acquisition Transaction referenced in the immediately preceding clause (B) is consummated or the Company enters into a definitive agreement providing for the Competing Acquisition Transaction referenced in the immediately preceding clause (B) and, whether or not during such one-year period, such Competing Acquisition Transaction is subsequently consummated, then the Company shall pay to Newco the Company Termination Fee (less any cash amounts previously paid pursuant to Section 8.3(b)(iv)), by wire transfer of immediately available funds to an account or accounts designated in writing by Newco, concurrently with the consummation of such Competing Acquisition Transaction.

(ii) In the event that this Agreement is validly terminated pursuant to Section 8.1(f), the Company shall pay to Newco the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Newco, within two (2) Business Days following the occurrence of such termination.

(iii) In the event that this Agreement is validly terminated pursuant to Section 8.1(h), the Company shall pay to Newco the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Newco, as a condition to the effectiveness of such termination.

(iv) In the event that this Agreement is validly terminated by Newco pursuant to Section 8.1(d), the Company shall pay to Newco an amount in cash equal to the costs and expenses incurred by Newco and Merger Sub in connection with the negotiation of this Agreement (or arising out of this Agreement and the transactions contemplated hereby), up to a maximum amount of One Million Dollars ($1,000,000), by wire transfer of immediately available funds to an account or accounts designated in writing by Newco, within two (2) Business Days following the occurrence of such termination.

(c) Single Payment Only. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether nor not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d) Liquidated Damages. In the event that Newco shall receive the Company Termination Fee, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Newco, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Newco, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

8.4 Amendment. Subject to applicable law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Newco, Merger Sub and the Company; provided, however, that in the event that the Company has received the Requisite Stockholder Approval, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders under the MGCL without such approval.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Newco and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a)	if to Newco or Merger Sub, to:

c/o Thoma Bravo, LLC

600 Montgomery Street, 32nd Floor

San Francisco, CA 94111

Attention: Scott Crabill and Seth Boro

Telecopy No.: (415) 392-6480

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention: Gerald T. Nowak, P.C.

Telecopy No.: (312) 861-2200

(b)	if to the Company (prior to the Effective Time), to:

One Lincoln Center

5400 LBJ Freeway, Suite 1340

Dallas, Texas 75240

Attention:

Telecopy No.: (972) 728-0405

with copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: Page Mailliard

Telecopy No.: (650) 493-6811

and:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Street

Spear Tower, Suite 3300

San Francisco, California 94105

Attention: Michael Ringler and Jason Sebring

Telecopy No.: (415) 947-2099

9.3 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Newco shall have the right to assign all or any portion of its rights and obligations under this Agreement (i) from and after the Effective Time, in connection with a merger or consolidation involving Newco or other disposition of all or substantially all of the assets of Newco or the Surviving Corporation, or (ii) from and after the Effective Time, to any lender providing financing to Newco or the Surviving Corporation or any of their Affiliates, for collateral security purposes, and any such lender may exercise all of the rights and remedies of Newco hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.4 Confidentiality. Newco, Merger Sub and the Company hereby acknowledge that Newco and the Company have previously executed a Confidentiality Agreement, dated October 21, 2008 and amended on November 24, 2008 and April 2, 2009 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.

9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Guarantee, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER NEWCO AND MERGER SUB,ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.6 Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 6.11, (b) prior to the Effective Time, for the right of holders of shares of the Company Common Stock to pursue claims for damages (including damages based on loss of the economic benefits of the transaction to Company Stockholders) and other relief (including equitable relief) for any breach of this Agreement by Newco or Merger Sub, whether or not this Agreement has been validly terminated pursuant to Article VIII, which right is hereby expressly acknowledged and agreed by Newco and Merger Sub, and (c) from and after the Effective Time, the rights of holders of shares of the Company Common Stock to receive the merger consideration set forth in Article II. The rights granted pursuant to clause (b) of this Section 9.6 shall only be enforceable on behalf of Company Stockholders by the Company in its sole and absolute discretion, as agent for the Company Stockholders, it being understood and agreed that any and all interests in such claims shall attach to such shares of the Company Common Stock and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (A) distributed, in whole or in part, by the Company to the holders of shares of Company Common Stock of record as of any date determined by the Company or (B) retained by the Company for the use and benefit of the Company on behalf of its stockholders in any manner the Company deems fit. In addition, the Company hereby agrees that it will only accept the payment of any damages awarded pursuant to claims brought under clause (b) of this Section 9.6 if Newco and Merger Sub are found to be in breach of their respective obligations to consummate the Merger under Article II of this Agreement and a court of competent jurisdiction has declined to specifically enforce the obligations of Newco and Merger Sub to consummate the Merger pursuant to a claim for specific performance brought against Newco and Merger Sub pursuant to Section 9.8(b) and applicable law.

9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Newco and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Equity Commitment Letter or the Guarantee, the Company, on the one hand, and Newco and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, the Equity Commitment Letter and the Guarantee by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, the Equity Commitment Letter and the Guarantee, and this right shall include the right of the Company to cause Newco and Merger Sub to fully enforce the terms of the Equity Commitment letter against the Investor to the fullest extent permissible pursuant to the Equity Commitment Letter and applicable laws and to thereafter cause the Merger to be consummated. Newco and Merger Sub hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Newco or Merger Sub, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Newco and Merger Sub under this Agreement. The parties hereto further agree that (x) by seeking the remedies provided for in this Section 9.8(b), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, the Equity Commitment Letter or the Guarantee (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.8(b) are not available or otherwise are not granted, and (y) nothing set forth in this Section 9.8(b) shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.8(b) prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.8(b) or anything set forth in this Section 9.8(b) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement, the Equity Commitment Letter or the Guarantee that may be available then or thereafter. Notwithstanding anything set forth herein to the contrary, from and after the Effective Time, none of the Company, its Affiliates, or their respective current or former directors, officers or employees shall be entitled to seek or recover monetary or other damages or relief (including equitable relief) against Newco, the Surviving Corporation, the Guarantor, the Investor or any of their respective Affiliates in connection with this Agreement or the transactions contemplated hereby, except for claims to receive merger consideration pursuant to Section 9.6(c). If any Legal Proceedings seeking monetary or other damages or relief (including equitable relief) instituted by the Company or its Affiliates against Newco, Merger Sub, the Guarantor, the Investor or any of their respective Affiliates are pending as of the Effective Time, the Company shall cause such Legal Proceedings to be dismissed with prejudice as of the Effective Time.

9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

9.10 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, the Equity Commitment Letter and the Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.10 or in such other manner as may be permitted by applicable law, and nothing in this Section 9.10 shall affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of the State courts located within the State of Delaware (or, only if a State court located in the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement, the Equity Commitment Letter, the Guarantee or the transactions contemplated hereby or thereby, the Equity Commitment Letter, the Guarantee, or for recognition and enforcement of any judgment in respect thereof, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement, the Equity Commitment Letter, the Guarantee or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the state courts of the State of Delaware (or, only if the Delaware Court of Chancery state courts of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (f) agrees that it will not bring any action relating to this Agreement, the Equity Commitment Letter, the Guarantee or the transactions contemplated hereby or thereby in any court other than the aforesaid courts. Each of Newco, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

9.11 WAIVER OF JURY TRIAL. EACH OF NEWCO, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE COMMITMENT LETTER, THE GUARANTEE OR THE ACTIONS OF NEWCO, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

9.12 Company Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (ii) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

9.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

HAC HOLDINGS, INC.

By:	/s/ SETH BORO
Name:	Seth Boro
Title:	Secretary

HAC ACQUISITION CORPORATION

By:	/s/ SETH BORO
Name:	Seth Boro
Title:	Secretary

ENTRUST, INC.

By:	/s/ F. WILLIAM CONNER
Name:	F. William Conner
Title:	President & CEO

[AGREEMENT AND PLAN OF MERGER]

Annex B

745 Seventh Avenue New York, NY 10019 United States

April 12, 2009

Board of Directors

Entrust, Inc.

One Hanover Park, Suite 800

16333 Dallas Parkway

Addison, TX 75001

Members of the Board of Directors:

We understand that Entrust, Inc. (the “Company”) intends to enter into a transaction with HAC Holdings, Inc. (“Newco”), pursuant to which, among other things (i) HAC Acquisition Corporation, a wholly owned subsidiary of Newco (“Merger Sub”), will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Newco, and (ii) at the effective time of the Merger each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) that is outstanding immediately prior to the effective time of the Merger (other than shares of Company Common Stock that are held by the Company as treasury stock or owned by Newco or Merger Sub, or by any direct or indirect wholly-owned subsidiary of Newco or Merger Sub) will be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to $1.85 (the “Consideration”). The terms and conditions of the proposed transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of the date hereof, among Newco, Merger Sub and the Company (the “Agreement”).

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the Consideration to be offered to such stockholders in the Merger. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the proposed transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the proposed transaction, or any class of such persons, relative to the consideration to be offered to the stockholders of the Company in the Merger.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the proposed transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company (the “Management Projections”), (4) published estimates of independent research analysts with respect to the future financial performance of the Company for calendar years 2009 and 2010, and extrapolations of such estimates for calendar years 2011 through 2014 prepared by management of the Company (collectively, the “Street Estimates”), and price targets of the Company published by such independent research analysts, (5) a trading history of the Company Common Stock from April 6, 2007 to April 6, 2009 and a comparison of that trading history with those of other companies that we deemed relevant, (6) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, and (7) a comparison of the financial terms of the proposed transaction with the financial terms of certain other transactions that we deemed relevant. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Management Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. In addition, for the purposes of our analysis and with your consent, we have also relied on the Street Estimates. You have agreed with the appropriateness of the use of, and our reliance upon, such Street Estimates in performing our analysis. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

We have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the proposed transaction will be obtained within the constraints contemplated by the Agreement and that the proposed transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or agreement thereof that would be material to our analyses. We do not express any opinion as to any tax or other consequences that might result from the proposed transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be offered to the stockholders of the Company in the Merger is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the proposed transaction and will receive fees for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the proposed transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We may perform from time to time various investment banking and financial services for the Company and affiliates (including portfolio companies) of Thoma Bravo and expect to receive customary fees for such services. In the ordinary course of our business, we actively trade in the equity securities (and any derivatives thereof) of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities (and any derivatives thereof).

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the proposed transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed transaction.

Very truly yours,

BARCLAYS CAPITAL INC.

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED ▼
P R O X Y

ENTRUST, INC.

SPECIAL MEETING OF STOCKHOLDERS

MONDAY, JUNE 8, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ENTRUST

The undersigned stockholder of Entrust, Inc., a Maryland corporation, hereby acknowledges receipt of the proxy statement dated May 12, 2009, and hereby appoints F. William Conner, David J. Wagner and James D. Kendry, and each of them, as proxies and attorneys in-fact, with full power to each of substitution on behalf and in the name of the undersigned, to vote and otherwise represent all of the shares of common stock of Entrust, Inc. registered in the name of the undersigned at Entrust, Inc.’s special meeting of stockholders, to be held on Monday, June 8, 2009 at 10:00 a.m. (local time) at the Hilton Dallas Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas 75240, and any adjournment or postponement thereof, with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND PROPOSAL 2. YOUR VOTE IS IMPORTANT TO US. PLEASE VOTE IMMEDIATELY.

TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE (I) VOTE YOUR SHARES BY TELEPHONE OR OVER THE INTERNET BY FOLLOWING THE INSTRUCTIONS INCLUDED ON THIS PROXY OR (II) MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE URGED TO VOTE YOUR SHARES BY USING ONE OF THE METHODS SET OUT HEREIN. YOUR VOTE IS IMPORTANT!

(Continued and to be signed on reverse side)

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Entrust, Inc.

common stock for the 2009 Special Meeting of Stockholders.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1.

Vote by Telephone—Please call toll-free at 1-866-209-1726 on a touch-tone telephone and follow the simple recorded instructions. Your vote will be confirmed and cast as you directed. (Toll-free telephone voting is available for residents of the U.S. and Canada only. If outside the U.S. or Canada, call 1-215-521-1350.)

OR

2.	Vote by Internet—Please access https://www.proxyvotenow.com/entu and follow the simple instructions on the screen. Please note you must type an “s” after http.

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had executed a proxy card.

OR

3.

Vote by Mail—If you do not have access to a touch-tone telephone or to the Internet, please complete, sign, date and return the proxy card in the envelope provided to: Entrust, Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5154, New York, NY 10126-2377.

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED ▼

☒	Please mark your vote as in this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND PROPOSAL 2.

PROPOSAL 1: To approve the merger of Entrust, Inc. substantially as set forth in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 12, 2009, by and among HAC Holdings, Inc., a Delaware corporation, HAC Acquisition Corporation, a Maryland corporation, and Entrust, Inc.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

PROPOSAL 2: To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger of Entrust, Inc. substantially as set forth in the Merger Agreement.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION MADE ABOVE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2.

Date: , 2009

Signature

Signature (if held jointly)

Title(s), if any

Please sign exactly as your name(s) appear on proxy. Jointly owned shares will be voted as directed if one owner signs unless another owner instructs to the contrary, in which case the shares will not be voted. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.